As Filed with the Securities and Exchange Commission on April 30, 2015	Registration No. 333-191296

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 2
TO
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LIGHTWAVE LOGIC, INC.
(Name of Registrant As Specified in its Charter)

Nevada	3080	82-049-7368
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1831 Lefthand Circle, Suite C
Longmont, Colorado 80501
(720) 340-4949
(Address and Telephone Number of Principal Executive Offices)

Thomas E. Zelibor
Chief Executive Officer
1831 Lefthand Circle, Suite C
Longmont, Colorado 80501
Telephone: (720) 340-4949
(Name, Address and Telephone Number of Agent for Service)

Copies to:
Clayton E. Parker, Esq.
Matthew L. Ogurick, Esq.
K&L Gates LLP
200 South Biscayne Boulevard, Suite 3900
Miami, Florida 33131-2399
Telephone: (305) 539-3306
Facsimile: (305) 358-7095

Approximate Date of Proposed Sale to the Public:
As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

The Registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

Lightwave Logic, Inc. (the “Company”) previously filed a Registration Statement on Form S-1 (File No. 333-191296) with the U.S. Securities and Exchange Commission (the “SEC”) on September 20, 2013 which was declared effective by the SEC on October 4, 2013, and subsequently amended by Post-Effective Amendment No. 1 which was originally filed with the Securities and Exchange Commission on May 1, 2014 and declared effective on May 5, 2014 (together, the “Existing Registration Statement”). The Existing Registration Statement registered for resale of up to 10,000,000 shares of common stock of the Company by Lincoln Park Capital Fund, LLC (“Lincoln Park”). The common stock being offered by Lincoln Park is issuable pursuant to a Purchase Agreement between the Company and Lincoln Park.

As of the date of this prospectus, the Company has issued 1,786,920 shares to Lincoln Park under the Purchase Agreement, including the 200,000 initial commitment shares, the sale of 1,563,648 purchase shares and the issuance of 23,272 additional commitment shares, for aggregate proceeds to the Company of $1,514,647, and 1,079,846 of such shares have been sold by Lincoln Park hereunder, with 8,920,154 shares remaining unsold as of the date of this prospectus.

This Registration Statement constitutes Post-Effective Amendment No. 2 to the Existing Registration Statement and is being filed to update the Existing Registration Statement by including, among other things, the Company’s audited financial statements for the fiscal years ended December 31, 2014 and 2013 pursuant to Section 10(a)(3) of the Securities Act of 1933, as amended and to reflect all sales of the Company’s common stock that have been made by Lincoln Park under the Existing Registration Statement as of the date hereof.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	April 30, 2015

8,920,154 Shares

Common Stock

This prospectus relates to the sale of up to 8,920,154 shares of our common stock, par value $0.001, which may be offered by the selling shareholder, Lincoln Park Capital Fund, LLC, or Lincoln Park, from time to time. The shares of common stock being offered by the selling shareholder have been or are issuable pursuant to the Purchase Agreement with Lincoln Park dated as of June 6, 2013, which we refer to in this prospectus as the Purchase Agreement. Please refer to the section of this prospectus entitled “The Lincoln Park Transactions” for a description of the Purchase Agreement and the section entitled “Selling Shareholder” for additional information on Lincoln Park. Such registration does not mean that Lincoln Park will actually offer or sell the full number of these shares. We will not receive any proceeds from the sales of shares of our common stock by the selling shareholder; however, we may receive proceeds of up to $20,000,000 under the Purchase Agreement.

In consideration for entering into the Purchase Agreement, we issued to Lincoln Park 200,000 shares of our common stock as a commitment fee, and such shares are also being registered hereunder. The prices at which Lincoln Park may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

As of the date of this prospectus, the Company has issued 1,786,920 shares to Lincoln Park under the Purchase Agreement, including the 200,000 initial commitment shares, the sale of 1,563,648 purchase shares and the issuance of 23,272 additional commitment shares, for aggregate proceeds to the Company of $1,514,647, and 1,079,846 of such shares have been sold by Lincoln Park hereunder, with 8,920,154 shares remaining unsold as of the date of this prospectus.

The selling stockholder may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the selling stockholder may sell the shares of common stock being registered pursuant to this prospectus. The selling stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

We will pay the expenses incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution”.

Our common stock is currently quoted on the OTC Markets (OTCQB) under the symbol “LWLG”. On April 29, 2015, the last reported sale price of our common stock was $0.88 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________ ___, 2015.

You should rely only on the information contained in this prospectus. We have not, and the selling shareholder has not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell, nor is the selling shareholder seeking an offer to buy, securities in any state where the offer or solicitation is not permitted. The information contained in this prospectus is complete and accurate as of the date on the front cover of this prospectus, but information may have changed since that date. We are responsible for updating this prospectus to ensure that all material information is included and will update this prospectus to the extent required by law.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these industry publications and third-party research, surveys and studies are reliable, we have not independently verified such data and we do not make any representation as to the accuracy of the information.

PROSPECTUS SUMMARY

The items in the following summary are described in more detail later in this prospectus. This summary does not contain all of the information you should consider. Before investing in our securities, you should read the entire prospectus carefully, including the “Risk Factors” beginning on page 7 and the financial statements and related notes beginning on page F-1.

Overview

We are a development stage, electro-optical device and organic nonlinear materials company. Our primary area of expertise is the chemical synthesis of chromophore dyes used in the development of organic Application Specific Electro-Optic Polymers (ASEOP) and Organic Non-Linear All-Optical Polymers (NLAOP) that have high electro-optic and optical activity. Our family of materials is thermally and photo-chemically stable, which we believe could have utility across a broad range of applications in devices that address markets like, telecommunication, data communications, high-speed computing and photovoltaic cells. Secondarily, the company is developing proprietary electro-optical and all-optical devices utilizing the advanced capabilities of our materials for the application in the fields mentioned above.

Electro-optic devices convert data from electric signals into optical signals for use in communications systems and in optical interconnects for high-speed data transfer. We expect our patented and patent-pending optical materials, when completed and tested, to be the core of the future generations of optical devices, modules, sub-systems and systems that we will develop or be licensed by electro-optic device manufacturers, such as telecommunications component and systems manufacturers, networking and switching suppliers, semiconductor companies, aerospace companies and government agencies.

Our optical polymers (polymers) are property-engineered at the molecular level (nanotechnology level) to meet the exacting thermal, environmental and performance specifications demanded by electro-optic devices. We believe that our patented and patent pending technologies will enable us to design optical polymers that are free from the numerous diverse and inherent flaws that plague competitive polymer technologies employed by other companies and research groups. We engineer our polymers with the intent to have temporal, thermal, chemical and photochemical stability within our patented and patent pending molecular architectures.

Our non-linear all optical polymers have demonstrated resonantly enhanced third-order properties approximately 2,630 times larger than fused silica, which means that they are highly photo-optically active in the absence of an RF layer. In this way they differ from other optical polymers and are considered more advanced next-generation materials.

Our patented and patent pending molecular architectures are based on a well-understood chemical and quantum mechanical occurrence known as aromaticity. Aromaticity provides a high degree of molecular stability. Aromaticity is what will enable our core molecular structures to maintain stability under a broad range of polymerization conditions that otherwise appear to affect other current polymer molecular designs. Polymers, polymer-based devices, hybrid devices and the processes used to create them are often patentable, which can provide the developers of such technology with a significant competitive advantage. We consider our proprietary intellectual property to be unique.

Our Business Development

PSI-TEC Corporation (“PSI-TEC”) was founded in 1991 and incorporated under the laws of the State of Delaware on September 12, 1995. Dr. Frederick J. Goetz founded PSI-TEC in Upland, Pennsylvania where he established a laboratory with a small amount of private funding. PSI-TEC subsequently moved its operations to laboratory space provided by the U.S. Army on the Aberdeen Proving Grounds in cooperation with a division of the Department of Defense for the advancement of ultra wide-bandwidth satellite telecommunications. Thereafter, PSI-TEC commenced operations of its own organic synthesis and thin-films laboratory in Wilmington, Delaware.

In order to become a non-reporting publicly-traded corporation, in July 2004 PSI-TEC reorganized with Eastern Idaho Internet Services, Inc. (“Eastern Idaho”) whereby (i) Eastern Idaho changed its name to PSI-TEC Holdings, Inc. (“PSI-TEC Holdings”); (ii) PSI-TEC Holdings acquired all of the issued and outstanding shares of PSI-TEC stock; (iii) PSI-TEC became PSI-TEC Holdings’ wholly-owned operating subsidiary; and (iv) PSI-TEC Holdings’ then sole officer and director resigned, PSI-TEC's nominees were elected to PSI-TEC Holdings’ board of directors and new management was appointed. For accounting purposes, this acquisition transaction was accounted for as a reverse-acquisition, whereby PSI-TEC was deemed to have purchased PSI-TEC Holdings. As a result, the historical financial statements of PSI-TEC became the historical financial statements of PSI-TEC Holdings.

Immediately prior to the time of the reorganization transaction, Eastern Idaho was a non-reporting development stage company whose stock was traded on the OTC: Pink Sheets. It had no substantive business operations and it was seeking other business opportunities. Eastern Idaho was originally incorporated under the laws of the State of Nevada on June 24, 1997 to operate as an Internet services marketing firm. It was unsuccessful in this venture, and in June 1998 it ceased its operations and sold all of its operating assets.

On October 20, 2006, in order to consolidate the operations of PSI-TEC Holdings, Inc. and PSI-TEC Corp. (PSI-TEC Holdings, Inc.'s wholly owned subsidiary), PSI-TEC Holdings, Inc. and PSI-TEC Corp. merged; and PSI-TEC Holdings, Inc., a Nevada corporation, became the surviving entity and subsequently changed its name to Third-Order Nanotechnologies, Inc. No change of control or domicile occurred as a result of the merger.

On March 10, 2008, Third-order Nanotechnologies, Inc. changed its name to Lightwave Logic, Inc. to better suit its strategic business plan and to facilitate stockholder recognition of the Company and its business.

Unless the context otherwise requires, all references to the “Company,” “we,” “our” or “us” and other similar terms means Lightwave Logic, Inc., a Nevada corporation.

Corporate Information

Our principal executive office is located at 1831 Lefthand Circle, Suite C, Longmont, CO 80501, and our telephone number is (720) 340-4949. Our website address is www.lightwavelogic.com. No information found on our website is part of this prospectus. Also, this prospectus includes the names of various government agencies and the trade names of other companies. Unless specifically stated otherwise, the use or display by us of such other parties' names and trade names in this prospectus is not intended to and does not imply a relationship with, or endorsement or sponsorship of us by, any of these other parties.

The Offering

Common stock outstanding prior to the offering (1)	58,414,270 shares, including 200,000 initial commitment shares previously issued to Lincoln Park under the Purchase Agreement (and included in this offering).
Common Stock offered by the selling shareholder

Up to 8,920,154 shares, consisting of the 707,074 shares previously issued to Lincoln Park and up to an additional 376,728 shares to be issued to Lincoln Park as additional commitment shares and the remaining shares to be purchased from time to time under the Purchase Agreement.

Common stock to be outstanding after giving effect to the issuance of 8,920,154 shares to Lincoln Park under the Purchase Agreement	67,334,424 shares
Use of proceeds

We will not receive any proceeds from the sale of the shares of common stock by Lincoln Park. However, we may receive up to $20,000,000 from sales of shares under the Purchase Agreement. Any proceeds that we receive from sales to Lincoln Park under the Purchase Agreement will be used to further our business plan of expanding our research and development of our polymer materials technologies, commercialize potential optical devices and materials and for general and administrative purposes. See “Use of Proceeds”.

OTC Markets (OTCQB) symbol	LWLG
Risk factors	This investment involves a high degree of risk. See “Risk Factors” for a discussion of factors you should consider carefully before making an investment decision.

———————

(1)

The number of shares of our common stock set forth above is based on 58,414,270 shares of common stock outstanding as of April 29, 2015, and excludes:

•

options to purchase 6,479,500 shares of our common stock pursuant to our 2007 Employee Stock Plan, of which 5,955,125 have vested as of April 29, 2015, at a weighted average exercise price of $1.14 per share; and

•

warrants to purchase an aggregate of 5,220,100 shares of our common stock, of which 5,150,930 have vested as of April 29, 2015, at a weighted average exercise price of $1.11 per share.

The Lincoln Park Transaction

On June 6, 2013, we entered into a purchase agreement with Lincoln Park (referred to herein as the Purchase Agreement) pursuant to which Lincoln Park has agreed to purchase from us up to $20,000,000 of our common stock (subject to certain limitations) from time to time over a 30-month period. Also on June 6, 2013, we entered into a Registration Rights Agreement, or the Registration Rights Agreement, with Lincoln Park, pursuant to which we have filed with the SEC the registration statement (the Existing Registration Statement) that includes this prospectus to register for resale under the Securities Act of 1933, as amended, or the Securities Act, the shares that have been or may be issued to Lincoln Park under the Purchase Agreement. The SEC declared the Existing Registration Statement effective on October 4, 2013.

Other than 200,000 shares of our common stock that we have already issued to Lincoln Park pursuant to the terms of the Purchase Agreement as consideration for its commitment to purchase shares of our common stock under the Purchase Agreement, we did not have the right to make any sales to Lincoln Park under the Purchase Agreement until the SEC had declared effective the Existing Registration Statement. Thereafter, we may, from time to time and at our sole discretion, direct Lincoln Park to purchase shares of our common stock in amounts up to 100,000 shares on any single business day so long as at least one business day has passed since the most recent purchase. We can also accelerate the amount of our common stock to be purchased under certain circumstances to up to 200,000 shares or $500,000 per purchase plus an additional “accelerated amount” under certain circumstances. Except as described in this prospectus, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Lincoln Park. The purchase price of the shares that may be sold to Lincoln Park under the Purchase Agreement will be based on the market price of our common stock immediately preceding the time of sale as computed under the Purchase Agreement without any fixed discount; provided that in no event will such shares be sold to Lincoln Park when our closing sale price is less than $1.00 per share, subject to adjustment as provided in the Purchase Agreement. The purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business days used to compute such price. We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business day notice. Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.

As of the date of this prospectus, the Company has issued 1,786,920 shares to Lincoln Park under the Purchase Agreement, including the 200,000 initial commitment shares, the sale of 1,563,648 purchase shares and the issuance of 23,272 additional commitment shares, for aggregate proceeds to the Company of $1,514,647, and 1,079,846 of such shares have been sold by Lincoln Park hereunder, with 8,920,154 shares remaining unsold as of the date of this prospectus.

As of April 29, 2015, there were 58,414,270 shares of our common stock outstanding, of which 54,909,168 shares were held by non-affiliates, excluding the 1,079,846 shares that we have already issued to Lincoln Park under the Purchase Agreement.

Although the Purchase Agreement provides that we may sell up to $20,000,000 of our common stock to Lincoln Park, only 8,920,154 remaining shares of our common stock are being offered under this prospectus, which represents (i) 200,000 shares that we issued to Lincoln Park as a commitment fee, (ii) the 1,563,648 shares issued and sold to Lincoln Park under the Purchase Agreement, (iii) an additional 6,756,506 shares which may be issued to Lincoln Park in the future under the Purchase Agreement and (iv) 400,000 shares that we are required to issue proportionally in the future as an additional commitment fee, including, without limitation, the 23,272 additional commitment shares previously issued to Lincoln Park in connection with the purchase of the 1,563,648 shares by Lincoln Park, if and when we sell shares to Lincoln Park under the Purchase Agreement. If all of the 8,920,154 remaining shares offered by Lincoln Park under this prospectus were issued and outstanding as of April 29, 2015, such shares would represent 15% of the total number of shares of our common stock outstanding and 16% of the total number of outstanding shares held by non-affiliates, in each case as of April 29, 2015. If we elect to issue and sell more than the 8,920,154 remaining shares offered under this prospectus to Lincoln Park, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Lincoln Park is dependent upon the number of shares we sell to Lincoln Park under the Purchase Agreement.

Issuances of our common stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to Lincoln Park.

Glossary of Select Technology Terms Used Herein

All-optical devices

All-optical devices convert data in the form of input light signals to a secondary light data stream. The future market of all-optical devices and switches is expected to include all-optical transistors.

All-optical transistors

All-optical transistors are devices currently under development that use an input light signal to switch a secondary light signal. All-optical transistors are expected to enable the fabrication of an entirely new generation of high-speed computers that operate on light instead of electricity. We believe that this will significantly improve computation speeds.

Aromaticity

Aromaticity causes an extremely high degree of molecular stability. It is a molecular arrangement wherein atoms combine into a ring or rings and share their electrons among each other. Aromatic compounds are extremely stable because the electronic charge distributes evenly over a great area preventing hostile moieties, such as oxygen and free radicals, from finding an opening to attack.

CLD-1

An electro-optic material based upon unstable polyene molecular architectures. Unlike our own molecular designs, CLD-1 is not a CSC model molecule and exhibits thermal degradation at low temperatures (~250 C) making it less suitable for commercial and military applications.

CSC (Cyclical Surface Conduction) theory

Most charge-transfer dyes (e.g. Disperse Red 1, CLD, FTC) are based upon a polyene architecture wherein the ground state and first excited state differ by the alteration of single and double bonds. CSC model molecules use nitrogenous heterocyclical structures.

Electro-optic devices

Electro-optic devices convert data from electric signals into optical signals for use in communications systems and in optical interconnects for high-speed data transfer.

Electro-optic material

Electro-optic material is the core active ingredient in high-speed fiber-optic telecommunication systems. Electro-optic materials are materials that are engineered at the molecular level. Molecular level engineering is commonly referred to as “nanotechnology.”

Electro-optic modulators

Electro-optic modulators are electro-optic devices that perform electric-to-optic conversions within the infrastructure of the Internet. Data centers may also benefit from this technology through devices that could significantly increase bandwidth and speed while decreasing costs.

Nanotechnology

Nanotechnology refers to the development of products and production processes at the molecular level, which is a scale smaller than 100 nanometers (a nanometer is one-billionth of a meter).

Nitrogenous heterocyclical structure

A multi-atom molecular ring or combination of rings that contain nitrogen.

Plastics/Polymers

Polymers, also known as plastics, are large carbon-based molecules that bond many small molecules together to form a long chain. Polymer materials can be engineered and optimized using nanotechnology to create a system in which unique surface, electrical, chemical and electro-optic characteristics can be controlled. Materials based on polymers are used in a multitude of industrial and consumer products, from automotive parts to home appliances and furniture, as well as scientific and medical equipment.

Polymerization

Polymerization is a molecular engineering process that provides the environmental and thermal stability necessary for functional electro-optical devices. Polymer materials can be engineered and optimized using nanotechnology to create a system in which unique surface, electrical, chemical and electro-optic characteristics can be controlled.

Thermal Gravimetric Analysis (TGA)

The basic principle in TGA is to measure the mass of a sample as a function of temperature. This, in principle, simple measurement is an important and powerful tool in solid-state chemistry and materials science. The method, for example, can be used to determine water of crystallization, follow degradation of materials, determine reaction kinetics, study oxidation and reduction, or to teach the principles of stoichiometry, formulae and analysis.

Zwitterionic-aromatic push-pull

Most charge-transfer dyes (e.g. Disperse Red 1, CLD, FTC) have an excited state (such as during photonic absorption) wherein a full charge is separated across the molecule. Such a molecule is said to be excited-state zwitterionic. Within such a molecular system the zwitterionic state is unstable and the molecule typically collapses rapidly into its lower dipole ground state. In our patented molecular designs, the excited state is further stabilized by the aromatization of the molecular core. In that aromaticity stabilizes this excited state, it is said to "pull" the molecule into this higher energy state; on the other hand, the unstable zwitterionic state is said to "push" the molecule out of the excited state.

SUMMARY FINANCIAL DATA

The following tables summarize our financial data. We have derived the following summary of our statement of operations data for the years ended December 31, 2014 and 2013 and our balance sheet data as of December 31, 2014 from our audited financial statements appearing later in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. You should read the summary of our financial data set forth below together with our financial statements and the related notes to those statements, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing later in this prospectus.

	Year Ending	Year Ending
	December 31, 2014	December 31, 2013

NET SALES	$2,500	$—

COST AND EXPENSE
Research and development	2,849,620	2,068,050
General and administrative	1,546,064	1,632,387
	4,395,684	3,700,437

LOSS FROM OPERATIONS	(4,393,184)	(3,700,437)

OTHER INCOME (EXPENSE)
Interest income	249	267
Commitment fee and interest expense	(16,862)	(212,156)

NET LOSS	$(4,409,797)	$(3,912,326)

Basic and Diluted Loss per Share	$(0.08)	$(0.08)

Basic and Diluted Weighted Average Number of Shares	55,637,906	51,672,177

As of December 31, 2014
Balance Sheet Data:
Current assets	$3,294,167
Property and equipment – net	375,227
Other assets	—
Intangible assets – net	610,029
TOTAL ASSETS	$4,279,423
TOTAL LIABILITIES	221,841
TOTAL STOCKHOLDERS' EQUITY	4,057,582
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,279,423

RISK FACTORS

Before you make a decision to invest in our securities, you should consider carefully the risks described below, together with other information in this prospectus. If any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our common stock to decline and you may lose all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also significantly impair our business operations and could result in a complete loss of your investment.

We have incurred substantial operating losses since our inception and will continue to incur substantial operating losses for the foreseeable future.

Since our inception, we have been engaged primarily in the research and development of our electro-optic polymer materials technologies and potential products. As a result of these activities, we incurred significant losses and experienced negative cash flow since our inception. We incurred a net loss of $4,409,797 for the year ended December 31, 2014 and $3,912,326 for the year ended December 31, 2013. We anticipate that we will continue to incur operating losses through at least 2015.

We may not be able to generate significant revenue either through development contracts from the U.S. government or government subcontractors or through customer contracts for our potential products or technologies. We expect to continue to make significant operating and capital expenditures for research and development and to improve and expand production, sales, marketing and administrative systems and processes. As a result, we will need to generate significant additional revenue to achieve profitability. We cannot assure you that we will ever achieve profitability.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern.

Our independent auditors have included an explanatory paragraph in their audit report issued in connection with our financial statements that states that our ability to continue as a going concern is dependent upon our ability to successfully complete our development program and, ultimately, attain profitable operations, which is dependent upon future events, including obtaining adequate financing to fulfill our development activities. Our financial statements do not include any adjustments that might result from the outcome of these uncertainties. We cannot assure you that we will be able to secure the necessary financing and/or equity investment or achieve an adequate sales level.

We are subject to the risks frequently experienced by early stage companies.

The likelihood of our success must be considered in light of the risks frequently encountered by early stage companies, especially those formed to develop and market new technologies. These risks include our potential inability to:

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Establish product sales and marketing capabilities;

•

Establish and maintain markets for our potential products;

•

Identify, attract, retain and motivate qualified personnel;

•

Continue to develop and upgrade our technologies to keep pace with changes in technology and the growth of markets using polymer based materials;

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Develop expanded product production facilities and outside contractor relationships;

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Maintain our reputation and build trust with customers;

•

Scale up from small pilot or prototype quantities to large quantities of product on a consistent basis;

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Contract for or develop the internal skills needed to master large volume production of our products; and

•

Fund the capital expenditures required to develop volume production due to the limits of our available financial resources.

If we fail to effectively manage our growth, and effectively transition from our focus on research and development activities to commercially successful products, our business could suffer.

Failure to manage growth of operations could harm our business. To date, a large number of our activities and resources have been directed at the research and development of our technologies and development of potential related products. The transition from a focus on research and development to being a vendor of products requires effective planning and management. Additionally, growth arising from the expected synergies from future acquisitions will require effective planning and management. Future expansion will be expensive and will likely strain management and other resources.

In order to effectively manage growth, we must:

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Continue to develop an effective planning and management process to implement our business strategy;

•

Hire, train and integrate new personnel in all areas of our business; and

•

Expand our facilities and increase capital investments.

We cannot assure you that we will be able to accomplish these tasks effectively or otherwise effectively manage our growth.

We are entering new markets, and if we fail to accurately predict growth in these new markets, we may suffer substantial losses.

We are devoting significant resources to engineer next-generation organic nonlinear optical materials for future applications to be utilized by electro-optic device manufacturers, such as telecommunications component and systems manufacturers, networking and switching suppliers, semiconductor companies, aerospace companies and government agencies as well as the our proprietary photonic devices. We expect to continue to develop products for these markets and to seek to identify new markets. These markets change rapidly and we cannot assure you that they will grow or that we will be able to accurately forecast market demand, or lack thereof, in time to respond appropriately. Our investment of resources to develop products for these markets may either be insufficient to meet actual demand or result in expenses that are excessive in light of actual sales volumes. Failure to predict growth and demand accurately in new markets may cause us to suffer substantial losses. In addition, as we enter new markets, there is a significant risk that:

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The market may not accept the price and/or performance of our products;

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There may be issued patents we are not aware of that could block our entry into the market or could result in excessive litigation; and

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The time required for us to achieve market acceptance of our products may exceed our capital resources that would require additional investment.

Our plan to develop relationships with strategic partners may not be successful.

Part of our business strategy is to maintain and develop strategic relationships with government agencies, private firms, and academic institutions to conduct research and development of technologies and products. For these efforts to be successful, we must identify partners whose competencies complement ours. We must also successfully enter into agreements with them on terms attractive to us, and integrate and coordinate their resources and capabilities with our own. We may be unsuccessful in entering into agreements with acceptable partners or negotiating favorable terms in these agreements. Also, we may be unsuccessful in integrating the resources or capabilities of these partners. In addition, our strategic partners may prove difficult to work with or less skilled than we originally expected. If we are unsuccessful in our collaborative efforts, our ability to develop and market products could be severely limited.

The failure to establish and maintain collaborative relationships may have a materially adverse affect on our business.

We plan to sell many of our products directly to commercial customers or through potential industry partners. For example, we expect to sell our electro-optic polymer products to electro-optic device manufacturers, such as telecommunications component and systems manufacturers, networking and switching suppliers, semiconductor companies, aerospace companies and government agencies. Our ability to generate revenues depends significantly on the extent to which potential customers and other potential industry partners develop, promote and sell systems that incorporate our products, which, of course, we cannot control. Any failure by potential customers and other potential industry partners to successfully develop and market systems that incorporate our products could adversely affect our sales. The extent to which potential customers and other industry partners develop, promote and sell systems incorporating our products is based on a number of factors that are largely beyond our ability to control.

We may participate in joint ventures that expose us to operational and financial risk.

We may participate in one or more joint ventures for the purpose of assisting us in carrying out our business expansion, especially with respect to new product and/or market development. We may experience with our joint venture partner(s) issues relating to disparate communication, culture, strategy, and resources. Further, our joint venture partner(s) may have economic or business interests or goals that are inconsistent with ours, exercise their rights in a way that prohibits us from acting in a manner which we would like or they may be unable or unwilling to fulfill their obligations under the joint venture or other agreements. We cannot assure you that the actions or decisions of our joint venture partners will not affect our operations in a way that hinders our corporate objectives or reduces any anticipated cost savings or revenue enhancement resulting from these ventures.

If we fail to develop and introduce new or enhanced products on a timely basis, our ability to attract and retain customers could be impaired and our competitive position could be harmed.

We plan to operate in a dynamic environment characterized by rapidly changing technologies and industry standards and technological obsolescence. To compete successfully, we must design, develop, market and sell products that provide increasingly higher levels of performance and reliability and meet the cost expectations of our customers. The introduction of new products by our competitors, the market acceptance of products based on new or alternative technologies, or the emergence of new industry standards could render our anticipated products obsolete. Our failure to anticipate or timely develop products or technologies in response to technological shifts could adversely affect our operations. In particular, we may experience difficulties with product design, manufacturing, marketing or certification that could delay or prevent our development, introduction or marketing of products. If we fail to introduce products that meet the needs of our customers or penetrate new markets in a timely fashion our Company will be adversely affected.

Our future growth will suffer if we do not achieve sufficient market acceptance of our organic nonlinear optical material products or our proprietary photonic devices.

We are developing our organic nonlinear optical material products to be utilized by electro-optic device manufacturers, such as telecommunications component and systems manufacturers, networking and switching suppliers, semiconductor companies, aerospace companies and government agencies as well as the our proprietary photonic devices. All of our potential products are still in the development stage, and we do not know when a market for these products will develop, if at all. Our success depends, in part, upon our ability to gain market acceptance of our products. To be accepted, our products must meet the technical and performance requirements of our potential customers. OEMs, suppliers or government agencies may not accept polymer-based products. In addition, even if we achieve some degree of market acceptance for our potential products in one industry, we may not achieve market acceptance in other industries for which we are developing products.

Achieving market acceptance for our products will require marketing efforts and the expenditure of financial and other resources to create product awareness and demand by customers. We may be unable to offer products that compete effectively due to our limited resources and operating history. Also, certain large corporations may be predisposed against doing business with a company of our limited size and operating history. Failure to achieve broad acceptance of our products by customers and to compete effectively would harm our operating results.

Our potential customers require our products to undergo a lengthy and expensive qualification process, which does not assure product sales.

Prior to purchasing our products, our potential customers require that both our products undergo extensive qualification processes. These qualification processes may continue for several months or more. However, qualification of a product by a customer does not assure any sales of the product to that customer. Even after successful qualification and sales of a product to a customer, a subsequent revision to the product, changes in our customer’s manufacturing process or our selection of a new supplier may require a new qualification process, which may result in additional delays. Also, once one of our products is qualified, it could take several additional months or more before a customer commences volume production of components or devices that incorporate our products. Despite these uncertainties, we are devoting substantial resources, including design, engineering, sales, marketing and management efforts, to qualifying our products with customers in anticipation of sales. If we are unsuccessful or delayed in qualifying any of our products with a customer, sales of our products to a customer may be precluded or delayed, which may impede our growth and cause our business to suffer.

Obtaining a sales contract with a potential customer does not guarantee that a potential customer will not decide to cancel or change its product plans, which could cause us to generate no revenue from a product and adversely affect our results of operations.

Even after we secure a sales contract with a potential customer, we may experience delays in generating revenue from our products as a result of a lengthy development cycle that may be required. Potential customers will likely take a considerable amount of time to evaluate our products; it could take 12 to 24 months from early engagement by our sales team to actual product sales. The delays inherent in these lengthy sales cycles increase the risk that a customer will decide to cancel, curtail, reduce or delay its product plans, causing us to lose anticipated sales. In addition, any delay or cancellation of a customer’s plans could materially and adversely affect our financial results, as we may have incurred significant expense and generated no revenue. Finally, our customers’ failure to successfully market and sell their products could reduce demand for our products and materially and adversely affect our business, financial condition and results of operations. If we were unable to generate revenue after incurring substantial expenses to develop any of our products, our business would suffer.

Many of our products will have long sales cycles, which may cause us to expend resources without an acceptable financial return and which makes it difficult to plan our expenses and forecast our revenue.

Many of our products will have long sales cycles that involve numerous steps, including initial customer contacts, specification writing, engineering design, prototype fabrication, pilot testing, regulatory approvals (if needed), sales and marketing and commercial manufacture. During this time, we may expend substantial financial resources and management time and effort without any assurance that product sales will result. The anticipated long sales cycle for some of our products makes it difficult to predict the quarter in which sales may occur. Delays in sales may cause us to expend resources without an acceptable financial return and make it difficult to plan expenses and forecast revenues.

Successful commercialization of our current and future products will require us to maintain a high level of technical expertise.

Technology in our target markets is undergoing rapid change. To succeed in our target markets, we will have to establish and maintain a leadership position in the technology supporting those markets. Accordingly, our success will depend on our ability to:

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Accurately predict the needs of our target customers and develop, in a timely manner, the technology required to support those needs;

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Provide products that are not only technologically sophisticated but are also available at a price acceptable to customers and competitive with comparable products;

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Establish and effectively defend our intellectual property; and

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Enter into relationships with other companies that have developed complementary technology into which our products may be integrated.

We cannot assure you that we will be able to achieve any of these objectives.

Two of our significant target markets are the telecommunications and networking markets, which are subject to slow growth and overcapacity.

Two of our significant target markets are the telecommunications and networking markets, and developments that adversely affect the telecommunications or networking markets, including delays in traffic growth and changes in U.S. government regulation, could slow down, or even halt our efforts to enter into these markets. Reduced spending and technology investment by telecommunications companies may make it more difficult for our products to gain market acceptance. Such companies may be less willing to purchase new technology such as ours or invest in new technology development when they have reduced capital expenditure budgets.

Our inability to successfully acquire and integrate other businesses, assets, products or technologies could harm our business and cause us to fail at achieving our anticipated growth.

It is our intent to continue to grow our business through strategic acquisitions and investments and we are actively evaluating acquisitions and strategic investments in businesses, products or technologies that we believe could complement or expand our product offering, create and/or expand a client base, enhance our technical capabilities or otherwise offer growth or cost-saving opportunities. From time to time, we may enter into letters of intent with companies with which we are negotiating potential acquisitions or investments or as to which we are conducting due diligence. Although we are currently not a party to any binding definitive agreement with respect to potential investments in, or acquisitions of, complementary businesses, products or technologies, we may enter into these types of arrangements in the future, which could materially decrease the amount of our available cash or require us to seek additional equity or debt financing. We have limited experience in successfully acquiring and integrating businesses, products and technologies. We may not be successful in negotiating the terms of any potential acquisition, conducting thorough due diligence, financing the acquisition or effectively integrating the acquired business, product or technology into our existing business and operations. Our due diligence may fail to identify all of the problems, liabilities or other shortcomings or challenges of an acquired business, product or technology, including issues related to intellectual property, product quality or product architecture, regulatory compliance practices, revenue recognition or other accounting practices, or employee or customer issues.

Additionally, in connection with any acquisitions we complete, we may not achieve the synergies or other benefits we expected to achieve, and we may incur write-downs, impairment charges or unforeseen liabilities that could negatively affect our operating results or financial position or could otherwise harm our business. If we finance acquisitions using existing cash, the reduction of our available cash could cause us to face liquidity issues or cause other unanticipated problems in the future. If we finance acquisitions by issuing convertible debt or equity securities, the ownership interest of our existing stockholders may be diluted, which could adversely affect the market price of our stock. Further, contemplating or completing an acquisition and integrating an acquired business, product or technology could divert management and employee time and resources from other matters, which could harm our business, financial condition and operating results.

We will require additional capital to continue to fund our operations and if we do not obtain additional capital, we may be required to substantially limit our operations.

Our business does not presently generate the cash needed to finance our current and anticipated operations. Based on our current operating plan and budgeted cash requirements, we believe that we have sufficient funds to finance our operations through October 2015; however, we will need to obtain additional future financing after that time to finance our operations until such time that we can conduct profitable revenue-generating activities. We expect that we will need to seek additional funding through public or private financings, including equity financings, and through other arrangements, including collaborative arrangements. Poor financial results, unanticipated expenses or unanticipated opportunities could require additional financing sooner than we expect. Other than the Lincoln Park financing transaction (described in the paragraph below), we have no plans or arrangements with respect to the possible acquisition of additional financing, and such financing may be unavailable when we need it or may not be available on acceptable terms.

In June 2013, we entered into a purchase agreement (the “Purchase Agreement”) with Lincoln Park, under which we may direct Lincoln Park to purchase up to $20,000,000 worth of shares of our registered common stock over a 30-month period. If we make sales of our common stock under the Purchase Agreement, we would be able to fund our operations for a longer period of time. However, the extent to which we will rely on the Purchase Agreement with Lincoln Park as a source of funding will depend on a number of factors, including the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. Specifically, Lincoln Park does not have the obligation to purchase any shares of our common stock on any business day that the price of our common stock is less than $1.00 per share.

Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement and involves risks and uncertainties, and actual results could vary as a result of a number of factors, including the factors discussed elsewhere in this annual report. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect.

Additional financing may not be available to us, due to, among other things, our Company not having a sufficient credit history, income stream, profit level, asset base eligible to be collateralized, or market for its securities. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our existing shareholders may be reduced, and these securities may have rights superior to those of our common stock. If adequate funds are not available to satisfy our long-term capital requirements, or if planned revenues are not generated, we may be required to substantially limit our operations.

We may not be able to access the full amounts available under the Purchase Agreement, which could prevent us from accessing the capital we need to continue our operations that could have an adverse affect on our business.

Under the Purchase Agreement, we may direct Lincoln Park to purchase up to $20,000,000 worth of shares of our common stock over a 30-month period. On any trading day selected by us, we may sell shares of common stock to Lincoln Park in amounts up to 100,000 shares per regular sale (“Regular Purchases”), which may be increased to up to 200,000 shares depending on certain conditions as set forth in the Purchase Agreement, up to the aggregate commitment of $20,000,000. If the market price of our common stock is not below $2.00 per share on the purchase date, then the Regular Purchase amount may be increased to 150,000 shares. If the market price is not below $2.50 per share on the purchase date, then the Regular Purchase amount may be increased to 200,000 shares. Although there are no upper limits on the per share price Lincoln Park may pay to purchase our common stock, the Company may not sell more than $500,000 in shares of common stock to Lincoln Park per Regular Purchase.

In addition to Regular Purchases, we may in our sole discretion direct Lincoln Park on each purchase date to make “accelerated purchases” on the following business day up to the lesser of (i) two (2) times the number of shares purchased pursuant to such Regular Purchase or (ii) 30% of the trading volume on the accelerated purchase date at a purchase price equal to the lesser of (i) the closing sale price on the accelerated purchase date and (ii) 93% of the accelerated purchase date’s volume weighted average price.

The purchase price of the shares related to the Purchase Agreement will be based on the prevailing market prices of the Company’s shares of common stock, which shall be equal to the lesser of the lowest sale price of the common shares during the purchase date and the average of the three (3) lowest closing sale prices of the common shares during the twelve (12) business days prior to the purchase date without any fixed discount. However, Lincoln Park shall not have the right or the obligation to purchase any shares of our common stock pursuant to a Regular Purchase on a purchase date where the closing sale price on the purchase date is below $1.00. To the extent that the closing sale price of our common stock is below $1.00 per share on a purchase date, we would not receive any proceeds under the Purchase Agreement for that day.

Depending on the prevailing market price of our common stock, we may not be able to sell shares to Lincoln Park for the maximum $20,000,000 over the term of the Purchase Agreement. In addition, we only registered up to 10,000,000 shares of our common stock in connection with the Purchase Agreement, which includes 200,000 shares previously issued to Lincoln Park as initial commitment shares. As of the date of this prospectus, the Company has issued 1,786,920 shares to Lincoln Park under the Purchase Agreement, including the 200,000 initial commitment shares, the sale of 1,563,648 purchase shares and the issuance of 23,272 additional commitment shares, for aggregate proceeds to the Company of $1,514,647, and 1,079,846 of such shares have been sold by Lincoln Park hereunder, with 8,920,154 shares remaining unsold as of the date of this prospectus.

Assuming a purchase price of $1.00 per share, which is the minimum purchase price at which shares can be sold under the Purchase Agreement, and the issuance to Lincoln Park of 9,800,000 additional shares under the Purchase Agreement, which would be comprised of 9,400,000 shares purchased at $1.00 per share and 400,000 shares issued as additional pro rata commitment shares for no additional consideration, the proceeds to us would only be $9,400,000. In the event we elect to issue more than 9,800,000 shares, we would be required to file a new registration statement and have it declared effective by the SEC.

The sale of shares of our common stock to Lincoln Park under the Purchase Agreement may cause substantial dilution to our existing stockholders and could cause the price of our common stock to decline.

Under the Purchase Agreement, we may sell to Lincoln Park, from time to time and under certain circumstances, up to $20,000,000 of our common stock over approximately 30 months commencing in October 2013. Generally, with respect to the Purchase Agreement, we have the right, but no obligation, to direct Lincoln Park to periodically purchase up to $20,000,000 of our common stock in specific amounts under certain conditions, which periodic purchase amounts can be increased under specified circumstances.

We also agreed to issue to Lincoln Park up to an aggregate of 600,000 shares of common stock as a fee for Lincoln Park’s commitment to purchase our shares under the Purchase Agreement. Of these commitment shares, we issued 200,000 shares upon entering into the Purchase Agreement. The remaining 400,000 commitment shares are issuable to Lincoln Park on a pro rata basis as additional purchases are made under the Purchase Agreement.

Depending upon market liquidity at the time, sales of shares of our common stock to Lincoln Park may cause the trading price of our common stock to decline. Lincoln Park may ultimately purchase all, some or none of the $20,000,000 of common stock under the Purchase Agreement, and after it has acquired shares, Lincoln Park may sell all, some or none of those shares. Therefore, sales to Lincoln Park by us could result in substantial dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. However, we have the right to control the timing and amount of any sales of our shares to Lincoln Park, and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

The exercise of options and warrants and other issuances of shares of common stock or securities convertible into common stock will dilute your interest.

As of December 31, 2014, we have outstanding options and warrants to purchase an aggregate of 11,819,600 shares of our common stock at exercise prices ranging from $0.63 - $1.75 per share with a weighted average exercise price of $1.15 per share. The exercise of options and warrants at prices below the market price of our common stock could adversely affect the price of shares of our common stock. Additional dilution may result from the issuance of shares of our capital stock in connection with any collaboration (although none are contemplated at this time) or in connection with other financing efforts, including pursuant to the Purchase Agreement with Lincoln Park.

Any issuance of our common stock that is not made solely to then-existing stockholders proportionate to their interests, such as in the case of a stock dividend or stock split, will result in dilution to each stockholder by reducing his, her or its percentage ownership of the total outstanding shares. Moreover, if we issue options or warrants to purchase our common stock in the future and those options or warrants are exercised or we issue restricted stock, stockholders may experience further dilution. Holders of shares of our common stock have no preemptive rights that entitle them to purchase their pro rata share of any offering of shares of any class or series.

We may incur debt in the future that might be secured with our intellectual property as collateral, which could subject our Company to the risk of loss of all of our intellectual property.

If we incur debt in the future, we may be required to secure the debt with our intellectual property, including all of our patents and patents pending. In the event we default on the debt, we could incur the loss of all of our intellectual property, which would materially and adversely affect our Company and cause you to lose your entire investment in our Company.

Our quarter-to-quarter performance may vary substantially, and this variance, as well as general market conditions, may cause our stock price to fluctuate greatly and even potentially expose us to litigation.

We have generated no sales to date and we cannot accurately estimate future quarterly revenue and operating expenses based on historical performance. Our quarterly operating results may vary significantly based on many factors, including:

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Fluctuating demand for our potential products and technologies;

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Announcements or implementation by our competitors of technological innovations or new products;

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Amount and timing of our costs related to our marketing efforts or other initiatives;

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The status of particular development programs and the timing of performance under specific development agreements;

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Timing and amounts relating to the expansion of our operations;

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Product shortages requiring suppliers to allocate minimum quantities;

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Announcements or implementation by our competitors of technological innovations or new products;

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The status of particular development programs and the timing of performance under specific development agreements;

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Our ability to enter into, renegotiate or renew key agreements;

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Timing and amounts relating to the expansion of our operations;

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Costs related to possible future acquisitions of technologies or businesses; or

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Economic conditions specific to our industry, as well as general economic conditions.

Our current and future expense estimates are based, in large part, on estimates of future revenue, which is difficult to predict. We expect to continue to make significant operating and capital expenditures in the area of research and development and to invest in and expand production, sales, marketing and administrative systems and processes. We may be unable to, or may elect not to, adjust spending quickly enough to offset any unexpected revenue shortfall. If our increased expenses were not accompanied by increased revenue in the same quarter, our quarterly operating results would be harmed.

Our failure to compete successfully could harm our business.

The markets that we are targeting for our organic nonlinear optical material technology are intensely competitive. Most of our present and potential competitors have or may have substantially greater research and product development capabilities, financial, scientific, marketing, manufacturing and human resources, name recognition and experience than we have. As a result, these competitors may:

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Succeed in developing products that are equal to or superior to our potential products or that will achieve greater market acceptance than our potential products;

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Devote greater resources to developing, marketing or selling their products;

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Respond more quickly to new or emerging technologies or scientific advances and changes in customer requirements, which could render our technologies or potential products obsolete;

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Introduce products that make the continued development of our potential products uneconomical;

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Obtain patents that block or otherwise inhibit our ability to develop and commercialize our potential products;

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Withstand price competition more successfully than we can;

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Establish cooperative relationships among themselves or with third parties that enhance their ability to address the needs of our prospective customers.

The failure to compete successfully against these existing or future competitors could harm our business.

We may be unable to obtain effective intellectual property protection for our potential products and technology.

Our intellectual property, or any intellectual property that we have or may acquire, license or develop in the future, may not provide meaningful competitive advantages. Our patents and patent applications, including those we license, may be challenged by competitors, and the rights granted under such patents or patent applications may not provide meaningful proprietary protection. For example, numerous patents held by third parties relate to polymer materials and electro-optic devices. These patents could be used as a basis to challenge the validity or limit the scope of our patents or patent applications. A successful challenge to the validity or limitation of the scope of our patents or patent applications could limit our ability to commercialize our polymer materials technology and, consequently, reduce our revenues.

Moreover, competitors may infringe our patents or those that we license, or successfully avoid these patents through design innovation. To combat infringement or unauthorized use, we may need to resort to litigation, which can be expensive and time-consuming and may not succeed in protecting our proprietary rights. In addition, in an infringement proceeding a court may decide that our patents or other intellectual property rights are not valid or are unenforceable, or may refuse to stop the other party from using the intellectual property at issue on the ground that it is non-infringing. Policing unauthorized use of our intellectual property is difficult and expensive, and we may not be able to, or have the resources to, prevent misappropriation of our proprietary rights, particularly in countries where the laws may not protect these rights as fully as the laws of the United States.

We also rely on the law of trade secrets to protect unpatented technology and know-how. We try to protect this technology and know-how by limiting access to those employees, contractors and strategic partners with a need to know this information and by entering into confidentiality agreements with these parties. Any of these parties could breach the agreements and disclose our trade secrets or confidential information to our competitors, or these competitors might learn of the information in other ways. Disclosure of any trade secret not protected by a patent could materially harm our business.

We may be subject to patent infringement claims, which could result in substantial costs and liability and prevent us from commercializing our potential products.

Third parties may claim that our potential products or related technologies infringe their patents. Any patent infringement claims brought against us may cause us to incur significant expenses, divert the attention of our management and key personnel from other business concerns and, if successfully asserted against us, require us to pay substantial damages. In addition, as a result of a patent infringement suit, we may be forced to stop or delay developing, manufacturing or selling potential products that are claimed to infringe a patent covering a third party's intellectual property unless that party grants us rights to use its intellectual property. We may be unable to obtain these rights on terms acceptable to us, if at all. Even if we are able to obtain rights to a third party's patented intellectual property, these rights may be non-exclusive, and therefore our competitors may obtain access to the same intellectual property. Ultimately, we may be unable to commercialize our potential products or may have to cease some of our business operations as a result of patent infringement claims, which could severely harm our business.

If our potential products infringe the intellectual property rights of others, we may be required to indemnify customers for any damages they suffer. Third parties may assert infringement claims against our current or potential customers. These claims may require us to initiate or defend protracted and costly litigation on behalf of customers, regardless of the merits of these claims. If any of these claims succeed, we may be forced to pay damages on behalf of these customers or may be required to obtain licenses for the products they use. If we cannot obtain all necessary licenses on commercially reasonable terms, we may be unable to continue selling such products.

Our technology may be subject to government rights and retained research institution rights.

We may have obligations to government agencies or universities in connection with the technology that we have developed, including the right to require that a compulsory license be granted to one or more third parties selected by certain government agencies. In addition, academic research partners often retain certain rights, including the right to use the technology for noncommercial academic and research use, to publish general scientific findings from research related to the technology, and to make customary scientific and scholarly disclosures of information relating to the technology. It is difficult to monitor whether our partners will limit their use of the technology to these uses, and we could incur substantial expenses to enforce our rights to our licensed technology in the event of misuse.

The loss of certain of our key personnel, or any inability to attract and retain additional personnel, could impair our ability to attain our business objectives.

Our future success depends to a significant extent on the continued service of our key management personnel, particularly Thomas E. Zelibor, our Chief Executive Officer and James S. Marcelli our President and Chief Operating Officer. Accordingly, the loss of the services of either of these persons would adversely affect our business and our ability to timely commercialize our products, and impede the attainment of our business objectives.

Our future success will also depend on our ability to attract, retain and motivate highly skilled personnel to assist us with product development and commercialization. Competition for highly educated qualified personnel in the polymer industry is intense. If we fail to hire and retain a sufficient number of qualified management, engineering, sales and technical personnel, we will not be able to attain our business objectives.

If we fail to develop and maintain the quality of our manufacturing processes, our operating results would be harmed.

The manufacture of our potential products is a multi-stage process that requires the use of high-quality materials and advanced manufacturing technologies. Also, polymer-related device development and manufacturing must occur in a highly controlled, clean environment to minimize particles and other yield and quality-limiting contaminants. In spite of stringent quality controls, weaknesses in process control or minute impurities in materials may cause a substantial percentage of a product in a lot to be defective. If we are not able to develop and continue to improve on our manufacturing processes or to maintain stringent quality controls, or if contamination problems arise, our operating results would be harmed.

The complexity of our anticipated products may lead to errors, defects and bugs, which could result in the necessity to redesign products and could negatively, impact our reputation with customers.

Products as complex as those we intend to market might contain errors, defects and bugs when first introduced or as new versions are released. Delivery of products with production defects or reliability, quality or compatibility problems could significantly delay or hinder market acceptance of our products or result in a costly recall and could damage our reputation and adversely affect our ability to sell our products. If our products experience defects, we may need to undertake a redesign of the product, a process that may result in significant additional expenses.

We may also be required to make significant expenditures of capital and resources to resolve such problems. There is no assurance that problems will not be found in new products after commencement of commercial production, despite testing by us, our suppliers, and our customers.

If we decide to make commercial quantities of products at our facilities, we will be required to make significant capital expenditures to increase capacity.

We lack the internal ability to manufacture products at a level beyond the stage of early commercial introduction. To the extent we do not have an outside vendor to manufacture our products, we will have to increase our internal production capacity and we will be required to expand our existing facilities or to lease new facilities or to acquire entities with additional production capacities. These activities would require us to make significant capital investments and may require us to seek additional equity or debt financing. We cannot assure you that such financing would be available to us when needed on acceptable terms, or at all. Further, we cannot assure you that any increased demand for our potential products would continue for a sufficient period of time to recoup our capital investments associated with increasing our internal production capacity.

In addition, we do not have experience manufacturing our potential products in large quantities. In the event of significant demand for our potential products, large-scale production might prove more difficult or costly than we anticipate and lead to quality control issues and production delays.

We may not be able to manufacture products at competitive prices.

To date, we have produced limited quantities of products for research, development, demonstration and prototype purposes. The cost per unit for these products currently exceeds the price at which we could expect to profitably sell them. If we cannot substantially lower our cost of production as we move into sales of products in commercial quantities, our financial results will be harmed.

We conduct significantly all of our research and development activities at a limited number of facilities, and circumstances beyond our control may result in considerable interruptions.

We conduct significantly all of our research and development activities at a limited number of facilities. A disaster such as a fire, flood or severe storm at or near one of our facilities could prevent us from further developing our technologies or manufacturing our potential products, which would harm our business.

We are subject to regulatory compliance related to our operations.

We are subject to various U.S. governmental regulations related to occupational safety and health, labor and business practices. Failure to comply with current or future regulations could result in the imposition of substantial fines, suspension of production, alterations of our production processes, cessation of operations, or other actions, which could harm our business.

We may be unable to export our potential products or technology to other countries, convey information about our technology to citizens of other countries or sell certain products commercially, if the products or technology are subject to United States export or other regulations.

We are developing certain polymer-based products that we believe the United States government and other governments may be interested in using for military and information gathering or antiterrorism activities. United States government export regulations may restrict us from selling or exporting these potential products into other countries, exporting our technology to those countries, conveying information about our technology to citizens of other countries or selling these potential products to commercial customers. We may be unable to obtain export licenses for products or technology if necessary. We currently cannot assess whether national security concerns would affect our potential products and, if so, what procedures and policies we would have to adopt to comply with applicable existing or future regulations.

We may incur liability arising from the use of hazardous materials.

Our business and our facilities are subject to a number of federal, state and local laws and regulations relating to the generation, handling, treatment, storage and disposal of certain toxic or hazardous materials and waste products that we use or generate in our operations. Many of these environmental laws and regulations subject current or previous owners or occupiers of land to liability for the costs of investigation, removal or remediation of hazardous materials. In addition, these laws and regulations typically impose liability regardless of whether the owner or occupier knew of, or was responsible for, the presence of any hazardous materials and regardless of whether the actions that led to the presence were taken in compliance with the law. In our business, we use hazardous materials that are stored on site. We use various chemicals in our manufacturing process that may be toxic and covered by various environmental controls. An unaffiliated waste hauler transports the waste created by use of these materials off-site. Many environmental laws and regulations require generators of waste to take remedial actions at an off-site disposal location even if the disposal was conducted lawfully. The requirements of these laws and regulations are complex, change frequently and could become more stringent in the future. Failure to comply with current or future environmental laws and regulations could result in the imposition of substantial fines, suspension of production, alteration of our production processes, cessation of operations or other actions, which could severely harm our business.

A material weakness in internal controls may remain undetected for a longer period because of our Company's exemption from the auditor attestation requirements under Section 404(b) of Sarbanes-Oxley.

Our annual report does not include an attestation report of the Company’s independent registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to rules of the Securities and Exchange Commission that permit the Company to provide only management’s attestation in this annual report. As a result, a material weakness in our internal controls may remain undetected for a longer period.

Shares Eligible for Future Sale May Adversely Affect the Market.

From time to time, certain of the Company’s shareholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations. In general, a non-affiliate stockholder who has satisfied a six-month holding period may, under certain circumstances, sell its shares, without limitation. Any substantial sale of the Company’s common stock pursuant to Rule 144 or pursuant to any resale prospectus may have a material adverse effect on the market price of our common stock.

There Is A Limited Market For Our Common Stock, Which May Make It More Difficult For You To Sell Your Stock.

Our Company’s common stock is quoted on the OTC Market (OTCQB) under the symbol "LWLG." The trading market for our common stock is limited, accordingly, there can be no assurance as to the liquidity of any markets that may develop for our common stock, your ability to sell our common stock, or the prices at which you may be able to sell our common stock.

We are subject to the “penny stock” rules and brokers cannot generally solicit the purchase of our common stock, which adversely affects its liquidity and market price.

The SEC has adopted regulations that generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock on the over-the-counter market has been substantially less than $5.00 per share and therefore we are currently considered a “penny stock” according to SEC rules. This designation requires any broker-dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules limit the ability of broker-dealers to solicit purchases of our common stock and therefore reduce the liquidity of the public market for our shares.

Our Company’s Stock Price May Be Volatile.

The market price of our Company’s common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including:

•

Technological innovations or new products and services by our Company or our competitors;

•

Additions or departures of key personnel;

•

Sales of our Company’s common stock;

•

Our Company’s ability to integrate operations, technology, products and services;

•

Our Company’s ability to execute our business plan;

•

Operating results below expectations;

•

Loss of any strategic relationship;

•

Industry developments

•

Economic and other external factors; and

•

Period-to-period fluctuations in our Company’s financial results.

Because we have a limited operating history, you may consider any one of these factors to be material. Our stock price may fluctuate widely as a result of any of the above listed factors.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our Company’s common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” but are also contained elsewhere in this prospectus. In some cases, you can identify forward-looking statements by the words “may”, “might”, “will”, “could”, “would”, “should”, “expect”, “intend”, “plan”, “objective”, “anticipate”, “believe”, “estimate”, “predict”, “project”, “potential”, “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain. Forward-looking statements include, but are not limited to, statements about:

•

lack of available funding;

•

general economic and business conditions;

•

competition from third parties;

•

intellectual property rights of third parties;

•

regulatory constraints;

•

changes in technology and methods of marketing;

•

Delays in completing various engineering and manufacturing programs;

•

changes in customer order patterns;

•

changes in product mix;

•

success in technological advances and delivering technological innovations;

•

shortages in components;

•

production delays due to performance quality issues with outsourced components;

•

other risks to which our Company is subject; and

•

other factors beyond the Company's control.

In addition, you should refer to the “Risk Factors” section of this prospectus for a discussion of other important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate or that we will achieve the plans, intentions or expectations expressed or implied in our forward-looking statements. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. Any forward-looking statements we make in this prospectus speak only as of its date, and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Lincoln Park. We will not receive any proceeds upon the sale of shares by Lincoln Park. However, we may receive proceeds of up to $20,000,000 under the Purchase Agreement with Lincoln Park, subject to the terms and conditions of the Purchase Agreement.

As of the date of this prospectus, the Company has issued 1,786,920 shares to Lincoln Park under the Purchase Agreement, including the 600,000 initial commitment shares, the sale of 1,563,648 purchase shares and the issuance of 23,272 additional commitment shares, for aggregate proceeds to the Company of $1,514,647, and 1,079,846 of such shares have been sold by Lincoln Park hereunder, with 8,920,154 shares remaining unsold as of the date of this prospectus.

We will retain broad discretion in determining how we will allocate the proceeds from any sales to Lincoln Park. However, any proceeds that we receive from sales to Lincoln Park under the Purchase Agreement will be used to further our business plan of expanding our research and development of our polymer materials technologies, commercialize potential optical devices and materials and for general and administrative purposes.

Although we have no specific plans for use of proceeds as of the date of this prospectus, we believe that approximately 65% of any proceeds received may be used towards our research and development efforts which may include, without limitation, (a) retaining additional management, sales, marketing, technical and other staff to our workforce, (b) expanding our research and development facilities, including the purchase of additional laboratory and production equipment, (c) marketing our future products as they are introduced into the marketplace, (d) developing and maintaining collaborative relationships with strategic partners, (e) developing and improving our manufacturing processes and quality controls, and approximately 35% of any proceeds received may used for increasing our general and administrative activities related to our operations as a reporting public company and related corporate compliance requirements.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2014:

Cash and cash equivalents	$3,165,940
Stockholders’ equity:
Preferred stock, $0.001 par value, 1,000,000 shares authorized, no shares issued or outstanding	—
Common stock, $0.001 par value, 100,000,000 shares authorized, 58,381,854 issued and outstanding	58,382
Additional paid-in-capital	40,753,189
Accumulated deficit	(36,753,989)
Total stockholders’ equity	4,057,582
Total capitalization	$4,279,423

The number of shares of common stock outstanding in the table above excludes, as of December 31, 2014 (a) 6,212,000 shares of our common stock issuable upon the exercise of outstanding options and (b) 5,607,600 shares of our common stock issuable upon the exercise of outstanding warrants, with a weighted average exercise price of $1.15 per share.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

Our common stock is traded on the OTCQB under the symbol “LWLG”. The following table set forth below lists the range of high and low bids for our common stock for our two most recent fiscal years. The prices in the table reflect inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions or a liquid trading market.

		High	Low

2013	1st Quarter	$1.65	$0.83
	2nd Quarter	$1.55	$0.83
	3rd Quarter	$0.94	$0.74
	4th Quarter	$1.11	$0.69

2014	1st Quarter	$1.03	$0.68
	2nd Quarter	$0.94	$0.70
	3rd Quarter	$1.19	$0.87
	4th Quarter	$0.91	$0.74

As of March 31, 2015, we have a total of 58,414,270 shares of common stock outstanding, held by approximately 122 record shareholders. We do not have any shares of preferred stock outstanding.

Dividends

No cash dividends have been declared or paid on our common stock to date. No restrictions limit our ability to pay dividends on our common stock. The payment of cash dividends in the future, if any, will be contingent upon our Company's revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends is within the discretion of our board of directors. Our board of director's present intention is to retain all earnings, if any, for use in our business operations and, accordingly, the board of directors does not anticipate paying any cash dividends in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

Equity Compensation Plans as of December 31, 2014

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	6,212,000	$1.15	2,544,100
Equity compensation plans not approved by security holders (2)	5,607,600	$1.15	0
Total	11,819,600	$1.15	2,544,100

1.

Reflects our 2007 Employee Stock Plan for the benefit of our directors, officers, employees and consultants. We have reserved 10,000,000 shares of common stock for such persons pursuant to that plan.

2.

Comprised of common stock purchase warrants we issued for services.

Penny Stock Regulations and Restrictions on Marketability

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a market price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statement showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement as to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity for our common stock. Therefore, stockholders may have difficulty selling our securities.

Recent Sales of Unregistered Securities

The Company made the following securities issuances without registering the securities under the Securities Act:

Securities Issued for Cash

Fiscal Year Ended December 31, 2012:

January 2012	Warrant Exercise – 250,000 shares of common stock at $.65 per share for aggregate proceeds of $162,500.
January 2012	Warrant Exercise – 40,000 shares of common stock at $1.25 per share for aggregate proceeds of $50,000.
February 2012	Warrant Exercise – 20,000 shares of common stock at $.34 per share for aggregate proceeds of $6,900.
April 2012	Warrant Exercise – 400,000 shares of common stock at $.25 per share for aggregate proceeds of $100,000.
April 2012	Warrant Exercise – 500,000 shares of common stock at $.25 per share for aggregate proceeds of $125,000.

Fiscal Year Ending December 31, 2013:

March 2013	Warrant Exercise - 12,500 shares of common stock purchased at $1.25 for proceeds of $15,625.
June 2013	Warrant Exercise – 20,000 shares of common stock purchased at $0.345 for proceeds of $6,900.

Fiscal Year Ending December 31, 2014:

January 2014	Common Stock – 10,000 shares of common stock at $0.25 per share pursuant to an option exercise for total proceeds of $2,500.
March 2014	Common Stock – 250,000 shares of common stock at $0.345 per share pursuant to a warrant exercise for total proceeds of $86,250.
May 2014	Common Stock – 25,000 shares of common stock at $0.34 per share pursuant to an option exercise for total proceeds of $8,500.
June 2014	Common Stock – 164,000 shares of common stock at $0.345 per share pursuant to a warrant exercise for total proceeds of $56,580.
June – August 2014	Units - 4,207,600 shares of common stock and warrants to purchase 4,207,600 shares of common stock contained in units for total proceeds of $3,140,000.

Securities Issued For Services

Fiscal Year Ended December 31, 2012:

February 2012	Common Stock - 1,406 shares of common stock at $1.14 per share for services.
March 2012	Warrant - 10,000 shares of common stock at $1.69 per share for services.
May 2012	Warrant - 100,000 shares of common stock at $1.20 per share for services.
December 2012	Warrant - 125,000 shares of common stock at $0.93 per share for services.

Fiscal Year Ended December 31, 2013:

March 2013	Option grant - 75,000 shares of common stock at $1.16 per share issued for services. The option was valued at $81,076 using the Black-Scholes Option Pricing Formula.
May 2013	Option grant – 10,000 shares of common stock at $1.03 per share issued for services. The option was valued at $9,574 using the Black-Scholes Option Pricing Formula.
May 2013	Option grant – 100,000 shares of common stock at $1.00 per share issued for services. The option was valued at $80,824 using the Black-Scholes Option Pricing Formula.
June 2013	Common Stock – 200,000 shares of common stock for services valued at $170,000.
July 2013	Warrant - 100,000 shares of common stock at $0.90 per share for services.

Fiscal Year Ended December 31, 2014:

January 2014	Warrant – right to buy 100,000 shares of common stock at $0.715 per share.

March 2014	Warrant – right to buy 100,000 shares of common stock at $0.92 per share.

June 2014	Common Stock – 2,371 shares of common stock at $0.84 per share.

July 2014	Common Stock – 2,081 shares of common stock at $0.96 per share.

July 2014	Warrant – 100,000 shares of common stock at $0.95 per share.

August 2014	Common Stock – 1,897 shares of common stock at $1.05 per share.

September 2014	Common Stock – 2,121 shares of common stock at $0.94 per share.

October 2014	Common Stock – 2,408 shares of common stock at $0.83 per share.

November 2014	Common Stock – 2,322 shares of common stock at $0.86 per share.

November 2014	Common Stock – 6,250 shares of common stock at $0.87 per share.

December 2014	Common Stock – 6,250 shares of common stock at $0.81 per share.

December 2014	Common Stock – 2,487 shares of common stock at $0.80 per share.

Securities Issued Pursuant to our 2007 Employee Stock Plan

Fiscal Year Ended December 31, 2012:

March 2012	Stock options - 100,000 shares of common stock at $1.69 per share.
March 2012	Stock options - 25,000 shares of common stock at $1.69 per share.
May 2012	Stock options - 500,000 shares of common stock at $1.30 per share.
June 2012	Stock options – 200,000 shares of common stock at $0.90 per share.
August 2012	Stock options - 100,000 shares of common stock at $0.925 per share.
August 2012	Stock options - 50,000 shares of common stock at $0.93 per share.

Fiscal Year Ending December 31, 2013:

March 2013	Stock options - 75,000 shares of common stock at $1.16 per share.
May 2013	Stock options - 10,000 shares of common stock at $1.03 per share.
May 2013	Stock options - 100,000 shares of common stock at $1.00 per share.
August 2013	Stock options – 50,000 shares of common stock to a Director at $0.84 per share.
October 2013	Stock options - 200,000 shares of common stock at $0.93 per share.

Fiscal Year Ended December 31, 2014:

January 2014	Stock Options –200,000 shares of common stock at $0.715 per share.

March 2014	Stock Options – 350,000 shares of common stock at $0.92 per share.

May 2014	Stock Options – 200,000 shares of common stock at $0.763 per share.

No underwriters were utilized and no commissions or fees were paid with respect to any of the above transactions. These persons were the only offerees in connection with these transactions. We relied on Section 4(a)(2) and Rule 506 of Regulation D of the Securities Act since the transaction does not involve any public offering.

DILUTION

Investors who purchase our common stock will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering. Net tangible book value per share is determined by dividing our total tangible assets less total liabilities by the number of outstanding shares of our common stock. As of December 31, 2014, we had a net tangible book value of $3,447,553, or approximately $0.0591 per share of common stock.

Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of common stock in this offering, assuming a purchase price of $1.00 per share, which is the minimum purchase price at which shares can be sold under the Purchase Agreement, and the pro forma as adjusted net tangible book value per share of common stock immediately after the completion of this offering. Of the 8,920,154 shares being offered hereunder, 200,000 shares were previously issued to Lincoln Park as an initial commitment fee, 1,563,648 shares were issued and sold to Lincoln Park under the Purchase Agreement and 23,272 additional shares have been issued as an additional commitment fee. Therefore, after giving effect to our assumed receipt of approximately $7,170,308 in estimated net proceeds from the issuance of 8,920,154 additional shares of common stock under the Purchase Agreement and registered in this offering (assuming a purchase price of $1.00 per share and the issuance of 376,728 additional commitment shares for no additional cash consideration, offering expenses of $70,000, and assuming all such sales and issuances were made on December 31, 2014), our pro forma as adjusted net tangible book value as of December 31, 2014 would have been approximately $10,617,861, or $0.1609 per share. This would represent an immediate increase in the net tangible book value of $0.1018 per share to existing shareholders attributable to this offering. The following table illustrates this per share dilution:

Assumed public offering price per share of common stock (minimum allowed price)	$1.00
As adjusted net tangible book value per share as of December 31, 2013	0.0591
Increase in as adjusted net tangible book value per share attributable to this offering	0.1018
Pro forma net tangible book value per share after this offering	0.1609
Dilution per share to new investors	$0.8391

To the extent that we sell more or less than $20,000,000 worth of shares under the Purchase Agreement, or to the extent that some or all sales are made at prices in excess of the minimum allowable purchase price of $1.00 per share, then the dilution reflected in the table above will differ. The above table is based on 58,381,854 shares of our common stock outstanding as of December 31, 2014, adjusted for the assumed sale of $7,240,308 in shares to Lincoln Park under the Purchase Agreement at the assumed minimum purchase price described above. In addition, the calculations in the foregoing table do not take into account, as of December 31, 2014:

•

6,212,000 shares of our common stock issuable upon the exercise of outstanding options; and

•

5,607,600 shares of our common stock issuable upon the exercise of outstanding warrants, with a weighted average exercise price of $1.15 per share.

To the extent that options or warrants are exercised, new options are issued under our equity benefit plans, or we issue additional shares of common stock in the future, there may be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

SELECTED FINANCIAL DATA

You should read the following selected financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and accompanying notes included later in this prospectus. The selected financial data in this section is not intended to replace our financial statements and the accompanying notes.

We have derived the selected statement of operations data for the years ended December 31, 2014 and 2013 and the selected balance sheet data as of December 31, 2014 and 2013 from our audited financial statements that are included in this prospectus. We have derived the statement of operations data for the years ended December 31, 2012, 2011 and 2010 and the selected balance sheet data as of December 31, 2012, 2011 and 2010 from our audited financial statements that are not included in this prospectus.

Our historical results are not necessarily indicative of the results to be expected in any future period.

	2014	2013	2012	2011	2010
Statement of Operations Data:
NET SALES	$2,500	$—	$—	$—	$3,200
COST AND EXPENSE
Research and development	2,849,620	2,068,050	2,489,747	1,682,557	1,709,171
General and administrative	1,546,064	1,632,387	1,936,417	1,633,786	2,006,900
LOSS FROM OPERATIONS	(4,393,184)	(3,700,437)	(4,426,164)	(3,316,343)	(3,712,871)
OTHER INCOME (EXPENSE)	(16,862)	(212,156)	(130,374)	(166,279)	(361)
NET LOSS	$(4,409,797)	$(3,912,326)	$(4,556,538)	$(3,482,622)	$(3,713,232)
Basic and Diluted Loss per Share	$(0.08)	$(0.08)	$(0.09)	$(0.08)	$(0.09)
Basic and Diluted Weighted Average Number of Shares	55,637,906	51,672,177	48,778,783	44,386,149	42,253,450

	2014	2013	2012	2011	2010
Balance Sheet Data:
Current assets	$3,294,167	$2,402,908	$3,026,854	$401,580	$1,028,056
Property and equipment - net	375,227	298,360	300,994	88,751	97,568
Other assets	—	—	—	—	—
Intangible assets - net	610,029	543,540	488,526	431,104	346,009
TOTAL ASSETS	$4,279,423	$3,244,808	$3,816,374	$921,435	$1,471,633
TOTAL LIABILITIES	221,841	122,176	155,328	238,426	116,012
TOTAL STOCKHOLDERS' EQUITY	4,057,582	3,122,632	3,661,046	683,009	1,355,621
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,279,423	$3,244,808	$3,816,374	$921,435	$1,471,633

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following management's discussion and analysis of financial condition and results of operations provides information that management believes is relevant to an assessment and understanding of our plans and financial condition. The following selected financial information is derived from our historical financial statements and should be read in conjunction with such financial statements and notes thereto set forth elsewhere herein and the "Forward-Looking Statements" explanation included herein.

Overview

We are a development stage, electro-optical device and organic nonlinear materials company. Our primary area of expertise is the chemical synthesis of chromophore dyes used in the development of organic Application Specific Electro-Optic Polymers (ASEOP) and organic Non-Linear All-Optical Polymers (NLAOP) that have high electro-optic and optical activity. Our family of materials are thermally and photo-chemically stable, which we believe could have utility across a broad range of applications in devices that address markets like, telecommunication, data communications, high-speed computing and photovoltaic cells. Secondarily, our Company is developing proprietary electro-optical and all-optical devices utilizing the advanced capabilities of our materials for the application in the fields mentioned above.

Electro-optic devices convert data from electric signals into optical signals for use in communications systems and in optical interconnects for high-speed data transfer. We expect our patented and patent-pending optical materials (chromophores), when combined with selected polymers to make ASEOP and NLAOP material systems and when completed and tested, to be the core of the future generations of optical devices, modules, sub-systems and systems that we will develop or be licensed by electro-optic device manufacturers, such as telecommunications component and systems manufacturers, networking and switching suppliers, semiconductor companies, aerospace companies and government agencies.

Our ASEOP material systems are property-engineered at the molecular level (nanotechnology level) to meet the exacting thermal, environmental and performance specifications demanded by electro-optic devices. We believe that our patented and patent pending technologies will enable us to design polymer based material systems that are free from the numerous diverse and inherent flaws that plague competitive polymer technologies employed by other companies and research groups. We engineer our polymer based material systems with the intent to have temporal, thermal, chemical and photochemical stability within our patented and patent pending molecular chromophore architectures.

Our non-linear all optical NLAOP material systems have demonstrated resonantly enhanced third-order properties approximately 2,630 times larger than fused silica, which means that they are highly photo-optically active in the absence of an RF circuit. In this way they differ from other polymer technologies and are considered more advanced next-generation materials.

Our revenue model relies substantially on the assumption that we will be able to successfully develop our polymer based material systems and photonic device products, which will use our polymer based material systems, for applications within the industries named below. When appropriate, we intend to create specific materials for each of these applications and use our proprietary knowledge base to continue to enhance its discoveries.

•	cloud computing and data centers
•	telecommunications/data communications
•	backplane optical interconnects
•	photovoltaic cells
•	medical applications
•	satellite reconnaissance
•	navigation systems
•	radar applications
•	optical filters
•	special light modulators
•	all-optical switches

To be successful, we must, among other things:

•	Develop and maintain collaborative relationships with strategic partners;
•	Continue to expand our research and development efforts for our products;
•	Develop and continue to improve on our manufacturing processes and maintain stringent quality controls;
•	Produce commercial quantities of our products at commercially acceptable prices;
•	Rapidly respond to technological advancements;
•	Attract, retain and motivate qualified personnel; and
•	Obtain and retain effective intellectual property protection for our products and technology.

We believe that Moore's Law (a principle which states the number of transistors on a silicon chip doubles approximately every eighteen months) will create markets for our high-performance electro-optic materials and photonic device products.

Plan of Operation

Since inception, we have been engaged primarily in the research and development of our polymer based material systems and photonic device products. We are devoting significant resources to engineer next-generation polymer based material systems for future applications to be utilized by electro-optic device manufacturers, such as telecommunications component and systems manufacturers, networking and switching suppliers, semiconductor companies, aerospace companies, government agencies and internal device development. We expect to continue to develop products that we intend to introduce to these rapidly changing markets and to seek to identify new markets. We expect to continue to make significant operating and capital expenditures for research and development activities.

As we move from a development stage company to a product supplier, we expect that our financial condition and results of operations will undergo substantial change. In particular, we expect to record both revenue and expense from product sales, to incur increased costs for sales and marketing and to increase general and administrative expense. Accordingly, the financial condition and results of operations reflected in our historical financial statements are not expected to be indicative of our future financial condition and results of operations.

Some of our more significant milestones that we achieved during 2014 include:

In January 2014 we created a new methodology to combine multiple chromophores into a single polymer host that will significantly improve their ability to generate more powerful organic, nonlinear electro-optical polymer systems. The new synthetic chemistry process can enable multiple chromophores (dyes) to work in concert with each other within a single polymer host. This proprietary process has created two new material systems, which have demonstrated outstanding electro-optic values. In addition, we now have a significant amount of data on the thermal aging of our materials. We have demonstrated that our materials can withstand considerably more than 500 hours at 110 degrees C with little to no change in electro-optic activity in our materials, which is a significant milestone. To our knowledge, this is something that has not occurred before in any polymer. We are also concurrently coating prototype waveguides with our proprietary material system.

In February 2014 we received our first purchase order for our advanced organic nonlinear electro-optic polymer from Boulder Nonlinear Systems (BNS) of Boulder, Colorado in connection with the development of a next generation LADAR system. A LADAR system is a radar system that utilizes a pulse laser to calculate the distance to a target, but is also capable of rendering a 3-D image. In the event BNS continues to move forward with the development of this LADAR system, we expect to receive additional purchase orders from BNS.

In March 2014 we began the process of manufacturing an advanced design Silicon Organic Hybrid Transceiver prototype and we released the completed chip design to the OpSIS Center at the University of Delaware who produced initial silicon chips, which were delivered to us in December 2014 and January 2015. We are currently qualifying and testing these chips for utilization in our Silicon Organic Hybrid Transceiver. The initial application will target inter-data center interconnections of more than 10 kilometers. Our next design will utilize a different frequency and address the current bottleneck in the rack-to-server layer.

In April 2014 we entered into a sole worldwide license agreement with Corning Incorporated enabling us to integrate Corning's organic electro-optical chromophores into our portfolio of electro-optic polymer materials. The agreement allows us to use the licensed patents within a defined license field that includes communications, computing, power, and power storage applications utilizing the nonlinear optical properties of their materials. As a result of obtaining this license agreement, we created a new powerful and durable nonlinear organic electro-optical material that will be used in photonic device development and is based on our new multi-chromophore approach that allows two or more chromophores to work in concert. This multi-chromophore system has achieved a 50% increase in chromophore concentration, leading to higher electro-optical activity when compared to an equivalent single chromophore system. Repeated, multi-point measurements multi-chromophore system shows approximately twice the electro-optic effect of Lithium Niobate with excellent durability.

In August 2014 the University of Colorado successfully fabricated and tested a bleached electro-optic waveguide modulator designed and fabricated through a sponsored collaborative research agreement. The results of this initial bleached waveguide modulator correlated well with previous electro-optic thin film properties. These initial results of our first in-house device are significant to our entire device program and are an important starting point for modulators that are being developed for target markets. We have multiple generations of new materials that we will soon be optimizing for this specific design.

In October 2014 we submitted an order with Reynard Corporation to produce gold-layered fused silica substrates for our bleached waveguide modulators to be coated with several of our organic electro-optical polymers, which we received in early November and performance tested throughout December. Upon completion of our side-by-side comparative testing of our organic polymers versus duplicate silicon photonic devices, we will coat the gold-layered fused silica substrates with our proprietary polymers and begin to produce working demonstration prototype devices that we will use to present to potential customers and development partners. The bleached waveguide modulator represents our first commercially viable device, and targets metro networks (< 10Km) within large scale telecommunications and data communications networks and represents approximately a $300MM per year market opportunity for us.

In December 2014 we subjected several blends of materials created by our multi-chromophore process to thermal aging tests that included lengthy exposure to high temperatures (85C and 110C) for 300 hours. The data collected indicated minimal loss of electro-optical activity (R33), even after over 500 hours at 110C. Extrapolated internal aging calculations indicated that our organic polymers are expected to provide decades of operational performance. These results exceed previously published efforts for other organic polymers.

We ultimately intend to use our next-generation electro-optic polymer material systems and non-linear all-optical polymer material systems for future applications vital to the following industries. We expect to create specific materials for each of these applications as appropriate:

•	Cloud computing and data centers
•	Telecommunications/data communications
•	Backplane optical interconnects
•	Photovoltaic cells
•	Medical applications
•	Satellite reconnaissance
•	Navigation systems
•	Radar applications
•	Optical filters
•	Special light modulators
•	All-optical switches

In an effort to maximize our future revenue stream from our electro-optic polymer material systems and non-linear all-optical polymer material systems, our business model anticipates that our revenue stream will be derived from one or some combination of the following: (i) technology licensing for specific product applications; (ii) joint venture relationships with significant industry leaders; or (iii) the production and direct sale of our own photonic device components. Our objective is to be a leading provider of proprietary technology and know-how in the photonic device markets. In order to meet this objective, subject to successful testing of our technology and having available financial resources, we intend to:

•	Develop electro-optic polymer material systems and non-linear all-optical polymer material systems and photonic devices
•	Continue to develop proprietary intellectual property
•	Streamline our product development process
•	Develop a comprehensive marketing plan
•	Maintain/develop strategic relationships with government agencies, private firms, and academic institutions
•	Continue to attract and retain high level science and technology personnel to our Company

Our Proprietary Products in Development

As part of a two-pronged marketing strategy, our Company is developing several devices, which are in various stages of development that utilize our organic nonlinear optical materials.

They include:

•	Bleached waveguide modulator
•	Slot waveguide modulator
•	Spatial light modulator
•	100 Gbps telecommunications modulator
•	200 Gbps datacomm/telecomm photonic transceiver
•	Integrated photonic system

Additionally, we must continue to create and maintain an infrastructure, including operational and financial systems, and related internal controls, and recruit qualified personnel. Failure to do so could adversely affect our ability to support our operations.

Capital Requirements

As a development stage company, we do not generate revenues. We have incurred substantial net losses since inception. We have satisfied our capital requirements since inception primarily through the issuance and sale of our common stock. During 2014 we received $4,329,978 in cash proceeds from the issuance and sale of our common stock.

Results of Operations

Comparison of fiscal 2014 to fiscal 2013

Revenues

As a development stage company, we had revenues of $2,500 during the year ended December 31, 2014 and $0 for the year ending December 31, 2013. The Company is in various stages of material and photonic device development and evaluation with potential customers and strategic partners. We expect the next revenue stream to be in sale of prototype devices, product development agreements, electro-optic polymer materials and non-linear all-optical polymer materials prior to moving into production.

Operating Expenses

Our operating expenses were $4,395,684 and $3,700,437 for the years ended December 31, 2014 and 2013, respectively, for an increase of $695,247. This increase in operating expenses was due primarily to increases in research and development salaries and wages, laboratory electro-optic device prototype, development and outsourced testing expenses, laboratory materials and supplies, research and development non-cash stock option and warrant amortization, license fees, professional fees and consulting expenses, rent and utility expenses, depreciation, office expenses, software expense, annual shareholder meeting expense, human resource support and 401(k) Plan processing fees, moving expenses and accounting fees offset by decreases in general and administrative non-cash amortization of options and warrants, travel and lodging expenses and legal expenses.

Included in our operating expenses for the year ended December 31, 2014 was $2,849,620 for research and development expenses compared to $2,068,050 for the year ended December 31, 2013, for an increase of $781,570. This is primarily due to increases in research and development salaries and wages, laboratory electro-optic devices prototype, development and outsourced testing expenses, laboratory materials and supplies, research and development non-cash stock option and warrant amortization, license fees, consulting expense, rent and depreciation.

Research and development expenses currently consist primarily of compensation for employees engaged in internal research, product and application development activities; laboratory operations, internal and outsourced material and device testing and prototype electro-optic device design, development and processing work; costs; and related operating expenses.

We expect to continue to incur substantial research and development expense to develop and commercialize our electro-optic material platform. These expenses will increase as a result of accelerated development effort to support commercialization of our non-linear optical polymer materials technology; outsourcing work to build device prototypes; expanding and equipping in-house laboratories; hiring additional technical and support personnel; engaging a senior technical advisor; pursuing other potential business opportunities and collaborations; customer testing and evaluation; and incurring related operating expenses.

Wages and salaries and benefits increased $123,751 from $769,377 for the year ended December 31, 2013 to $893,128 for the year ended December 31, 2014 primarily due to additional employees hired to perform in-house material development, testing and device design and development.

Laboratory material testing expense and electro-optic device development increased $169,194 from $357,337 for the year ended December 31, 2013 to $526,531 for the year ended December 31, 2014. Laboratory materials and supplies also increased $60,186 from $80,753 for the year ended December 31, 2013 to $140,939 for the year ended December 31, 2014.

Non-cash stock compensation and stock option and warrant amortization increased $295,994 from $454,735 for the year ended December 31, 2013 to $750,729 for the year ended December 31, 2014.

License fees increased $30,000 to $30,000 for the year ended December 31, 2014 from $0 for the year ended December 31, 2013 for the license fee paid to Corning in accordance with a license agreement.

Consulting expenses increased $32,786 from $39,048 for the year ended December 31, 2013 to $71,834 for the year ended December 31, 2014.

Rent expense increased $31,665 from $77,994 for the year ended December 31, 2013 to $109,659 for the year ended December 31, 2014 due to the lease of the new Colorado corporate office, optical lab facility and clean room.

Depreciation expense increased $19,874 from $110,624 for the year ended December 31, 2013 to $130,498 for the year ended December 31, 2014 primarily due to the additional equipment purchased for the Company’s Delaware and Colorado laboratory facilities.

General and administrative expense consists primarily of compensation and support costs for management staff, and for other general and administrative costs, including executive, sales and marketing, investor relations, accounting and finance, legal, consulting and other operating expenses.

General and administrative expenses decreased $86,323 to $1,546,064 for the year ended December 31, 2014 from $1,632,387 for the year ended December 31, 2013. The decrease is due primarily to decreases in general and administrative non-cash amortization of options and warrants, travel expenses and legal fees offset by increases in office expenses, software expense, professional fees, annual shareholder meeting expense, human resource support and 401(k) Plan processing fees, general and administrative moving expenses, rent and utility expenses and accounting fees.

Legal fees decreased $13,362 to $180,057 for the year ended December 31, 2014 from $193,419 for the year ended December 31, 2013.

Travel expenses were $61,826 and $95,406 for the year ended December 31, 2014 and December 31, 2013, respectively. The decrease of $33,580 was primarily due to the relocation of the Company’s headquarter and optical lab to Colorado.

Non-cash stock compensation and stock option amortization decreased $133,335 from $356,013 for the year ended December 31, 2013 to $222,678 for the year ended December 31, 2014.

Accounting fees were $99,453 and $89,590 in 2014 and 2013, respectively, for an increase of $9,863.

Office expenses including administrative and receptionist expenses increased $28,393 from $10,599 for the year ended December 31, 2013 to $38,992 for the year ended December 31, 2014 for expenses related to the Company’s new headquarter in Colorado.

Software expenses increased $4,246 from $11,900 for the year ended December 31, 2013 to $16,146 for the year ended December 31, 2014 primarily for the implementation during the second quarter of 2013, of an employee stock option software program for interactive option exercises by employees and directors under the 2007 Employee Stock Plan.

Professional fees increased $19,904 from $7,661 for the year ended December 31, 2013 to $27,565 for the year ended December 31, 2014.

Expenses for the annual shareholder meeting increased $7,730 from $29,580 for the year ended December 31, 2013 to $37,310 for the year ended December 31, 2014.

Human resource support and 401(k) Plan processing fees increased $11,622 from $3,367 for the year period ended December 31, 2013 to $14,989 for the year period ended December 31, 2014 for the increased human resource support and 401(k) Plan support.

Moving expenses incurred during the year ending December 31, 2014, for the move of the Company’s corporate office to the new headquarter facility in Colorado were $8,306.

Rent and utility expenses increased $8,720 for the year ended December 31, 2013 to $24,320 for the year ended December 31, 2014 primarily for the expenses of the new headquarter facility in Colorado.

We expect general and administrative expense to increase in future periods as we increase the level of corporate and administrative activity, including increases associated with our operation as a public company; and significantly increase expenditures related to the future production and sales of our products.

Other Income (Expense)

Other income (expense) decreased $195,294 to ($16,862) for the year ending December 31, 2014 from ($212,156) for the year ending December 31, 2013, relating primarily to the commitment fee associated with the purchase of shares by an institutional investor for sale under a stock purchase agreement during the corresponding one year period.

Net Loss

Net loss was $4,409,797 and $3,912,326 for the years ended December 31, 2014 and 2013, respectively, for an increase of $497,471, due primarily to increases in research and development salaries and wages, laboratory electro-optic device prototype, development and outsourced testing expenses, laboratory materials and supplies, research and development non-cash stock option and warrant amortization, license fees, professional fees and consulting expenses, depreciation, office expenses, software expense, annual shareholder meeting expense, human resource support and 401(k) Plan processing fees, moving expenses, rent and utility expenses and accounting fees offset by decreases in commitment fee associated with the purchase of shares by an institutional investor for sale under a stock purchase agreement, general and administrative non-cash amortization of options and warrants, travel and lodging expenses and legal expenses.

Significant Accounting Policies

Our Company's accounting policies are more fully described in Note 1 of Notes to Financial Statements. As disclosed in Note 1 of Notes to Financial Statements, the preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Although these estimates are based on our management’s best knowledge of current events and actions our Company may undertake in the future, actual results could differ from the estimates.

Stock Based Compensation

Our Company uses the Black-Scholes option pricing model to calculate the grant-date fair value of an award, with the following assumptions for 2014 and 2013: no dividend yield in both years, expected volatility, based on the Company’s historical volatility, 70.25% to 109% in 2014 and between 107% to 113% in 2013, risk-free interest rate between 0.58% to 2.08% in 2014 and between 0.94% to 1.86% in 2013 and expected option life of 2.13 to 7.25 years in 2014 and 3 to 10 years in 2013.

As of December 31, 2014, there was $324,004 of unrecognized compensation expense related to non-vested market-based share awards that is expected to be recognized through May 2017.

Liquidity and Capital Resources

During the year ended December 31, 2014, net cash used in operating activities was $3,140,203 and net cash used in investing activities was $294,539, which was due primarily to the Company’s research and development activities and general and administrative expenditures. Net cash provided by financing activities for the year ended December 31, 2014 was $4,329,978. At December 31, 2014, our cash and cash equivalents totaled $3,165,940, our assets totaled $4,279,423, our liabilities totaled $221,841, and we had stockholders’ equity of $4,057,582.

During the year ended December 31, 2013, net cash used in operating activities was $2,838,030 and net cash used in investing activities was $179,153, which was due primarily to the Company’s research and development activities and general and administrative expenditures. Net cash provided by financing activities for the year ended December 31, 2013 was $2,351,008. At December 31, 2013, our cash and cash equivalents totaled $2,270,704, our assets totaled $3,244,808, our liabilities totaled $122,176, and we had stockholders’ equity of $3,122,632.

Sources and Uses of Cash

Our future expenditures and capital requirements will depend on numerous factors, including: the progress of our research and development efforts; the rate at which we can, directly or through arrangements with original equipment manufacturers, introduce and sell products incorporating our polymer materials systems; the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; market acceptance of our products and competing technological developments; and our ability to establish cooperative development, joint venture and licensing arrangements. We expect that we will incur approximately $3,500,000 of expenditures over the next 12 months. Our cash requirements are expected to increase at a rate consistent with the Company’s path to revenue growth as we expand our activities and operations with the objective of commercializing our electro-optic polymer technology during 2015.

Our business does not presently generate the cash needed to finance our current and anticipated operations. We believe we have raised sufficient capital to finance our operations through October 2015, however, we will need to obtain additional future financing after that time to finance our operations until such time that we can conduct profitable revenue-generating activities.

Such future sources of financing may include cash from equity offerings, exercise of stock options, warrants and proceeds from debt instruments; but we cannot assure you that such equity or borrowings will be available or, if available, will be at rates or prices acceptable to us.

In May 2011 we signed our stock purchase agreement with Lincoln Park whereby subject to certain conditions and at our sole discretion, Lincoln Park has committed to purchase up to $20 million of our common stock over a 30-month period. We registered for resale by Lincoln Park 10,000,000 shares of our common stock in June 2011. The stock purchase agreement expired in December 2013. In June 2013 we signed our new stock purchase agreement with Lincoln Park to sell up to $20 million of common stock whereby subject to certain conditions and at our sole discretion, Lincoln Park has committed to purchase up to $20 million of our common stock over a 30-month period. We registered for resale by Lincoln Park 10,000,000 shares of our common stock in October 2013. Pursuant to the new stock purchase agreement, Lincoln Park is obligated to make purchases as the Company directs in accordance with the purchase agreement, which may be terminated by the Company at any time, without cost or penalty. Sales of shares will be made in specified amounts and at prices that are based upon the market prices of our Company's common stock immediately preceding the sales to Lincoln Park. We expect this financing to provide our Company with sufficient funds to maintain its operations for the foreseeable future. With the additional capital, we expect to achieve a level of revenues attractive enough to fulfill our development activities and adequate enough to support our business model for the foreseeable future. We cannot assure you that we will meet the conditions of the stock purchase agreement with Lincoln Park in order to obligate Lincoln Park to purchase our shares of common stock. In the event we fail to do so, and other adequate funds are not available to satisfy either short-term or long-term capital requirements, or if planned revenues are not generated, we may be required to substantially limit our operations. This limitation of operations may include reductions in capital expenditures and reductions in staff and discretionary costs.

There are no trading volume requirements or restrictions under the new stock purchase agreement, and we will control the timing and amount of any sales of our common stock to Lincoln Park. Lincoln Park has no right to require any sales by us, but is obligated to make purchases from us as we direct in accordance with the purchase agreement. We can also accelerate the amount of common stock to be purchased under certain circumstances. There are no limitations on use of proceeds, financial or business covenants, restrictions on future funding, rights of first refusal, participation rights, penalties or liquidated damages in the purchase agreement. We may terminate the stock purchase agreement at any time, at our discretion, without any penalty or cost to us. Lincoln Park may not assign or transfer its rights and obligations under stock the purchase agreement.

We expect that our cash used in operations will increase during 2015 and beyond as a result of the following planned activities:

•	The addition of management, sales, marketing, technical and other staff to our workforce;
•	Increased spending for the expansion of our research and development efforts, including purchases of additional laboratory and production equipment;
•	Increased spending in marketing as our products are introduced into the marketplace;
•	Developing and maintaining collaborative relationships with strategic partners;
•	Developing and improving our manufacturing processes and quality controls; and
•	Increases in our general and administrative activities related to our operations as a reporting public company and related corporate compliance requirements.

Analysis of Cash Flows

For the year ended December 31, 2014

Net cash used in operating activities was $3,140,203 for the year ended December 31, 2014, primarily attributable to the net loss of $4,409,797 adjusted by $148,681 in warrants issued for services, $824,726 in options issued for services, $41,362 in common stock issued for services, $151,183 in depreciation expenses and patent amortization expenses, $3,977 in prepaid expenses and $99,665 in accounts payable and accrued expenses. Net cash used in operating activities consisted of payments for research and development, legal, professional and consulting expenses, rent and other expenditures necessary to develop our business infrastructure.

Net cash used in investing activities was $294,539 for the year ended December 31, 2014, consisting of $81,350 in cost for intangibles and $213,189 in asset additions primarily for the new lab facility.

Net cash provided by financing activities was $4,329,978 for the year ended December 31, 2014 and consisted of $3,140,000 proceeds from private placement, $1,036,148 in proceeds from sale of common stock to an institutional investor and $153,830 from the exercise of options and warrants.

For the year ended December 31, 2013

Net cash used in operating activities was $2,838,030 for the year ended December 31, 2013, primarily attributable to the net loss of $3,912,326 adjusted by $135,851 in warrants issued for services, $674,897 in options issued for services, $212,156 in common stock issued for services, $126,773 in depreciation expenses and patent amortization expenses, ($42,229) in prepaid expenses and ($33,152) in accounts payable and accrued expenses. Net cash used in operating activities consisted of payments for research and development, legal, professional and consulting expenses, rent and other expenditures necessary to develop our business infrastructure.

Net cash used in investing activities was $179,153 for the year ended December 31, 2013, consisting of $69,875 in cost for intangibles and $109,278 in asset additions primarily for the new lab facility.

Net cash provided by financing activities was $2,351,008 for the year ended December 31, 2013 and consisted of $2,278,500 proceeds from resale of common stock to an institutional investor and $72,508 from the exercise of options and warrants.

BUSINESS

Lightwave Logic, Inc. is developing a new generation of advanced organic nonlinear chromophores to be used to make electro-optic polymer material systems and non-linear all-optical polymer material systems. We are developing a new generation of photonic devices that utilize our unique polymer based material systems. These polymer based material systems, when used in modulators or waveguide structures, can convert high-speed electronic signals into optical (light) signals for use in communications systems, high-speed data transfer or advanced high speed computing. Our Company is developing proprietary all-optical devices utilizing the advanced capabilities of our materials for the application mentioned above. These all-optical devices use light waves to switch other light waves meaning these material systems have third-order properties.

Inorganic material with electro-optic characteristics is the core active ingredient in high-speed fiber-optic telecommunication systems. Utilizing our proprietary technology, we are in the process of engineering advanced organic electro-optic polymer material systems that we believe may lead to significant performance advancements, component size and cost reduction, ease of processing, and thermal and temporal stability. We believe that our electro-optic polymer material systems engineered at the molecular level may have a significant role in the future development of commercially significant electro-optic related products.

Our organic electro-optic polymer material systems work by affecting the optical properties of light in the presence of an electric field at extremely high frequencies (wide bandwidths), but possess inherent advantages to inorganic materials.

Currently, the core electro-optic material contained in most modulators is a crystalline material, such as lithium niobate or gallium arsenide. The following chart describes some of the characteristics of crystalline materials and electro-optical polymers.

Crystalline Materials	Electro-optical Polymers

Must be manufactured in strict dust-free conditions since even slight contamination can render them inoperable	Capable of being manufactured in less stringent environmental conditions. Capable of being tailored at the molecular level for optimal performance characteristics
More expensive to manufacture	Less expensive to manufacture
Limited to telecommunication speeds that are less than 40Gb/s (40 billion digital bits of data per second)	Demonstrated the ability to perform at speeds that are greater than 100Gb/s (100 billion digital bits of data per second)

Lithium niobate devices require large power levels (modulation voltages) to operate and are large in size -- typically measuring about four inches long (considering that most integrated circuits are literally invisible to the naked eye, these devices are enormous)

Require significantly lower power levels, up to 60% less (modulation voltages) to operate and are capable of miniaturization

Requires more elaborate, expensive mechanical packaging (housings) generally comprised of materials, such as gold-plated Kovar, in order to assure operational integrity over required time and operating temperature ranges

Initial tests indicate no requirement for more elaborate, expensive packaging (housings)

We consider organic polymers with electro-optic qualities to be the most feasible technology for future high-speed (wide bandwidth) electronic-optical conversion. Due to the ease of processing afforded by electro-optic polymers, as well as their capacity to foster component size reduction, we believe electro-optic polymers have the potential to replace more expensive, lower-performance materials and devices used in fiber-optic ground, wireless and satellite communication networks that are used today in commercial and military telecommunications and advanced computational systems.

We also believe potential future applications may include: (i) cloud computing and data centers; (ii) telecommunications/data communications; (iii) backplane optical interconnects; (iv) photovoltaic cells; (v) medical applications; (vi) satellite reconnaissance; (vii) navigation systems; (viii) radar applications; (ix) optical filters; (x) spatial light modulators; and (xi) all-optical switches.

Our Electro-Optic Technology Approach

Our proposed solution to produce high-performance, high-stability electro-optic polymers for high-speed (wide bandwidth) telecommunication applications lies in a less mainstream, yet firmly established, scientific phenomenon called aromaticity. Aromaticity causes a high degree of molecular stability. It is a molecular arrangement wherein atoms combine into multi-membered rings and share their electrons among each other. Aromatic compounds are stable because the electronic charge distributes evenly over a great area preventing hostile moieties, such as oxygen and free radicals, from finding an opening to attack.

For the past two decades, diverse corporate interests, including, to our knowledge, IBM, Lockheed Martin, DuPont, AT&T Bell Labs, Honeywell and 3M, as well as numerous universities and U.S. Government Agencies, have been attempting to produce high-performance, high-stability electro-optic polymers for high-speed (wide bandwidth) telecommunication applications. These efforts have largely been unsuccessful due, in our opinion, to the industry's singular adherence to an industry pervasive engineering model known as the Bond Length Alternation ("BLA") theory model. The BLA model, like all other current industry-standard molecular designs, consists of molecular designs containing long strings of atoms called polyene chains. Longer polyene chains provide higher electro-optic performance, but are also more susceptible to environmental threats, which result in unacceptably low-performing, thermally unstable electro-optic polymers.

As a result, high frequency modulators engineered with electro-optic polymers designed on the BLA model or any other polyene chain design models are unstable over typical operating temperature ranges, and often exhibit performance degradation within days, hours or even minutes. Similarly, lower frequency modulators exhibit comparable failings, but to a lesser extent. These flaws, in most cases, have prevented commercial quality polymer-based modulators operating at 10-40Gb/s from entering the commercial marketplace. The thermal stability of these devices does not generally meet the minimum Telcordia GR-468 operating temperature range (-40 degrees Celsius to +85 degrees Celsius) much less the more harsh MILSPEC 883D (military specification) range of -55 degrees Celsius to 150 degrees Celsius.

None of our patented molecular designs rely on the BLA polyene chain design model.

Our Intellectual Property

Issued U.S. Patents:

•	Heterocyclical Chromophore Architectures (Granted April 5, 2011)
•	Tricyclic Spacer Systems for Nonlinear Optical Devices (Granted – February 22, 2011)
•	Heterocyclical Chromophore Architectures (Granted September 18, 2012)
•	Tricyclic Spacer Systems for Nonlinear Optical Devices (Granted- October 30, 2012)

Issued Australian Patents:

•	Heterocyclical Chromophore Architectures (Granted November 29, 2012)

Allowed Japanese Patents:

•	Heterocyclical Chromophore Architectures (Granted March 19, 2013)

We have twenty-four pending patent applications (including six patent families with applications in Australia, Canada, China, European Patent Office, Japan and the U.S. based on the PCT and U.S. applications below) in the field of nonlinear optic chromophore design as follows:

•	Stable Free Radical Chromophores, processes for preparing the same
•	Stable Free Radical Chromophores, processes for preparing the same
•	Tricyclic Spacer Systems for Nonlinear Optical Devices
•	Anti-Aromatic Chromophore Architectures
•	Heterocyclical Anti-Aromatic Chromophore Architectures
•	Heterocyclical Chromophore Architectures
•	Heterocyclical Chromophore Architectures with Novel Electronic Acceptor Systems

Heterocyclical Anti-Aromatic Systems Two of our provisional patents cover heterocyclical anti-aromatic electronic conductive pathways, which are the heart of our high-performance, high-stability molecular designs. The completely heterocyclical nature of our molecular designs "lock" conductive atomic orbitals into a planar (flat) configuration, which provides improved electronic conduction and a significantly lower reaction to environmental threats (e.g. thermal, chemical, photochemical, etc.) than the BLA design paradigm employed by other competitive electro-optic polymers.

The anti-aromatic nature of these structures dramatically improves the "zwitterionic-aromatic push-pull" of the systems, providing for low energy charge transfer. Low energy charge transfer is important for the production of extremely high electro-optic character.

Heterocyclical Steric Hindering System This patent describes a nitrogenous heterocyclical structure for the integration of steric hindering groups that are necessary for the nanoscale material integration. Due to the [pi]-orbital configuration of the nitrogen bridge, this structure has been demonstrated not to interfere with the conductive nature of the electronic conductive pathway and thus is non-disruptive to the electro-optic character of the core molecular construction. The quantum mechanical design of the system is designed to establish complete molecular planarity (flatness) for optimal performance.

Totally Integrated Material Engineering System This patent covers material integration structures under a design strategy known as Totally Integrated Material Engineering. These integration structures provide for the "wrapping" of the core molecule in sterically hindering groups that maximally protect the molecule from environmental threats and maximally protect it from microscopic aggregation (which is a major cause of performance degradation and optical loss) within a minimal molecular volume. These structures also provide for the integration of polymerizable groups for integration of materials into a highly stable cross-linked material matrix.

Historic Breakthroughs and Results

During 2004, independent quantum mechanical calculations performed on our electro-optic polymer designs at government laboratories located at the Naval Air Warfare Center Weapons Division in China Lake, California suggested that our initial aromatic molecules perform two and a half (2.5) to three and three-tenths (3.3) times more efficiently than currently available telecom grade electro-optic polymers. Our conclusion was that performance improvements of this magnitude indicate a significant breakthrough in the field of fiber-optic telecommunication.

In May and June of 2006, performance evaluations of one of our first extremely high-performance electro-optic materials were performed by electro-optic expert, Dr. C.C. Teng, co-inventor of the renowned Teng-Man test, and subsequently confirmed by the University of Arizona's College of Optical Sciences. Under identical laboratory conditions at low molecular loadings, one of our molecular designs outperformed one of the industry's highest performance electro-optic systems by a factor as high as 650%. Our conclusion was that the Teng-Man test established the validity of our novel, patent pending molecular design paradigm known as CSC (Cyclical Surface Conduction) theory; and that the success of CSC theory has the potential to establish the fundamental blueprint of electro-optic material design for decades to come, and to have broad application in commercial and military telecommunication and advanced computational systems.

On September 25, 2006 we obtained independent laboratory results that confirmed the thermal stability of our Perkinamine™ electro-optic materials. Thermal stability as high as 350 degrees Celsius was confirmed, significantly exceeding many other then commercially available high performance electro-optic materials, such as CLD-1 that exhibits thermal degradation in the range of 250 degrees Celsius to 275 degrees Celsius. This high temperature stability of our materials eliminates a major obstacle to vertical integration of electro-optic polymers into standard microelectronic manufacturing processes (e.g. wave/vapor-phase soldering) where thermal stability of at least 300 degrees Celsius is required. In independent laboratory tests, ten-percent material degradation, a common evaluation of overall thermal stability, did not occur until our Perkinamine™ materials base was exposed to temperatures as high as 350 degrees Celsius, as determined by Thermo-Gravimetric Analysis (TGA). The test results supported our Company's progress to introduce our materials into commercial applications such as optical interconnections, high-speed telecom and datacom modulators, and military/aerospace components.

On September 26, 2006, we were awarded the 2006 Electro-Optic Materials Technology Innovation of the Year Award by Frost & Sullivan. Frost & Sullivan's Technology Innovation of the Year Award is bestowed upon candidates whose original research has resulted in innovations that have, or are expected to bring, significant contributions to multiple industries in terms of adoption, change, and competitive posture. This award recognizes the quality and depth of our Company's research and development program as well as the vision and risk-taking that enabled us to undertake such an endeavor.

In July 2007, our Company developed an innovative process to integrate our unique architecture into our anticipated commercial devices, whereby dendritic spacer systems are attached to its core chromophore. In the event we are successful in developing a commercially viable product, we believe these dendrimers will reduce the cost of manufacturing materials and reduce the cost and complexity of tailoring the material to specific customer requirements.

In March 2008, we commenced production of our first prototype photonic chip, which we delivered to Photon-X, LLC to fabricate a prototype polymer optical modulator and measure its technical properties. In June 2009 we released test results conducted by Dr. C.C. Teng that re-confirmed our previous test results.

In August 2009, Photon-X, LLC commenced a compatibility study, process sequences, and fabricated wafers/chips containing arrays of phase modulators. The first one hundred plus modulators (bench top devices) were completed at the end of October 2009, and were successfully characterized for insertion loss, Vpi, modulation dynamic range and initial frequency response in March 2010. The multi-step manufacturing process we utilized to fabricate our modulators involved exposing our proprietary Perkinamine™ materials to extreme conditions that are typically found in standard commercial manufacturing settings. Our step-by-step analysis throughout the fabrication process demonstrated to us that our Perkinamine™ materials could successfully withstand each step of the fabrication process without damage.

In August 2009, we retained Perdix, Inc. in Boulder, Colorado to help us identify and build prototype products for high growth potential target markets in fiber optic telecommunications systems. During October 2009, we initiated the development and production of our prototype amplitude modulator, which can ultimately be assembled into 1- and 2-dimensional arrays that are useful for optical computing applications, such as encryption and pattern recognition. We expected our initial prototype amplitude modulator to be completed by the end of the second quarter 2010. We continued to work on this device throughout 2010 and discovered its design had limitations so we terminated the program to take a different design approach. We embarked on the new design approach in 2011 with another partner, Boulder Nonlinear Systems (BNS). A feasibility study with our new design partner was started in late 2011. This research and development program continued through 2013, and was completed the end of the third quarter of 2013. The results of this study gave us a guide on how to move forward with the design of our prototype spatial light modulator. The second phase of the program is under review and we expected to start the second phase sometime the second half of 2014; but funding for phase two of this program was delayed. We hope to reengage our work on this program in 2015 after funding is approved.

In March 2010 we successfully concluded initial electrical and optical performance testing of our prototype phase modulator and began Application Engineering of our technology in customer design environments and working directly with interested large system suppliers to attempt to engineer specific individual product materials and device designs for sale to or by these suppliers.

In October of 2010, we completed the concept stage of a novel design for an advanced optical computing application and moved forward into the design stage with Celestech, Inc. of Chantilly, Virginia. Several projects with Celestech are currently on hold. If these projects move forward, they will incorporate one or more of our Company’s advanced electro-optical polymer materials.

In October of 2010 we announced the results of testing performed by Lehigh University that demonstrated the third-order non-linear properties of our proprietary molecules in the PerkinamineNR™ chromophore class. Lehigh University determined that the material was 100 times stronger than the highest off-resonance small molecule currently known. They also determined that it was 2,600 times more powerful than fused silica and demonstrated extremely fast (less than 1 picosecond) photo-induced non-linear response that would be capable of modulation at rates of 1 THz (terahertz). Additional testing at Lehigh University of the Company’s other Perkinamine™ class of materials demonstrated third-order non-linear properties, which may have utility in all optical switches.

In March 2011 we entered into a research and development agreement with the City University of New York’s Laboratory for Nano Micro Photonics (LaNMP) to develop third-order non-linear devices. The combination of LaNMP’s device capabilities together with our materials expertise should accelerate the development of all-optical devices. This effort, starting with an all-optical switch, is being continued at the University of Colorado, Boulder through an agreement entered into in January 2013. This research and development effort continued through 2014, but not at the pace we expected. In 2015 we hope to engage a product development partner, which should accelerate the product development program.

In March 2011, we entered into a research and development agreement with the City University of New York’s (“CUNY”) Laboratory for Nano Micro Photonics (LaNMP) to develop third-order non-linear devices. The combination of LaNMP’s device capabilities together with our materials expertise showed promise for the development of all-optical devices. The agreement ran through the end of 2011. The goal of the project was to fabricate and test slot waveguides embedded with two types of nonlinear optical polymers obtained from our Company. These two polymers were Perkinamine™ and PerkinamineNR™. In CUNY’s final report it showed they successfully demonstrated that the Perkinamine™ and PerkinamineNR™ survived their 170 degrees C processing temperature without degradation. According to their report, they were successful in one processing run wherein they showed the possibility to realize waveguides with very smooth sidewalls. Reflectivity measurements carried out under optical pumping showed phase shift in the Perkinamine™ material. We are continuing research in this area with the University of Colorado, Boulder.

In March 2011 we announced a two-year research and development collaboration with the University of Alabama to explore the advanced energy capture properties of our Perkinamine™ class of chromophores. Our material absorbs light across a wide range of wavelengths from near infrared into the near ultraviolet. We have subsequently ended our relationship with the University.

In December 2011, we announced the discovery of a new material named Perkinamine Indigo™. We believe this represents a major advancement in the field of organic nonlinear optical materials. These were initial results and we have much to learn about how to harness full potential of Perkinamine Indigo™. The material demonstrated an unusually high electro-optical effect of greater than 250 picometers per volt at 1550 nanometers with excellent thermal and photo stability. Independent research laboratories at Micron Inc., Photon-X and The University of Colorado confirmed these characteristics. More recent measurements have shown an electro-optical effect closer to 100 picometers per volt in a 500 nm thin films. We continued the development work to better understand these results. In January 2014 we created a new methodology to combine multiple chromophores into a single polymer host that will significantly improve its ability to generate more powerful organic, nonlinear electro-optical polymer systems. The new synthetic chemistry process can enable multiple chromophores (dyes) to work in concert with each other within a single polymer host. This proprietary process has created two new material systems, which have demonstrated outstanding electro-optic values. In addition, initial thermal stability results exceed any commercially available organic nonlinear polymer material systems.

In June 2012 we opened a new internal research laboratory facility in Newark, Delaware in the Delaware Technology Park, near the University of Delaware. This new lab facility enables us to synthesize and test our materials in the same facility and will help us accelerate our development efforts. It is equipped with state of the art equipment necessary to expand our ability to conduct synthetic chemistry in much more tightly controlled conditions. Additionally, we equipped a separate advanced optical laboratory at the same location where the necessary testing of material candidates will be performed as they emerge from our new synthesis laboratory.

In July 2012 we entered into an agreement with The University of Colorado, Boulder, GWOL to conduct analytical testing and to carry out studies that will give a better understanding of the properties of a new class of composite organic electro-optic materials. This class of materials is our Perkinamine Indigo™. The processing and measurements were carried out primarily at the university’s Guided Wave Optics Laboratory (GWOL). The work was completed in close collaboration with Company personnel. It was determined a new synthetic chemistry and material process methodology was needed for consistent and repeatable results. That methodology was announced in January 2014.

In February 2013 we delivered to a potential large system supplier customer prototype devices that were coated with our advanced organic nonlinear electro-optical polymer, Perkinamine Indigo™. Tests conducted by the University of Colorado, Boulder on coupons coated with the material demonstrated R33 measurements from 100-125 picometers per volt, as measured by the University of Colorado which exceeded the potential large system supplier customer's stated electro-optical requirements.

In March 2013 we entered into a product development contractor agreement with EM Photonics (EMP) of Newark, Delaware to fabricate and test waveguides and phase modulators during an initial development phase using existing EMP polymer modulator design and processes. In June 2013 we consolidated the EMP design program into our University of Colorado, Boulder (UCB) program after we fabricated structures with UCB that will be used as the basic building blocks of our Integrated Optical Device effort for the construction of both our advanced telecom modulator and data communications transceiver. In August 2013 in a combined effort of the Company’s chemists, the University of Colorado, Boulder, and a third party research group, we successfully fabricated Silicon Organic Hybrid (SOH) slot waveguide modulators. The devices utilized an existing modulator structure with one of our proprietary electro-optic polymer material systems as the enabling material layer. In October 2013, we confirmed the functionality of the SOH slot waveguide modulators as operating devices.

In April 2013 our potential large system supplier customer informed us that their preliminary testing results on the prototype devices coated with Perkinamine Indigo™ that we delivered to them in February 2013 demonstrated several of the key performance parameters that they desired. There are still additional tests that need to be completed. We worked with our potential customer utilizing our Perkinamine™ family of chromophores in a number of host polymers to evaluate these polymers in conjunction with our chromophores for a specific performance attributes for their application. Currently, this potential customer’s program is on hold, and we do not know when or if this program will restart. We are currently talking to potential new development partners.

In August 2013 in a combined effort of the Company’s chemists, the University of Colorado, Boulder, and a third party research group we successfully fabricated Silicon Organic Hybrid (SOH) slot waveguide modulators. The devices utilized an existing modulator structure with one of our proprietary electro-optic polymer material systems as the enabling material layer. In October 2013, we confirmed the functionality of the SOH slot waveguide modulators as operating prototype devices. These first-generation devices have achieved greater electro-optical activity and dramatically lower drive voltage than industry standard modulators based on inorganic materials. We continued this effort in 2014 and have signed an agreement with the third party research group to continue our collaboration through 2015.

In November 2013, preliminary testing and initial data on our SOH slot waveguide modulators demonstrated several promising characteristics. The tested SOH chip had a 1-millimeter square footprint, enabling the possibility of sophisticated integrated optical circuits on a single silicon substrate. In addition, the waveguide structure was approximately 1/20 the length of a typical inorganic-based silicon photonics modulator waveguide. With the combination of our proprietary electro-optic polymer material and the extremely high optical field concentration in the slot waveguide modulator, the test modulators demonstrated less than 2.2 volts to operate. Initial data rates exceeded 30-35 Gb/sec in the telecom, 1550 nanometer frequency band. This is equivalent to four, 10Gb/sec, inorganic, lithium niobate modulators that would require approximately 12-16 volts to move the same amount of information. Our material also operates in the 1310 nanometer frequency band, which is suitable for data communications applications.

In January 2014 we created a new methodology to combine multiple chromophores into a single polymer host that will significantly improve their ability to generate more powerful organic, nonlinear electro-optical polymer systems. The new synthetic chemistry process can enable multiple chromophores (dyes) to work in concert with each other within a single polymer host. This proprietary process has created two new material systems, which have demonstrated outstanding electro-optic values. In addition, we now have a significant amount of data on the thermal aging of our materials. We have demonstrated that our materials can withstand considerably more than 500 hours at 110 degrees C with little to no change in electro-optic activity in our materials, which is a significant milestone. To our knowledge, this is something that has not occurred before in any polymer. We are also concurrently coating prototype waveguides with our proprietary material system.

In February 2014 we received our first purchase order for our advanced organic nonlinear electro-optic polymer from Boulder Nonlinear Systems (BNS) of Boulder, Colorado in connection with the development of a next generation LADAR system. A LADAR system is a radar system that utilizes a pulse laser to calculate the distance to a target, but is also capable of rendering a 3-D image. In the event BNS continues to move forward with the development of this LADAR system, we expect to receive additional purchase orders from BNS.

In March 2014 we began the process of manufacturing an advanced design Silicon Organic Hybrid Transceiver prototype and we released the completed chip design to the OpSIS Center at the University of Delaware who produced initial silicon chips, which were delivered to us in December 2014 and January 2015. We are currently qualifying and testing these chips for utilization in our Silicon Organic Hybrid Transceiver. The initial application will target inter-data center interconnections of more than 10 kilometers. Our next design will utilize a different frequency and address the current bottleneck in the rack-to-server layer.

In April 2014 we entered into a sole worldwide license agreement with Corning Incorporated enabling us to integrate Corning's organic electro-optical chromophores into our portfolio of electro-optic polymer materials. The agreement allows us to use the licensed patents within a defined license field that includes communications, computing, power, and power storage applications utilizing the nonlinear optical properties of their materials. As a result of obtaining this license agreement, we created a new powerful and durable nonlinear organic electro-optical material that will be used in photonic device development and is based on our new multi-chromophore approach that allows two or more chromophores to work in concert. This multi-chromophore system has achieved a 50% increase in chromophore concentration, leading to higher electro-optical activity when compared to an equivalent single chromophore system. Repeated, multi-point measurements multi-chromophore system shows approximately twice the electro-optic effect of Lithium Niobate with excellent durability.

In August 2014 the University of Colorado successfully fabricated and tested a bleached electro-optic waveguide modulator designed and fabricated through a sponsored collaborative research agreement. The results of this initial bleached waveguide modulator correlated well with previous electro-optic thin film properties. These initial results of our first in-house device are significant to our entire device program and are an important starting point for modulators that are being developed for target markets. We have multiple generations of new materials that we will soon be optimizing for this specific design.

In October 2014 we submitted an order with Reynard Corporation to produce gold-layered fused silica substrates for our bleached waveguide modulators to be coated with several of our organic electro-optical polymers, which we received in early November and performance tested throughout December. Upon completion of our side-by-side comparative testing of our organic polymers versus duplicate silicon photonic devices, we will coat the gold-layered fused silica substrates with our proprietary polymers and begin to produce working demonstration prototype devices that we will use to present to potential customers and development partners. The bleached waveguide modulator represents our first commercially viable device, and targets metro networks (< 10Km) within large scale telecommunications and data communications networks and represents approximately a $300MM per year market opportunity for us.

In December 2014 we subjected several blends of materials created by our multi-chromophore process to thermal aging tests that included lengthy exposure to high temperatures (85C and 110C) for 300 hours. The data collected indicated minimal loss of electro-optical activity (R33), even after over 500 hours at 110C. Extrapolated internal aging calculations indicated that our organic polymers are expected to provide decades of operational performance. These results exceed previously published efforts for other organic polymers.

The Electro-Optic Device Market

General

Electro-optic devices such as fiber-optic modulators translate electric signals into optical signals. Such devices are used in communication systems to transfer data over fiber-optic networks. Optical data transfer is significantly faster and more efficient than transfer technologies using only electric signals, permitting more cost-effective use of bandwidth for broadband Internet and voice services.

Two distinct technologies currently exist for the fabrication of fiber-optic devices, such as fiber-optic modulators. The first, which is the more traditional technology, utilizes an electro-optically active inorganic core crystalline material (e.g. lithium niobate). The second, which is the focus of the Company’s research and development, involves the exploitation of electro-optic polymers.

Traditional Technology - Inorganic Crystals

Traditional technology translates electric signals into optical signals generally relying upon electro-optic materials, such as lithium niobate or gallium arsenide. Five of the largest inorganic fiber-optic component manufactures hold approximately 85% of the electro-optic modulator component market. They are JDSU, Sumitomo, Oclaro, Fujitsu and ThorLabs. These companies are heavily invested in the production of crystalline-based electro-optic modulator technologies, as well as the development of novel manufacturing techniques and integrated laser/modulator designs. While each company possesses their own modulator design and processing patents, the underlying core constituents (lithium niobate, gallium arsenide, indium phosphide) occur in nature and as such cannot be patented.

New Technology - Organic Polymers

Our developing technology that translates electric signals into optical signals relies upon organic electro-optic materials, such as electro-optic polymers. Electro-optic polymers involve the material integration of specifically engineered organic (carbon-based) compounds. The molecular designs of these compounds are precise and do not occur naturally; thus they may be protected under patent law.

Polymer-based electro-optic modulators may provide considerable advantages over traditional inorganic fiber-optic technology in terms of:

•	Cost
•	Size and versatility
•	Modulating/switching speed
•	Optical transmission properties
•	Lower operating voltages
•	Generate less heat

Our Company holds an extensive amount of internally developed intellectual property in the field of electro-optic molecular design that, as a whole, attempts to fundamentally solve these and other problems associated with these molecular structures. We believe our provisional patents describe broad, highly unique techniques for novel paradigms in molecular design.

Our innovative solution lies in a very well known scientific phenomenon called aromaticity, which causes a high degree of molecular stability. Aromaticity is a molecular arrangement wherein atoms combine into multi-membered rings and share their electrons among each other. Aromatic compounds are extremely stable because the electronic charge distributes evenly over a great area preventing hostile moieties, such as oxygen and free radicals, from finding an opening to attack. Until now, to our knowledge, no one has been able to propose molecular designs that could effectively exploit aromaticity in the design of a high-performance electro-optic polymer.

We believe now that we have fabricated electro-optic molecular architectures that do in fact exhibit extremely high thermal stability, our technologies may soon replace inorganic electro-optic materials in the marketplace due to their considerable advantages over traditional inorganic fiber-optic materials.

Our Target Markets

Our proprietary electro-optic polymers are designed at the molecular level for potentially superior performance, stability and cost-efficiency and we believe may have the potential to replace more expensive, lower-performance materials and devices used in fiber-optic ground, wireless and satellite communication networks. We believe our organic electro-optic polymers may have broad applications in civilian and military telecommunications and advanced computational systems. Potential future applications may include: (i) cloud computing and data centers; (ii) telecommunications/data communications; (iii) backplane optical interconnects; (iv) photovoltaic cells; (v) medical applications; (vi) satellite reconnaissance; (vii) navigation systems; (viii) radar applications; (ix) optical filters; (x) spatial light modulators; and (xi) all-optical switches.

Cloud computing and data centers

Big data is a general term used to describe the voluminous amount of unstructured and semi-structured data a company creates -- data that would take too much time and cost too much money to load into a relational database for analysis. Companies are looking to cloud computing in their data centers to access all the data. Inherent speed and bandwidth limits of traditional solutions and the potential of organic polymer devices offer an opportunity to increase the bandwidth, reduce costs and improved speed of access.

Telecommunications/Data Communications

Telecommunications is one of the primary initial target applications for electro-optic polymers. Telecommunication companies are currently faced with the enormous challenge to keep up with the tremendous explosion in demand for bandwidth due to the popularity of Internet enabled devices accessing all forms of streaming media, along with voice messaging, text messaging and cloud based data access.

The challenge for these companies is converting digital information in the form of electric signals into optical information and back. Their networks rely upon optical modulators based around inorganic materials, such as lithium niobate, to accomplish this task. These existing legacy modulators have inherent limitations in terms of maximum data rates, error correction, and costs associated with their manufacture and other operating costs related to drive voltage and heat dissipation due to the complexities of producing single crystalline ingots of sufficient diameter (3 to 5 inches). Also, strict environmental controls must be enforced during the growth of the core crystalline material.

Replacing these inorganic materials with organic polymer materials made with Perkinamine™ chromophores would offer significant improvements in data rates; reduce form factor; require less error correction along with a significant reduction in drive voltage leading to less heat dissipation and hence reduce the overall cost of operation with regard to site cooling. Polymers are not inherently costly to produce nor do they require such strict environmental conditions. Due to their material flexibility (e.g. ability to more easily mold into specific topologies) they are expected to enable smaller, faster, less expensive, and more integrated network components. In many laboratory tests, electro-optic polymers have demonstrated substantial (3-10x) transmission data speed improvements over crystalline technologies (lithium niobate, gallium arsenide, indium phosphide).

Backplane Optical Interconnects

Organic nonlinear polymer based devices offer advantages in Active Optical cables that are used in data communications in computer-to-computer or server-to-server applications. It is reported that backplane optical interconnects are envisioned by members within leading corporations (including IBM, Intel and Agilent Technologies) as the future of high-speed computation. These components can potentially replace copper circuitry with photons carrying digital information over fiber optic cable in CPU architecture to manage CPU-to-graphics, CPU–to-memory and CPU-to-I/O device interactions that have previously operated over an internal electrical bus. On-Chip optical buses can increase performance and decrease cost. They could speed the transmission of information within an integrated circuit, among integrated circuit chips in a module, and across circuit boards at speeds unattainable with traditional metallic interconnections and bus structures. Additionally, our organic polymer material possesses the thermal stability necessary to survive Complementary Metal Oxide Semiconductor (CMOS) processing temperatures that gives it the ability to be spin-coated directly on silicon substrates. In the future, all-optical (light-switching-light) signal processing could become possible using an advanced version of our chemistry.

Photovoltaic Cells

A solar cell (also called a photovoltaic cell) is an electrical device that converts the energy of light directly into electricity by the photovoltaic effect. It is a form of photoelectric cell (in that its electrical characteristics—e.g. current, voltage, or resistance—vary when light is incident upon it) which, when exposed to light, can generate and support an electric current without being attached to any external voltage source. These cells are very inefficient. Organic nonlinear polymers offer potential increases in the efficiency of photovoltaic cells that could be orders of magnitude greater than LCD technology.

Medical Applications

Medical Applications for electro-optic polymers have been proposed for many varied applications, including dentistry, oncology and protein identification. Although experimental, it is believed that the successful fabrication of high-stability electro-optic polymers could open up many future applications such as these. Other medical applications such as the higher-speed transmission of medical records, X-ray and MRI scans over the Internet would be improved by the broadening of Internet bandwidth.

Satellite Reconnaissance

Satellite reconnaissance applications include a specific target market within the Department of Defense, the 14-member Intelligence Community and their contractors. Electro-optic polymers have historically been seen as attractive for potential application in this market due to the constant need for the fastest bandwidth transmission to meet the needs of national security.

Navigation Systems

Navigation systems for both advanced aerial and missile guidance require the use of electro-optic gyroscopes. These devices are currently fabricated out of lithium niobate or similar electro-optic materials; the application of electro-optic polymers would facilitate the development of more accurate and architecturally simple device designs.

Radar Applications

Radar Applications, specifically phased array radar, has been traditionally understood as a potential application for successful electro-optic material designs, along with electronic counter measure systems (ECM) systems, ultra-fast analog-to-digital conversion, LADAR, land mine detection, radio frequency photonics and spatial light modulation.

Optical Filters

Optical filters are devices that utilize optical waveguides and various other structures like ring resonators that can be made with organic nonlinear materials that can filter out a specific wavelengths from one waveguide and redirect them to a different waveguide.

Spatial Light Modulators

Spatial Light Modulators (SLMs) are optical computing devices that can be used in various recognition applications by collecting and correlating optical input to stored images in a database using complex mathematical computations based around calculated light intensity at various point on an image. Existing Liquid Crystal display technology that is accurate, but too slow for widespread adoption has hampered proliferation of these devices.

All-Optical Switches

All-optical switches are expected to be included in the future market of all-optic devices. All-optical devices convert data in the form of input light signals to a secondary light data stream. Some experts anticipate that all-optical switches will replace traditional switches used today in microprocessors. All-optical switches are expected to enable the fabrication of an entirely new high-speed generation of "polymer" based computers that operate on light instead of electricity, which in turn should significantly improve computation speeds.

Our Business Strategy

The Company has recently revised its business strategy from a materials only approach into a dual path strategy that also includes developing devices, components and potentially sub-systems. Our economic model anticipates that our revenue stream will be derived from one or some combination of the following: (i) technology licensing for specific product application; (ii) joint venture relationships with significant industry leaders; or (iii) the production and direct sale of our own electro-optic device components. Our objective is to be a leading provider of proprietary technology and know-how in the electro-optic device market. In order to meet this objective, we intend, subject to successful testing of our technology and having available financial resources, to:

•	Develop electro-optic polymer material systems and non-linear all-optical polymer material systems and photonic devices
•	Continue to develop proprietary intellectual property
•	Streamline our product development process
•	Develop a comprehensive marketing plan
•	Maintain/develop strategic relationships with government agencies, private firms, and academic institutions
•	Continue to attract and retain high level science and technology personnel to our Company

Develop Electro-Optic Product Devices

We intend to utilize our proprietary optical polymer technology to create an initial portfolio of commercially feasible electro-optic polymer product devices and applications for various markets, including telecommunications and government. We expect our initial product device line to include high-speed 40Gb/s and 100Gb/s modulators and system applications.

Continue to Develop Proprietary Intellectual Property

We plan to advance our core competence in electro-optic polymer technology by continuing to develop proprietary materials, processes, designs and devices. We also plan to protect our technology by filing patent applications where appropriate, obtaining exclusive technology rights where available, and taking other appropriate steps to secure and protect our intellectual property.

Streamline Our Product Development Process

We intend to streamline our development process and to design, fabricate and test proprietary materials and potential electro-optic polymer devices in order to position our Company to take advantage of emerging market opportunities.

In 2011 we retained the services of EOvation Advisors LLC, a technology and business advisory firm founded by Dr. Frederick Leonberger, former chief technology officer at JDS Uniphase Corporation, a leading provider of communications test and measurement solutions, and optical products. Dr. Leonberger is presently a senior advisor to the Company and its Board of Directors in assisting our Company with strategic planning and the design of optical modulators that we intend to develop.

Develop a Comprehensive Marketing Plan

We are developing a sales and marketing plan for our devices for implementation once we produce multiple prototype devices for the optical market. We plan to aggressively pursue sales of our potential products through the use of industry-specific sales organizations, such as electro-optic component representatives and distributors. In addition, we plan to target market leaders as initial customers and to leverage relationships with these market leaders to obtain future contracts and sales references.

Maintain/Develop Strategic Relationships with Government Agencies, Private Firms, and Academic Institutions

Since the formation of our Company, we have had numerous strategic relationships with government agencies that have provided us with funding and access to important technology. We intend to establish, re-establish or maintain our relationships with:

1.	DARPA, the Defense Advance Research Project Agency by sharing the technical data and test results on our aromatic molecular materials.
2.

Strategic partners ranging from micro-electronic component firms to large-scale computer companies. We believe strategic alliances and/or technology licensing will be a crucial step in commercializing our novel technologies and achieving competitive advantages.

3.

The National Science Foundation, an independent federal agency created by Congress to promote the progress of science; to advance the national health, prosperity, welfare and to secure the national defense through advanced and promising new technologies.

4.	The University of Delaware, an institution well known for excellence in optical engineering.
5.	The Guided Wave Optics Laboratory (GWOL) of the University of Colorado at Boulder (UCB).

Continue to attract and retain high-level science and technology personnel to our Company

In May 2007, we retained Dr. David F. Eaton as our Interim Chief Technology Officer and in January 2008, Dr. Eaton became our permanent Chief Technology Officer until his resignation as such in November 2011. Dr. Eaton now serves as our scientific advisor, a non-executive position. Previously, Dr. Eaton spent thirty years with DuPont where he worked in research & development, research & development management and business leadership positions. Dr. Eaton spearheaded DuPont’s entry into polymer-based components for fiber optic telecommunication by founding DuPont Photonics Technology, a wholly owned subsidiary of DuPont.

In March 2008, we retained Terry Turpin as our Optical Computing expert. Mr. Turpin began his engineering career developing computing engines for the National Security Agency (NSA) where he served as Chief of the Advanced Processing Technologies Division, representing the NSA on the Tri-Service Optical Processing Committee organized by the Under Secretary of Defense for Research and Engineering.

In November 2008, we retained Howard E. Simmons, III, PhD to our technology team. Dr. Simmons is a graduate of MIT and Harvard, who spent 25 years with DuPont engaged in research & development at the corporate and business unit level. Mr. Simmons has contributed to programs in organic light emitting diodes (OLEDS), printable electronics, graphic arts, optical recording materials and fundamental polymer research and holds 26 patents.

In February 2009, we retained Anthony J. Cocuzza, PhD to our technology team. Dr. Cocuzza worked for 30 years in medicinal chemistry and brings a highly developed set of synthetic and analytical skills to our Company. A graduate of Princeton, Dr. Cocuzza spent 24 years with DuPont engaged in corporate research & development and with DuPont’s joint venture with Merck.

In November 2011 we retained Louis C. Glasgow, PhD as our Chief Technology Officer. For seven years Dr. Glasgow worked at Corning, Inc. as the Director of Organic Technology. Prior to that, Dr. Glasgow spent 28 years working at DuPont in various capacities, his last being Director of Innovation. In May 2013 Dr. Glasgow resigned as Chief Technology Officer and now serves as Senior Technical Advisor to the Company, a non-executive position.

In December 2011, we retained Dr. Frederick Leonberger, PhD as our Senior Advisor. Dr Leonberger is the former Chief Technology Officer of JDS Uniphase, Inc. We previously retained EOvation Advisors LLC, a technology and business advisory firm founded by Dr. Frederick Leonberger, as a consultant to the Company. Dr. Leonberger is presently assisting our Company with strategic planning and the design of optical modulators that we intend to develop. Starting January 2013, Dr. Leonberger also serves as an advisor to our Board of Directors.

In March 2013 we retained Mr. Lou Bintz as our Manager of Product Development. In June 2013 Mr. Bintz was promoted to Vice President of Product Development, a non-executive position. Mr. Bintz brings almost two decades of experience in research and business development activities involving fiber and polymer optical sensors, electro-optic modulators, high power laser diodes, HDTV CRT systems, and OLED design fabrication and testing. His technical management experience includes principal investigator for a USAF electro-optic polymer modulator government contract, group leader of image quality and electron deflection units for Philips Global USA, and engineering manager of process development at Nlight Photonics. He was an original member of Lumera Photonics and was the lead photonic device scientist whose duties included device design and modeling capabilities, optical testing specification and build out of optical test and characterization facilities, as well complete ground up build out of class 100 clean room electro-optic waveguide fabrication facilities. Mr. Bintz has strong experience in six sigma based lean manufacturing methodologies & management of high volume production environments, and holds six US patents and four international patents in the field of electro-optic photonic device design and fabrication. He received his B.S. in engineering physics and M.S. in electrical engineering degrees from the University of Colorado, Boulder.

In February 2014 we retained Ashok Shenvi, PhD as part of our technology team as Senior Principal Investigator. Dr. Shenvi received his Ph.D. from Stanford University and a M.Sc. from the Indian Institute of Technology in Bombay, India. Dr. Shenvi has over 30 years of experience working in medicinal and organic chemistry at Astra Zeneca Pharmaceuticals and central research at E. I. DuPont Company. Dr. Shenvi has authored 37 scientific publications and presentations, and has been granted 20 patents.

Our Research and Development Process

Our research and development process consists of the following steps:

•

We develop novel polymer materials utilizing our patented and patent pending technology to meet certain performance specifications. We then develop methods to synthesize larger quantities of such material.

•

We conduct a full battery of tests at the completion of the synthesis of each new polymer material to evaluate its characteristics. We also create development strategies to optimize materials to meet specifications for specific applications.

•

We integrate data from the material characterization and test results to fabricate devices. We analyze device-testing results to refine and improve fabrication processes and methods. In addition, we investigate alternative material and design variations to possibly create more efficient fabrication processes.

•	We create an initial device design using simulation software. Following device fabrication, we run a series of optical and electronic tests on the device.

We have and expect to continue to make significant operating and capital expenditures for research and development. Included in our operating expenses for the year ended December 31, 2014 was $2,849,620 for research and development expenses compared to $2,068,050 for the year ended December 31, 2013, for an increase of $781,570.

Our Proprietary Products in Development

As part of a two-pronged marketing strategy, our Company is developing several optical devices, which are in various stages of development and that utilize our organic nonlinear optical materials. They include:

Bleached Waveguide Modulator

Our bleached electro-optic waveguide modulator was designed and fabricated through a sponsored collaborative research agreement and successfully fabricated and tested by the University of Colorado. The results of this initial bleached waveguide modulator correlated well with previous electro-optic thin film properties. These initial results of our first in-house device are significant to our entire device program and are an important starting point for modulators that are being developed for target markets. We have multiple generations of new materials that we will soon be optimizing for this specific design. The bleached waveguide modulator represents our first commercially viable device, and targets metro networks (< 10Km) within large scale telecommunications and data communications networks and represents approximately a $300MM per year market opportunity for us.

Slot Waveguide Modulator

Our functional Silicon Organic Hybrid (SOH) slot waveguide modulator utilizes an existing modulator structure with one of our proprietary electro-optic polymer material systems as the enabling material layer, and is functional as an operating prototype device. Preliminary testing and initial data on our SOH slot waveguide modulators demonstrated several promising characteristics. The tested SOH chip had a 1-millimeter square footprint, enabling the possibility of sophisticated integrated optical circuits on a single silicon substrate. In addition, the waveguide structure was approximately 1/20 the length of a typical inorganic-based silicon photonics modulator waveguide. With the combination of our proprietary electro-optic polymer material and the extremely high optical field concentration in the slot waveguide modulator, the test modulators demonstrated less than 2.2 volts to operate. Initial data rates exceeded 30-35 Gb/sec in the telecom, 1550 nanometer frequency band. This is equivalent to four, 10Gb/sec, inorganic, lithium niobate modulators that would require approximately 12-16 volts to move the same amount of information. Our material also operates in the 1310 nanometer frequency band, which is suitable for data communications applications. We continued with our collaborative development of our SOH slot waveguide modulator in 2014 and have signed an agreement with the associated third party research group to continue our collaboration through 2015.

Spatial Light Modulator

We have a development program to develop a Spatial Light Modulator with an outside manufacturer, Boulder Nonlinear Systems (BNS) utilizing certain Perkinamine™ chromophores. A spatial modulator is a form of optical computer that can perform various advanced tasks, such as object and facial recognition, by using advanced mathematical calculations known as Fourier Transforms. Our organic nonlinear optical materials can potentially produce update rates of more than a million times per second, which is a significant improvement in processing speed over existing Liquid Crystal Display technology that updates at only 30 to 60 times per second.

100 Gbps Telecommunications Modulator

We have recently begun a second-generation design of a unique telecommunications modulator incorporating our newly developed materials in the Perkinamine™ family. We anticipate this modulator will be able to exceed the performance of existing legacy modulators by an order of magnitude, and will allow for improvements in the form of reduced power consumption and reduced device cost.

200 Gbps Datacomm/Telecomm Photonic Transceiver

We, along with our partners at the University of Colorado at Boulder (UCB) propose to develop multichannel integrated nanophotonic transceivers (MINTS) for application in data communications. The transceiver consists of a silicon photonic chip fabricated with nonlinear polymer infused modulators (SOH), multiplexers, demultiplexers, detectors and grating fiber couplers to an external light source. The CMOS-compatible optical modulators are key components for future silicon-based photonic transceivers. Our solution, the silicon-organic hybrid (SOH) platform has been proposed and is being prototyped. In the SOH approach, the optical signal is guided by a silicon waveguide while an organic cladding provides the electro-optic effect.

Other Potential Applications For Our Products

Optical Filters

We are in preliminary design and fabrication phases of development of an optical filter using our proprietary Perkinamine™ and PerkinamineNR™ materials within a SiNx photonics platform. Initial work has been done in collaboration with City University of New York, but limitations in their process capabilities have led us to seek alternate fabrication facilities, which are underway at this time.

All-Optical Switches

An all-optical switch is one that enables signals in optical fibers or networks to be selectively switched from one fiber or circuit to another. Many device designs have been developed and commercialized in today’s telecom networks to effect optical switching by using mechanical or electrical control elements to accomplish the switching event. Future networks will require all-optical switches that can be more rapidly activated with a low energy and short duration optical (light) control pulse. We are in early development of an all-optical switch in collaboration with the University of Colorado, Boulder under a sponsored research agreement.

Multi-Channel Optical Modem

The availability of low cost electro-optic modulators will enable low cost multichannel optical modems that will use many wavelengths in parallel and employ high efficiency modulation techniques such as QAM (quadrature amplitude modulation). Such modems would enable an order of magnitude increase in the Internet capacity of legacy fiber. Lightwave Logic is in the early feasibility stage of such a multichannel optical modem.

Our Current Strategic Partners

University of Colorado Boulder

The Guided Wave Optics Laboratory (GWOL) of the University of Colorado at Boulder (UCB) is the research laboratory of Prof. Alan Mickelson. Active research areas at present include nonlinear optics in polymers, plasmonic meta-materials and silicon photonics. Facilities at GWOL include cleanroom for optical and electrical device fabrication, VIS/IR lasers and optical benches for testing, high-speed electronics for driving subsystems and micro positioning necessary for coupling to nano optics as well as fiber optic systems. GWOL has been performing optical testing as a customer service since its inception in 1984. They possess capabilities such as Teng Mann electro-optic coefficient determination, thin film processing and basic device design.

Boulder Non-Linear Systems

Boulder Nonlinear Systems, Inc. is a Colorado company that designs, manufactures and sells liquid crystal based photonics devices and systems. BNS builds unique analog liquid crystal on silicon modulators used in applications ranging from holographic storage to microscopic cell manipulation. Its advanced liquid crystal technology is used in telecommunications, medical instruments, defense, and manufacturing.

Our Past Government Program Participation

Our Company has been a participant in several vital government sponsored research and development programs with various government agencies that protect the interests of our country. The following is a list of some of the various divisions of government agencies that have provided us with advisory, financial and/or materials support in the pursuit of high-speed electro-optic materials. We are not partnered with, strategically related to, or financially supported by any governmental agency at this time. Our previous relationships included:

•	National Reconnaissance Office (NRO)
•	Properties Branch of the Army Research Laboratory on the Aberdeen Proving Grounds in Aberdeen, Maryland.
•	Defense Advance Research Project Agency (DARPA)
•	Naval Air Warfare Center Weapons Division in China Lake, California
•	Air Force Research Laboratory at Wright-Patterson Air Force Base in Dayton, Ohio

Our Competition

The markets we are targeting for our electro-optic polymer technology are intensely competitive. Among the largest fiber-optic component manufactures are Finisar, JDSU, Oclaro, NeoPhotonics, OpLink, CyOptics. Additionally, the five largest inorganic modulator component manufacturers hold approximately 85% of the electro-optic modulator component market. They are JDSU, Sumitomo, Oclaro, Fujitsu and ThorLabs. These companies are heavily invested in the production of crystalline-based electro-optic modulator technologies, as well as the development of novel manufacturing techniques and modulator designs.

We consider GigOptix, Inc., as our primary competitor. They have designed and patented potentially commercially feasible electro-optic polymers and hold an exclusive license to all electro-optic polymeric technology developed at the University of Washington. GigOptix presently has a joint venture with CPqD.

We believe that through the commercialization of our technology, we will be poised to obtain a significant portion of the component manufacturing market. Electro-optic polymers demonstrate several advantages over other technologies, such as inorganic-based technologies, due to their reduced manufacturing and processing costs, higher performance and lower power requirements. Our patented organic polymers and future electro-optic devices have demonstrated significant stability advantages over our known competitor's materials.

We believe the principal competitive factors in our target markets are:

•	The ability to develop and commercialize highly stable optical polymer-based materials and optical devices, including obtaining appropriate patent and proprietary rights protection.
•	Lower cost, high production yield for these products.
•	The ability to enable integration and implement advanced technologies.
•	Strong sales and marketing, and distribution channels for access to products.

We believe that our current business planning will position our Company to compete adequately with respect to these factors. Our future success is difficult to predict because we are an early stage company with all of our potential products still in development.

Many of our existing and potential competitors have substantially greater research and product development capabilities and financial, scientific, marketing and human resources than we do. As a result, these competitors may:

•	Succeed in developing products that are equal to or superior to our potential products or that achieve greater market acceptance than our potential products.
•	Devote greater resources to developing, marketing or selling their products.
•	Respond quickly to new or emerging technologies or scientific advances and changes in customer requirements, which could render our technologies or potential products obsolete.
•	Introduce products that make the continued development of our potential products uneconomical.
•	Obtain patents that block or otherwise inhibit our ability to develop and commercialize our potential products.
•	Withstand price competition more successfully than we can.
•	Establish cooperative relationships among themselves or with third parties that enhance their ability to address the needs of our prospective customers.
•	Take advantage of acquisition or other opportunities more readily than we can.

Our Laboratory Facilities

In June 2012 we opened an internal research laboratory facility in Newark, Delaware in the Delaware Technology Park, near the University of Delaware. This lab facility enables us to synthesize and test our materials in the same facility and to accelerate our development efforts. It is equipped with state of the art equipment necessary to conduct synthetic chemistry in much more tightly controlled conditions. Additionally, we have equipped a separate advanced optical laboratory at the same location where the necessary testing of material candidates will be performed as they emerge from our new synthesis laboratory.

In January of 2014 we moved our Corporate Headquarters, as well as our optical testing facility, to Longmont, Colorado in order to be closer to our development partners. We commenced construction of clean room at this facility during the fourth quarter of 2014, which we expect will be fully operational and functional in April 2015. This clean room will enable us to expand our in-house prototype development capabilities.

Employees

We currently have 8 full-time employees and 7 part-time employees, and we retain several independent contractors on an as-needed basis. We believe that we have good relations with our employees.

Properties

Our executive and business office headquarters are located at 1831 Lefthand Circle, Suite C, Longmont, CO 80501. We coordinate our operations, optical device design, optical laboratory, thin films laboratory and clean room, and market our services from this space. Our annual base rent for this space is $46,208.

We also lease approximately 2,000 square feet of laboratory space at 1 Innovation Way, Newark, Delaware 19711, which we utilize to operate an organic synthesis and thin-films laboratory.  Our annual rent for this space is approximately $71,662. We also lease approximately 1,400 square feet of laboratory space at 41A Germay Drive, Wilmington, Delaware 19804-1100. Our annual rent for this space is $9,869.

Legal Proceedings

We are not currently a party to or engaged in any material legal proceedings and we are not aware of any litigation or threatened litigation of a material nature. However, we may be subject to various claims and legal actions arising in the ordinary course of business from time to time.

MANAGEMENT

The following table sets forth, as of the date of this prospectus, the name, age, position and term/period served of each person who serves as an executive officer, director and significant employee of our Company. There are no family relationships among any of our executive officers, directors and significant employees.

Name	Age	Position	Term as a Director

Thomas E. Zelibor	60	Chair of the Board of Directors; Chief Executive Officer	3 year
James S. Marcelli	67	Director; President; Chief Operating Officer	3 year
Andrew J. Ashton	41	Director; Senior Vice President; Secretary	1 year
Terry Turpin	72	Optical Computing Expert(1)	—
William C. Pickett, III	71	Director	3 year
Joseph A. Miller	73	Director	2 year
Ronald A Bucchi	60	Director	2 year
Siraj Nour El-Ahmadi	50	Director	1 year
George Lauro	56	Director	1 year
Lou Bintz	54	Vice President of Product Development (2)	—

———————

(1)

Our Optical Computing and signal processing expert is not an executive officer position, but our Company anticipates that Mr. Turpin’s expertise in optical computing and his respect in the optical computing community will significantly contribute to the development of our Company.

(2)

Our Vice President of Product Development is not an executive officer position, but our Company anticipates that Mr. Bintz's expertise in product development will significantly contribute to the development of our anticipated commercial products.

Business experience of directors, executive officers, and significant employees

Thomas E. Zelibor, Rear Admiral, USN (Ret). RADM Zelibor has served as our Chief Executive Officer and Chair of the Board of Directors (executive) since May 2012. RADM Zelibor previously served as Non-Executive Chair of the Board of Directors of our Company since October 2011, and has served as a director of our Company since July 2008. He also previously served on our Operation Committee. RADM Zelibor is in charge of the overall general management of the Company and supervision of Company policies, setting the Company’s strategies, formulating and overseeing the Company’s business plan, raising capital, expanding the Company’s management team and the general promotion of the Company. RADM Zelibor has over twenty years of strategic planning and senior leadership experience. Since April 2011 Mr. Zelibor served as the Chief Executive Officer and President of Zelibor & Associates, LLC, a management-consulting firm. From July 2008 to April 2011, Mr. Zelibor served as the Chief Executive Officer and President of Flatirons Solutions Corp., a professional services firm that provides consulting, systems integration, systems & software engineering, and program management expertise to corporate and government clients. Prior to that time, RADM Zelibor served in the U.S. Navy in a number of positions, including as the Dean of the College of Operational and Strategic Leadership at the United States Naval War College where he was responsible for the adoption of a corporate approach to leadership development; Director of Global Operations, United States Strategic Command; Director, Space, Information Warfare, Command and Control on the Navy staff; Department of the Navy, Deputy Chief Information Officer (CIO), Navy; Commander, Carrier Group Three and Commander, Naval Space Command.

Mr. James S. Marcelli. Mr. Marcelli has served as an officer and director of our Company since August 2008. Since May 2012 Mr. Marcelli has served as our Company’s President and Chief Operating Officer. Previously, from August 2008 to April 2012, Mr. Marcelli served as our President and Chief Executive Officer. Mr. Marcelli is in charge of the day-to-day operations of our Company and its movement to a fully functioning commercial corporation, and also serves as our Company’s principal financial officer. Since 2000, Mr. Marcelli has served as the president and chief executive officer of Marcelli Associates, a consulting company that offers senior management consulting, mentoring, and business development services to start-up and growth companies. Business segments Mr. Marcelli has worked with included an Internet networking gaming center, high-speed custom gaming computers, high tech manufacturing businesses and business service companies.

Mr. Andrew J. Ashton. Mr. Ashton has served as an officer and director of our Company since July 2004. Mr. Ashton has served as our Senior Vice president since April 2009. Since 2004, his assistance in the creation of the synthetic chemistry of our novel molecular architecture has been fundamental to our Company's success.  His current duties include the development of chemical synthesis, providing extensive analytical support and assisting with our Company's management goals. Mr. Ashton is a skilled computer scientist and organic chemist who began his career in 1998 at the Army Research Laboratory on the Aberdeen Proving Grounds where he helped to design and implement computer interfaces for fiberglass composite analysis.

Mr. Terry Turpin. Mr. Turpin has served as our Optical Computing expert since March 2008. Since October 2006, Mr. Turpin has been a member of the UMBC College of Natural Science and Mathematics Advisory Board. Until January 2007, when Northrop Grumman Space & Mission Systems Corp. acquired Essex Corporation, Mr. Turpin was a director of Essex Corporation. Mr. Turpin remained Senior Vice President and Chief Scientist for Essex Corporation after its acquisition until April 2007. Mr. Turpin was appointed as a director of Essex Corporation in January 1997 and became its Senior Vice President and Chief Scientist in 1996. He joined Essex Corporation through a merger with SEDC where he was Vice President and Chief Scientist from September 1984 through June 1989. From December 1983 to September 1984 he was an independent consultant. From 1963 through December 1983, the National Securities Agency (NSA) employed Mr. Turpin. He was Chief of the Advanced Processing Technologies Division for ten years. He holds patents for optical computers and adaptive optical components. Mr. Turpin represented NSA on the Tri-Service Optical Processing Committee organized by the Under Secretary of Defense for Research and Engineering. He received a Bachelor of Science degree in Electrical Engineering from the University of Akron in 1966 and a Master of Science degree in Electrical Engineering from Catholic University in Washington, D.C. in 1970.

Mr. William C. Pickett, III. Mr. Pickett has served as a director of our Company since January 2008. Mr. Pickett enjoyed a 32 year career with E.I. DuPont de Nemours & Co., where he worked in numerous financial leadership positions, including serving from February 2002 to April 2004 as Chief Financial Officer of Invista, DuPont’s $7 billion man-made fibers company, which was ultimately sold to Koch Industries, Inc. From 2005 through 2011, Mr. Pickett served on the Board of Directors of the Ronald McDonald House of Delaware. He also served as Treasurer, was a member of the Executive Committee, and chaired the Finance Committee. He is currently a member of that organization's Finance Committee. Since 2004, Mr. Pickett has served on the Board of Trustees of Operation Warm, a not-for-profit organization, and chairs their Audit Committee. Mr. Pickett received his MBA from the Harvard Business School and a BA from Trinity College.

Dr. Joseph A. Miller, Jr. Dr. Miller has served as a director of our Company since May 10, 2011.  From 2002 to May 2012, Dr. Miller served as Executive Vice President and Chief Technology Officer of Corning Incorporated, having joined Corning Incorporated in 2001 as Senior Vice President and Chief Technology Officer.  Prior to joining Corning Incorporated, Dr. Miller was with E.I. DuPont de Nemours, Inc., where he served as Chief Technology Officer and Senior Vice President for Research and Development since 1994.  Dr. Miller began his career with DuPont in 1966.  Dr. Miller is a director of Greatbatch, Inc. and Dow Corning Corporation and holds a doctorate degree in Chemistry from Penn State University.

Mr. Ronald A. Bucchi. Mr. Bucchi has served as a director of our Company since June 11, 2012.  Mr. Bucchi is currently a self employed C.P.A. with a specialized practice that concentrates in CEO consulting, strategic planning, mergers, acquisitions, business sales and tax. He works with domestic and international companies. Mr. Bucchi is currently a member of the board of directors of First Connecticut Bancorp, Inc. (Farmington Bank) (FBNK:NASDAQ GM), serving on Asset Liability Committee, the Governance and Loan committees in addition to chairing the Audit committee. He is currently the Treasurer and a member of the Board of Directors of the Petit Family Foundation, Inc. He has served on numerous other community boards and is past Chairman of the Wheeler Clinic and the Wheeler YMCA. He is a member of the Connecticut Society of Certified Public Accountants, American Institute of Certified Public Accountants and the National Association of Corporate Directors. Mr. Bucchi is a graduate of the Harvard Business School Executive Education program with completed course studies in general board governance, audit and compensation and a graduate of Central Connecticut State University where he received his B.S. in Accounting.

Mr. Siraj Nour El-Ahmadi. Mr. El-Ahmadi has served as a director of our Company since October 2, 2013. Since 2004, Mr. El-Ahmadi has served as Founder, President and Chief Executive Officer of Menara Networks, a developer of innovative products and solutions that simplify layered optical transport networks. Mr. El-Ahmadi has over 17 years of experience in optical transmission in particular and the telecom industry in general. Prior to founding Menara, Mr. El-Ahmadi served as Vice President-Marketing & Product Management at Nortel where he was responsible for the OPTera LH 4000 ULR product (acquired from Qtera) that achieved over $200M in revenues in its first two years. Prior to that, Mr. El-Ahmadi was the Product Architect & Vice President of Product Management at Qtera Corporation, a successful technology start-up acquired by Nortel in 2000 for $3.25 billion. Mr. El-Ahmadi also held a Senior Manager position at Bell Northern Research and worked as a Transmission Engineer at WilTel (WorldCom) where he evaluated and deployed the world first bidirectional EDFA and bi-directional WDM transmission. Mr. El-Ahmadi holds a BS and MS in Electrical Engineering from the University of Oklahoma, is a member of Eta Kappa Nu and is the inventor of 11 patents, issued or pending, in the area of optical communications. He has authored a number of publications and is a frequent speaker at telecom and optical networking events and conferences.

Mr. George Lauro. Mr. Lauro has served as a director of our Company since May 12, 2014. Since 2009, Mr. Lauro has served as Founder/Partner of Alteon Capital Partners, a Venture Capital Advisory firm. Mr. Lauro has 25 years of experience as a technology entrepreneur, operating executive and venture capitalist. He was a Managing Director at Wasserstein Perella, and head of West Coast technology investing. He has led and syndicated 18 private equity financing rounds and control deals, raising over $100M equity financing for portfolio companies and completed over $1 billion in M&A transactions. Mr. Lauro began his career in the hi-tech industry holding positions primarily focused on the commercialization of emerging technologies. He served as the Director of Technology Commercialization at IBM where he was responsible for transitioning technologies from research labs to the market. Also, he was the Director of New Business Development for Motorola. Mr. Lauro has previously served on numerous corporate boards of both public and private technology companies. Mr. Lauro holds a B.S. in Electrical Engineering from Brown University, a MBA from Wharton School – University of Pennsylvania, and he participated in aeronautical engineering graduate studies at MIT.

Mr. Lou Bintz. Mr. Bintz has served as our Vice President of Product Development since June 1, 2013. Prior to that time, since March 2013, Mr. Bintz served as our Manager of Product Development. Previously, since 2007, Mr. Bintz served as an Engineering Manager Process Development at Nlight Photonics. From 2000 to 2006, Mr. Bintz served as a Sr. Researcher, Office of Future Technology and Products at Lumera. Mr. Bintz has almost two decades of experience in research and business development activities involving fiber and polymer optical sensors, electro-optic modulators, high power laser diodes, HDTV CRT systems, and OLED design fabrication and testing. Mr. Bintz has strong experience in six sigma based lean manufacturing methodologies & management of high volume production environments, and holds six US patents and four international patents in the field of electro-optic photonic device design and fabrication. He received a Bachelor of Science degree in Engineering Physics in 1991 and a Master of Science degree in Electrical Engineering in 1994, both from the University of Colorado, Boulder.

The Board of Directors believes that each of the Directors named above has the necessary qualifications to be a member of the board of directors. Each Director has exhibited during his prior service as a director the ability to operate cohesively with the other members of the board of directors. Moreover, the Board of Directors believes that each director brings a strong background and skill set to the Board of Directors, giving the Board of Directors as a whole competence and experience in diverse areas, including corporate governance and board service, finance, management and industry experience.

Each Director of the Company holds such position until the next annual meeting of shareholders and until his successor is duly elected and qualified. The officers hold office until the first meeting of the board of directors following the annual meeting of shareholders and until their successors are chosen and qualified, subject to early removal by the board of directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater-than-ten percent stockholders are required by SEC regulations to furnish us with all Section 16(a) forms they file. To the best of our knowledge, based solely upon a review of Forms 3 and 4 and amendments thereto furnished to our Company during its most recent fiscal year and Forms 5 and amendments thereto furnished to our Company with respect to its most recent fiscal year, and any written representation referred to in paragraph (b)(1) of Item 405 of Regulation S-K, all of our executive officers, directors and greater-than-ten percent stockholders complied with all Section 16(a) filing requirements.

Code of Ethics

Our Company has adopted a Code of Ethics and Business Conduct that applies to all of the Company’s employees, including its principal executive officer and principal accounting officer. A copy of our Code of Ethics is available for review on the “Investors” page of our Company’s website www.lightwavelogic.com. The Company intends to disclose any changes in or waivers from its Code of Ethics by posting such information on its website.

Nominating Committee

Our Board of Directors does not have a nominating committee. This is due to our development stage and smaller sized Board of Directors. Instead of having such a committee, our entire Board of Directors historically has searched for and evaluated qualified individuals to become nominees for membership on our Board of Directors. No material changes to the procedures by which our stockholders may recommend nominees to our Board of Directors has occurred since we last provided disclosure regarding these procedures in our Definitive Schedule 14A filed on July 22, 2014.

Audit Committee

Our Company has in place a separately designated standing audit committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. Our audit committee is governed by an audit committee charter, a current copy of which is available to security holders on our web site located at www.lightwavelogic.com.

Our audit committee has reviewed and discussed the audited financial statements with management and has discussed with its independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The audit committee has received the written disclosures and the letter from its independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with its independent accountant its independent accountant’s independence. Based on the review and discussions described above, the audit committee recommended that the audited financial statements be included in our Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

Our audit committee is comprised of Ronald A. Bucchi, William C. Pickett, III, Joseph A Miller, Jr. and Siraj Nour El-Ahmadi. Mr. Bucchi serves as our audit committee financial expert as that term is defined by the rules promulgated by the Securities and Exchange Commission. Mr. Bucchi is an independent director, as defined below in Certain Relationships and Related Transactions, and Director Independence.

Operations Committee

On June 13, 2011, our board of directors established an Operations Committee and adopted an Operations Committee Charter in order to utilize the talent of our members of the board of directors on a temporary basis for various short term registrant projects. Pursuant to the terms of the Operations Committee Charter, our board of directors is charged with affirmatively determining that any director appointed to the Operations Committee does not have a relationship that would interfere with the exercise of independent judgment in carrying out his responsibilities as a director. As of the date of this prospectus, the Operations Committee is inactive.

Risk Oversight

The Board of Directors is actively involved in the oversight of risks, including strategic, operational and other risks, which could affect our business. The Board of Directors does not have a standing risk management committee, but administers this oversight function directly through the Board of Directors as a whole, which oversee risks relevant to their respective functions. The Board of Directors considers strategic risks and opportunities and administers its respective risk oversight function by evaluating management’s monitoring, assessment and management of risks, including steps taken to limit our exposure to known risks, through regular interaction with our senior management and in board and committee deliberations that are closed to members of management. The interaction with management occurs not only at formal board and committee meetings but also through periodic and other written and oral communications.

Meetings of the Board and Committees

During 2014, there were five (5) meetings of the Board of Directors. Each current director attended at least 75% of the total number of meetings of the board held in 2014. The Board of Directors also acted at times by unanimous written consent, as authorized by our bylaws and the Nevada Revised Statutes.

EXECUTIVE COMPENSATION

The table below summarizes all compensation awarded to, earned by, or paid to our named executive officers for the fiscal years ended December 31, 2014 and 2013.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	All Other Compensation ($) (i)	Total ($) (j)

Thomas E. Zelibor	2014	301,834	0	0	78,979	0	380,813
CEO, Chmn. of the Board (1)	2013	217,128	0	0	229,480	0	446,608

James S. Marcelli	2014	217,160	0	0	20,425	0	237,585
President, COO, Director (2)	2013	208,290	0	0	60,399	0	268,689

———————

1.

Mr. Zelibor has served as our Chief Executive Officer since May 1, 2012; and prior to that time, he served as a non-executive member of our Board of Directors. Pursuant to an employment agreement, effective May 1, 2012, Mr. Zelibor receives a salary of $17,500 per month and an option to purchase up to 500,000 shares of common stock at an exercise price of $1.30 per share. The options vest quarterly over one year in equal installments of 125,000 shares per quarter beginning May 1, 2012. The employment agreement was amended on August 29, 2013, and effective September 1, 2013, his receives a salary of $18,750 per month. Pursuant to a new employment agreement dated March 3, 2014, Mr. Zelibor receives a salary of $25,000 per month effective January 1, 2014, a salary of $29,166.66 per month effective January 1, 2015 and an option to purchase up to 40,000 shares of common stock at an exercise price of $0.92 per share. The options vest quarterly over one year in equal installments of 10,000 beginning April 1, 2014. On July 11, 2008, Mr. Zelibor was awarded an option to purchase up to 100,000 shares of common stock at an exercise price of $1.75 per share. The option vests 25,000 shares immediately and the remaining annually over three years in equal annual installments of 25,000 shares per year beginning July 11, 2009. On November 9, 2012 the options were extended to July 10, 2015. On August 29, 2008, Mr. Zelibor was awarded an option to purchase up to 150,000 shares of common stock at an exercise price of $1.42 per share. The option vests 37,500 shares immediately and the remaining annually over three years in equal annual installments of 37,500 shares per year beginning August 29, 2009. On November 9, 2012 the options were extended to August 28, 2015. On December 13, 2010, Mr. Zelibor was awarded an option to purchase up to 100,000 shares of common stock at an exercise price of $1.00 per share. The option vests 25,000 shares immediately and the remaining annually over three years in equal annual installments of 25,000 shares per year beginning November 4, 2011. On December 19, 2011, Mr. Zelibor was awarded an option to purchase up to 250,000 shares of common stock at an exercise price of $1.01 per share. The option vests 62,500 shares immediately and the remaining annually over three years in equal annual installments of 62,500 shares per year beginning December 19, 2011. The values described in column (e) reflect shares of common stock for services related to our Operation Committee prior to May 1, 2012, the values described in column (f) reflect vested Options and the values described in column (i) reflect consulting fees paid to Mr. Zelibor prior to May 1, 2012. The compensation includes the amount for services rendered to the Company in his capacity as both an officer and a director.

2.

Mr. Marcelli served as our Chief Executive Officer and President from August 1, 2008 to April 30, 2012; and has served as our President and Chief Operating Officer since May 1, 2012. Pursuant to an employment agreement, effective August 1, 2010, and subsequently amended, Mr. Marcelli receives a salary of $16,667 per month and an option to purchase up to 100,000 shares of common stock at an exercise price of $1.50 per share. The options vest quarterly over two years in equal installments of 12,500 shares per quarter beginning August 1, 2010. Effective August 1, 2013, Mr. Marcelli receives a salary of $17,917 per month and an option to purchase up to 100,000 shares of common stock at an exercise price of $1.00 per share. The options vest in equal installments of 25,000 options with the first installment vesting on August 1, 2013 and the remaining installments vesting quarterly commencing on October 1, 2013. Pursuant to a previous employment agreement, Mr. Marcelli received, among other things, an option to purchase up to 1,050,000 shares of common stock at an exercise price of $1.75 per share. The options vest quarterly over three years in equal installments of 87,500 shares per quarter beginning November 1, 2008. On November 9, 2012 the options were extended to July 31, 2015. Additionally, in the event Mr. Marcelli’s employment terminates upon his death and the key man life insurance is in place for Mr. Marcelli, our Company will continue to pay the base cash compensation described in Mr. Marcelli’s employment agreement to his estate through the remainder of term of his employment agreement, or 90 days, whichever is longer. The values described in column (f) reflect vested Options. The compensation includes the amount for services rendered to the Company in his capacity as both an officer and a director.

At no time during the last fiscal year was any outstanding option otherwise modified or re-priced, and there was no tandem feature, reload feature, or tax-reimbursement feature associated with any of the stock options we granted to our executive officers or otherwise.

We grant stock awards and stock options to our executive officers based on their level of experience and contributions to our Company. The aggregate fair value of awards and options are computed in accordance with FASB ASC 718 and are reported in the Summary Compensation Table above in the columns (e) and (f).

The table below summarizes all of the outstanding equity awards for our named executive officers as of December 31, 2014, our latest fiscal year end.

Outstanding Equity Awards At Fiscal Year-End

	Option Awards					Stock Awards
Name (a)	Number of securities underlying unexercised options(#) exercisable (b)	Number of securities underlying unexercised options(#) unexercisable (c)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#) (d)	Option exercise price ($) (e)	Option expiration date (f)	Number of shares or units of stock that have not vested (#) (g)	Market value of shares of units of stock that have not vested ($) (h)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (i)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (j)

Thomas E. Zelibor	100,000	—	—	1.75	7/10/15	—	—	—	—
CEO, Chairman of	150,000	—	—	1.42	8/28/15	—	—	—	—
the Board(1)(3)	100,000	—	—	1.00	12/12/15	—	—	—	—
	250,000	—	—	1.01	12/19/16	—	—	—	—
	500,000	—	—	1.69	4/30/22	—	—	—	—
	30,000	10,000	—	0.92	3/4/24	—	—	—	—
James S. Marcelli	100,000	—	—	1.50	7/31/15	—	—	—	—
President, COO,	1,050,000	—	—	1.75	7/31/15	—	—	—	—
Director(2)(3)	100,000	—	—	1.00	5/16/23	—	—	—	—

———————

(1)

On March 4, 2014, Mr. Zelibor received an option to purchase 40,000 shares of common stock at an exercise price of $0.92 per shares. The options vest quarterly over one year in equal installments of 10,000 beginning April 1, 2014. On May 1, 2012, Mr. Zelibor received an option to purchase up to 500,000 shares of common stock at an exercise price of $1.30 per share. The options vest quarterly over one year in equal installments of 125,000 shares per quarter beginning May 1, 2012. On July 11, 2008, Mr. Zelibor was awarded an option to purchase up to 100,000 shares of common stock at an exercise price of $1.75 per share. The option vests 25,000 shares immediately and the remaining annually over three years in equal annual installments of 25,000 shares per year beginning July 11, 2009. On November 9, 2012 the options were extended to July 10, 2015. On August 29, 2008, Mr. Zelibor was awarded an option to purchase up to 150,000 shares of common stock at an exercise price of $1.42 per share. The option vests 37,500 shares immediately and the remaining annually over three years in equal annual installments of 37,500 shares per year beginning August 29, 2009. On November 9, 2012 the options were extended to August 28, 2015. On December 13, 2010, Mr. Zelibor was awarded an option to purchase up to 100,000 shares of common stock at an exercise price of $1.00 per share. The option vests 25,000 shares immediately and the remaining annually over three years in equal annual installments of 25,000 shares per year beginning November 4, 2011. On December 19, 2011, Mr. Zelibor was awarded an option to purchase up to 250,000 shares of common stock at an exercise price of $1.01 per share. The option vests 62,500 shares immediately and the remaining annually over three years in equal annual installments of 62,500 shares per year beginning December 19, 2011.

(2)

On August 1, 2008 Mr. Marcelli received an option to purchase up to 1,050,000 shares of Company common stock. The options vest quarterly over three years in equal installments of 87,500 shares per quarter beginning November 1, 2008. On August 1, 2010, Mr. Marcelli received an option to purchase up to 100,000 shares of Company common stock. The options vest quarterly over two years in equal installments of 12,500 shares per quarter beginning August 1, 2010. On November 9, 2012 the options were extended to July 31, 2015. August 1, 2013, Mr. Marcelli received an option to purchase up to 100,000 shares of common stock. The options vest in equal installments of 25,000 options with the first installment vesting on August 1, 2013 and the remaining installments vesting quarterly commencing on October 1, 2013.

(3)

In the event of a change in control of our Company, such person’s options will become fully vested and/or exercisable, as the case may be, immediately prior to such change in control, and shall remain exercisable as set forth in their stock option agreement.

Compensation of Directors

Set forth below is a summary of the compensation of our directors during our December 31, 2014 fiscal year.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Thomas E. Zelibor (1)	—	—	—	—	—	—	—
James S. Marcelli (1)	—	—	—	—	—	—	—
Andrew J. Ashton (1)	—	—	—	—	—	—	—
William C. Pickett, III (2)	—	—	50,902	—	—	—	50,902
Joseph A. Miller (3)	—	—	46,536	—	—	—	46,536
Ronald A. Bucchi, (4)	—	—	72,946	—	—	—	72,946
Siraj Nour El-Ahmadi (5)	—	—	72,967	—	—	—	72,967
George Lauro (6)	41,129	14,000	50,264	—	—	—	105,393

———————

(1)

Serves as an executive officer and a director, but receives no additional compensation for serving as a director.

(2)

On January 8, 2008, Mr. Pickett received an option to purchase up to 100,000 shares of Company stock at an exercise price of $.72 that vest pursuant to the following schedule: 25,000 shares vested immediately; and the remaining options vest in 3 equal annual installments of 25,000 options per year commencing on January 8, 2009. On November 9, 2012 the options were extended to January 8, 2015. On October 1, 2014 the options were extended to January 8, 2017. On January 1, 2014, Mr. Pickett received an option to purchase up to 50,000 shares of Company stock at an exercise price of $0.715 that vest pursuant to the following schedule: 20,000 shares vested immediately; and the remaining options vest in equal quarterly installments of 10,000 per quarter commencing on April 1, 2014.

(3)

On May 10, 2011, Mr. Miller received an option to purchase up to 200,000 shares of Company stock at an exercise price of $1.12 that vest pursuant to the following schedule: 50,000 shares vested immediately; and the remaining options vest in 3 equal annual installments of 50,000 options per year commencing on May 10, 2012. On January 1, 2014, Mr. Miller received an option to purchase up to 50,000 shares of Company stock at an exercise price of $0.715 that vest pursuant to the following schedule: 20,000 shares vested immediately; and the remaining options vest in equal quarterly installments of 10,000 per quarter commencing on April 1, 2014.

(4)

On June 11, 2012, Mr. Bucchi received an option to purchase up to 200,000 shares of Company stock at an exercise price of $0.90 that vest pursuant to the following schedule: 50,000 shares vested immediately; and the remaining options vest in 3 equal annual installments of 50,000 options per year commencing on June 11, 2013. On August 29, 2013, Mr. Bucchi received an option to purchase up to 50,000 shares of Company stock at an exercise price of $0.84 that vest pursuant to the following schedule: 20,000 shares vested immediately; and the remaining options vest in equal quarterly installments of 10,000 options per quarter commencing on October 1, 2013. On January 1, 2014, Mr. Bucchi received an option to purchase up to 50,000 shares of Company stock at an exercise price of $0.715 that vest pursuant to the following schedule: 20,000 shares vested immediately; and the remaining options vest in equal quarterly installments of 10,000 per quarter commencing on April 1, 2014.

(5)

On November 1, 2013, Mr. Siraj Nour El-Ahmadi received an option to purchase up to 200,000 shares of Company stock at an exercise price of $0.93 that vest pursuant to the following schedule: 50,000 shares on November 1, 2013 and the remaining options vest in equal annual installments of 50,000 options per year commencing on November 1, 2014. On January 1, 2014, Mr. Siraj Nour El-Ahmadi received an option to purchase up to 50,000 shares of Company stock at an exercise price of $0.715 that vest pursuant to the following schedule: 20,000 shares vested immediately; and the remaining options vest in equal quarterly installments of 10,000 per quarter commencing on April 1, 2014.

(6)

During 2014 Mr. Lauro received $41,129 in cash and 15,687 shares of common stock as compensation for serving on our Operations Committee. On May 12, 2014, Mr. Lauro received an option to purchase up to 200,000 shares of Company stock at an exercise price of $0.763 that vest pursuant to the following schedule: 50,000 shares vested immediately; and the remaining options vest in 3 equal annual installments of 50,000 options per year commencing on May 12, 2015.

In the event of a change in control of our Company, all of the above person’s options become fully vested and/or exercisable, as the case may be, immediately prior to such change in control, and shall remain exercisable as set forth in their stock option agreement.

Compensation Committee

Our Board of Directors currently has no standing compensation committee or committee performing similar functions. This is due to the Company’s development stage, lack of business operations, the small number of executive officers involved with the Company, and the fact that the Company operates with few employees. The Company’s entire Board of Directors currently participates in the consideration of executive officer and director compensation. Our Board of Directors will continue to evaluate, from time to time, whether it should appoint standing compensation committee.

Compensation Policies and Practices As They Relate To Our Risk Management

No risks arise from our Company’s compensation policies and practices for our employees that are reasonably likely to have a material adverse effect on our Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related-Party Transactions

Our Company does not have any formal written policies or procedures for related party transactions, however in practice, our board of directors reviews and approves all related party transactions and other matters pertaining to the integrity of management, including potential conflicts of interest, trading in our securities, or adherence to standards of business conduct.

Director Independence

Although we are currently traded on the Over-the-Counter Markets, our Board has reviewed each of the directors’ relationships with the Company in conjunction with Section 121 and Part 8 (Corporate Governance Requirements) of the listing standards of the NYSE Alternext US and has affirmatively determined that five of our directors, William C. Pickett, III, Joseph A. Miller, Jr., Ronald A. Bucchi, Siraj Nour El-Ahmadi and George Lauro, are independent directors in that they are independent of management and free of any relationship that would interfere with their independent judgment as members of our Board of Directors. Mr. Bucchi serves as our audit committee financial expert as that term is defined by the rules promulgated by the Securities and Exchange Commission.

Our Company does not have a separately designated nominating or compensation committee or committee performing similar functions; therefore, our full Board of Directors currently serves in these capacities. Three members of our Board of Directors, Thomas E. Zelibor, James S. Marcelli and Andrew J. Ashton, are not are independent directors pursuant to the standards described above.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of April 29, 2015, the names, addresses, amount and nature of beneficial ownership and percent of such ownership of each person or group known to our Company to be the beneficial owner of more than five percent (5%) of our common stock:

Security Ownership of Certain Beneficial Owners

Name and Address of Beneficial Owner (1)	Amount and Nature Of Beneficial Ownership(3)	% of Class Owned (4)
Frederick J. Goetz, Jr. (2)	3,469,542	5.94%
Mary Goetz (2)	4,517,306	7.73%
Andrew J. Ashton	2,981,667	5.10%

(1)

In care of our Company at 1831 Lefthand Circle, Suite C, Longmont, CO 80501.

(2)

Frederick J. Goetz, Jr. is Mary Goetz’s son.

(3)

To our best knowledge, as of the date hereof, such holders had the sole voting and investment power with respect to the voting securities beneficially owned by them, unless otherwise indicated herein. Includes the person's right to obtain additional shares of common stock within 60 days from April 29, 2015.

(4)

Based on 58,414,270 shares of common stock outstanding on April 29, 2015. Does not include shares underlying: (i) options to purchase shares of our common stock under our 2007 Plan, or (ii) outstanding warrants to purchase shares of our common stock.

The following table sets forth, as of April 29, 2015, the names, addresses, amount and nature of beneficial ownership and percent of such ownership of our common stock of each of our officers and directors, and officers and directors as a group:

Security Ownership of Management

Name and Address (1)	Amount and Nature of Beneficial Ownership (2)		% Owned (3)(4)

Thomas E. Zelibor Chief Executive Officer, Principal Executive Officer and Chmn. of the Board of Directors	1,156,824	(5)	1.98%
James S. Marcelli President, Chief Operating Officer, Principal Financial Officer and Director	1,503,400	(6)	2.57%
Andrew J. Ashton Senior Vice President, Secretary, and Director	2,981,667		5.10%
William C. Pickett, III Director	551,000	(7)	*
Joseph A. Miller, Jr. Director	306,800	(8)	*
Ronald A. Bucchi Director	467,400	(9)	*
Siraj Nour El-Ahmadi Director	180,000	(10)	*
George Lauro Director	153,103	(11)	*
Directors and Officers as a Group (8 Persons):	7,300,194		12.50%

———————

* Less than 1%.

(1)

In care of our Company at 1831 Lefthand Circle, Suite C, Longmont, CO 80501.

(2)

To our best knowledge, as of the date hereof, such holders had the sole voting and investment power with respect to the voting securities beneficially owned by them, unless otherwise indicated herein. Includes the person's right to obtain additional shares of common stock within 60 days from April 29, 2015.

(3)

Based on 58,414,270 shares of common stock outstanding on April 29, 2015. Does not include shares underlying: (i) options to purchase shares of our common stock under our 2007 Plan and (ii) outstanding warrants to purchase shares of our common stock.

(4)

If a person listed on this table has the right to obtain additional shares of common stock within 60 days from April 29, 2015, the additional shares are deemed to be outstanding for the purpose of computing the percentage of class owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of any other person.

(5)

Consists of 50,124 shares of common stock, an option to purchase up to 1,100,000 shares of common stock exercisable within 60 days from April 29, 2015 and a warrant to purchase up to 6,700 shares of common stock exercisable within 60 days from April 29, 2015.

(6)

Consists of 246,700 shares of common stock, an option to purchase up to 1,250,000 shares of common stock exercisable within 60 days from April 29, 2015 and a warrant to purchase up to 6,700 shares of common stock exercisable within 60 days from April 29, 2015.

(7)

Consists of 21,000 shares of common stock and an option to purchase up to 530,000 shares of common stock exercisable within 60 days from April 29, 2015.

(8)

Consists of 13,400 shares of common stock, options to purchase up to 280,000 shares of common stock exercisable within 60 days from April 29, 2015 and warrants to purchase up to 13,400 shares of common stock exercisable within 60 days from April 29, 2015.

(9)

Consists of 174,000 shares of common stock, an option to purchase up to 280,000 shares of common stock exercisable within 60 days from April 29, 2015 and warrants to purchase up to 13,400 shares of common stock exercisable within 60 days from April 29, 2015. Mr. Bucchi disclaims beneficial ownership of 53,000 shares held by his spouse.

(10)

Consists of an option to purchase up to 180,000 shares of common stock exercisable within 60 days from April 29, 2015.

(11)

Consists of 23,103 shares of common stock and an option to purchase up to 130,000 shares of common stock exercisable within 60 days from April 29, 2015.

We are not aware of any arrangements that could result in a change of control.

THE LINCOLN PARK TRANSACTION

General

On June 6, 2013, we entered into the Purchase Agreement and the Registration Rights Agreement with Lincoln Park. Pursuant to the terms of the Purchase Agreement, Lincoln Park has agreed to purchase from us up to $20,000,000 of our common stock (subject to certain limitations) from time to time over a 30-month period. Pursuant to the terms of the Registration Rights Agreement, we have filed with the SEC the Existing Registration Statement to register for resale under the Securities Act 10,000,000 shares that have been or may be issued to Lincoln Park under the Purchase Agreement.

As of the date of this prospectus, the Company has issued 1,786,920 shares to Lincoln Park under the Purchase Agreement, including the 200,000 initial commitment shares, the sale of 1,563,648 purchase shares and the issuance of 23,272 additional commitment shares, for aggregate proceeds to the Company of $1,514,647, and 1,079,846 of such shares have been sold by Lincoln Park hereunder, with 8,920,154 shares remaining unsold as of the date of this prospectus.

Concurrently with the execution of the Purchase Agreement on June 6, 2013, we issued to Lincoln Park 400,000 shares of our common stock as a fee for its commitment to purchase additional shares of our common stock under the Purchase Agreement. Other than the shares of our common stock that we have already issued to Lincoln Park as described above, we did not have the right to commence any further sales to Lincoln Park under the Purchase Agreement until the SEC had declared effective the Existing Registration Statement. Thereafter and upon satisfaction of the other conditions set forth in the Purchase Agreement, we may, from time to time and at our sole discretion, direct Lincoln Park to purchase shares of our common stock in amounts up to 100,000 shares on any single business day so long as at least one business day has passed since the most recent purchase. We can also accelerate the amount of our common stock to be purchased under certain circumstances to up to 200,000 shares or $500,000 per purchase, plus an additional “accelerated amount” under certain circumstances. The purchase price per share is based on the market price of our common stock immediately preceding the time of sale as computed under the Purchase Agreement without any fixed discount.

Purchase of Shares under the Purchase Agreement

Under the Purchase Agreement, on any business day selected by us, we may direct Lincoln Park to purchase up to 100,000 shares of our common stock on any such business day so long as one business day has passed since the last purchase. On any day that the closing sale price of our common stock is not below $2.00 the purchase amount may be increased, at our sole discretion, to up to 200,000 shares per purchase and on any day that the closing sale price of our common stock is not below $2.50 the purchase amount may be increased, at our sole discretion, to up to 250,000 shares per purchase, at our sole discretion, to up to $500,000 per purchase. Such purchases are hereinafter referred to as “Regular Purchases”. The purchase price per share for each such Regular Purchase will be equal to the lower of:

•

The lowest sale price for our common stock on the purchase date of such shares; or

•

the arithmetic average of the three lowest closing sale prices for our common stock during the 12 consecutive business days ending on the business day immediately preceding the purchase date of such shares.

In addition to Regular Purchases described above, we may also direct Lincoln Park, on any business day on which we have properly submitted a Regular Purchase notice, to purchase an additional amount of our common stock, which we refer to as an Accelerated Purchase, not to exceed the lesser of:

•

30% of the aggregate shares of our common stock traded during normal trading hours on the purchase date; and

•

two times the number of purchase shares purchased pursuant to the corresponding Regular Purchase.

The purchase price per share for each such Accelerated Purchase will be equal to the lower of:

•

93% of the volume weighted average price during (i) the entire trading day on the purchase date, if the volume of shares of our common stock traded on the purchase date has not exceeded a volume maximum calculated in accordance with the Purchase Agreement, or (ii) the portion of the trading day of the purchase date (calculated starting at the beginning of normal trading hours) until such time at which the volume of shares of our common stock traded has exceeded such volume maximum; or

•

The closing sale price of our common stock on the purchase date.

In the case of both Regular Purchases and Accelerated Purchases, the purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the business days used to compute the purchase price.

Other than as set forth above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Lincoln Park.

Minimum Purchase Price

Under the Purchase Agreement, we have set a floor price of $1.00 per share. Lincoln Park shall not purchase any shares of our common stock on any day that the closing sale price of our common stock is below the floor price. The floor price will be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar.

Events of Default

Events of default under the Purchase Agreement include the following:

•

the effectiveness of the registration statement of which this prospectus forms a part lapses for any reason (including, without limitation, the issuance of a stop order), or any required prospectus supplement and accompanying prospectus are unavailable for the resale by Lincoln Park of our common stock offered hereby, and such lapse or unavailability continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any 365-day period;

•

suspension by our principal market of our common stock from trading for a period of three consecutive business days;

•

the de-listing of our common stock from our principal market, provided our common stock is not immediately thereafter trading on the New York Stock Exchange, the NASDAQ Global Market, the NASDAQ Global Select Market, the NASDAQ Capital Market, the NYSE Amex or the OTC Bulletin Board (or nationally recognized successor thereto);

•

the transfer agent’s failure for five business days to issue to Lincoln Park shares of our common stock which Lincoln Park is entitled to receive under the Purchase Agreement;

•

any breach of the representations or warranties or covenants contained in the Purchase Agreement or any related agreement which has or which could have a material adverse effect on us subject to a cure period of five business days;

•

any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us; or

•

if at any time we are not eligible to transfer our common stock electronically or a material adverse change in our business, financial condition, operations or prospects has occurred.

Lincoln Park does not have the right to terminate the Purchase Agreement upon any of the events of default set forth above. During an event of default, all of which are outside of Lincoln Park’s control, shares of our common stock cannot be sold by us or purchased by Lincoln Park under the Purchase Agreement.

Our Termination Rights

We have the unconditional right, at any time, for any reason and without any payment or liability to us, to give notice to Lincoln Park to terminate the Purchase Agreement. In the event of bankruptcy proceedings by or against us, the Purchase Agreement will automatically terminate without action of any party.

No Short-Selling or Hedging by Lincoln Park

Lincoln Park has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

All 8,920,154 shares registered in this offering which may be sold by us to Lincoln Park under the Purchase Agreement are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 36 months commencing on October 4, 2013. The sale by Lincoln Park of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Lincoln Park may ultimately purchase all, some or none of the 8,920,154 shares of common stock registered hereunder. If we sell these shares to Lincoln Park, Lincoln Park may sell all, some or none of such shares. Therefore, sales to Lincoln Park by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. In addition, if we sell a substantial number of shares to Lincoln Park under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Lincoln Park may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any sales of our shares to Lincoln Park and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Pursuant to the terms of the Purchase Agreement, we have the right, but not the obligation, to direct Lincoln Park to purchase up to $20,000,000 of our common stock. Depending on the price per share at which we sell our common stock to Lincoln Park, we may be authorized to issue and sell to Lincoln Park under the Purchase Agreement more shares of our common stock than are offered under this prospectus. If we choose to do so, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Lincoln Park under this prospectus is dependent upon the number of shares we direct Lincoln Park to purchase under the Purchase Agreement.

The following table sets forth the amount of gross proceeds we would receive from Lincoln Park from our sale of shares to Lincoln Park under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share	Number of Registered Shares to be Issued if Full Purchase (1)(2)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Lincoln Park (3)	Proceeds from the Sale of Shares to Lincoln Park Under the $20M Purchase Agreement
$1.00 (4)	7,996,055	12.04%	$7,836,352
$1.50	8,075,907	12.15%	$11,754,528
$2.00	8,155,758	12.25%	$15,672,704
$3.00	7,770,868	11.74%	$18,485,352.50
$4.00	5,658,256	8.83%	$18,485,351.50

———————

(1)

Although the Purchase Agreement provides that we may sell up to $20,000,000 of our common stock to Lincoln Park, we are only registering 8,920,154 shares under this prospectus, which may or may not cover all the shares we ultimately sell to Lincoln Park under the Purchase Agreement, depending on the purchase price per share. As a result, we have included in this column only those shares that we are registering in this offering including the applicable additional commitment shares issuable to Lincoln Park.

(2)

The number of registered shares to be issued excludes the 200,000 commitment shares because no proceeds will be attributable to such commitment shares.

(3)

The denominator is based on 58,414,270 shares outstanding as of April 29, 2015, adjusted to include the 200,000 shares issued to Lincoln Park as commitment shares in connection with this offering and the number of shares set forth in the adjacent column which we would have sold to Lincoln Park at the applicable assumed average purchase price per share. The numerator does not include the 200,000 shares issued to Lincoln Park as commitment shares in connection with this offering, and is based on the number of shares registered in this offering to be issued under the Purchase Agreement which includes the additional commitment shares issued pro rata as up to $20,000,000 of our common stock is purchased by Lincoln Park at the applicable assumed purchase price per share set forth in the adjacent column. The number of shares in such column does not include shares that may be issued to Lincoln Park under the Purchase Agreement which are not registered in this offering.

(4)

Under the Purchase Agreement, we may not sell and Lincoln Park may not purchase any shares on a day in which the closing sale price of our common stock is below $1.00, as may be adjusted in accordance with the Purchase Agreement.

SELLING SHAREHOLDER

The shares of common stock being offered by the selling shareholder are those to be issued to Lincoln Park under the Purchase Agreement. We are registering the shares of common stock in order to permit Lincoln Park to offer the shares for resale from time to time. Lincoln Park is not a licensed broker-dealer or an affiliate of a licensed broker-dealer. Neither Lincoln Park nor any of its affiliates has held a position or office, or had any other material relationship, with us within the past three years.

We do not know when or in what amounts Lincoln Park may offer shares for sale. Lincoln Park may elect not to sell any or all of the 8,920,154 shares offered by this prospectus. Because Lincoln Park may offer all, some or none of the shares, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by Lincoln Park after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, all of the shares covered by this prospectus will be sold by Lincoln Park.

The following table presents information regarding Lincoln Park. The information concerning beneficial ownership has been taken from our stock transfer records and information provided by Lincoln Park and is dated as of April 29, 2015. Beneficial ownership has been calculated in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable within 60 days of April 29, 2015.

Selling Shareholder	Shares Beneficially Owned Before Offering		Percentage of Outstanding Shares Beneficially Owned Before Offering	Shares to be Sold in the Offering Assuming the Company Issues Maximum No. of Shares in the Offering		Percentage of Outstanding Shares Beneficially Owned After Offering
Lincoln Park Capital Fund, LLC (1)	707,074	(2)	1.2%	8,920,154	(3)	1.1%

———————

(1)

Josh Scheinfeld and Jonathan Cope, the principals of Lincoln Park, are deemed to be beneficial owners of all of the shares of common stock owned by Lincoln Park. Messrs. Scheinfeld and Cope have shared voting and disposition power over the shares being offered under this prospectus.

(2)

We may at our discretion elect to issue to Lincoln Park up to an additional 8,920,154 shares of our common stock under the Purchase Agreement, subject to the terms and provisions of such agreements, respectively, but Lincoln Park does not beneficially own any such shares that may be issued by us at our sole discretion and such shares are not included in determining the percentage of shares beneficially owned before the offering.

(3)

Although the Purchase Agreement provides that we may sell up to $20,000,000 of our common stock to Lincoln Park, we are only registering 8,920,154 shares issuable under the Purchase Agreement on this registration statement. If we elect to issue more than the 8,920,154 shares offered by this prospectus, which we have the right but not the obligation to do, we must first register under the Securities Act any additional shares we may elect to sell to Lincoln Park before we can sell such additional shares.

DESCRIPTION OF SECURITIES

As of the date of this prospectus, our articles of incorporation authorizes us to issue 100,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share. As of April 29, 2015, 58,414,270 shares of common stock were outstanding and no shares of preferred stock were outstanding.

As of April 29, 2015, we also had outstanding (a) options to purchase 6,479,500 shares of our common stock pursuant to our 2007 Employee Stock Plan, of which 5,955,125 have vested as of April 29, 2015, at a weighted average exercise price of $1.14 per share and (b) warrants to purchase an aggregate of 5,220,100 shares of our common stock, of which 5,150,930 have vested as of April 29, 2015, at a weighted average exercise price of $1.11 per share.

The following summary description of our capital stock is based on the provisions of our Articles of Incorporation, as amended and currently in effect (“Articles of Incorporation”) as well as our Bylaws and the applicable provisions of the Nevada Revised Statutes. This information is qualified entirely by reference to the applicable provisions of our Articles of Incorporation, as amended to date, our bylaws, as amended to date and the Nevada Revised Statutes. For information on how to obtain copies of our articles of incorporation and bylaws, which are exhibits to the registration statement of which this prospectus is a part, see “Where You Can Find Additional Information”.

Common Stock

Each outstanding share of common stock is entitled to one vote on all matters to be submitted to a vote of the shareholders. Holders do not have preemptive rights, so we may issue additional shares that may reduce each holder's voting and financial interest in our Company. Cumulative voting does not apply to the election of directors, so holders of more than 50% of the shares voted for the election of directors can elect all of the directors. All elections for directors shall be decided by a plurality vote; all other questions shall be decided by majority vote except as otherwise provided by Nevada Statutes. Our bylaws permit the holders of the same percentage of all shareholders entitled to vote at a meeting to take action by written consent without a meeting.

Holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of our Company, holders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. Holders do not have any conversion, redemption provisions or other subscription rights. All of the outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

Pursuant to our Company's Articles of Incorporation, our board of directors is empowered, without shareholder approval, to issue series of preferred stock with any designations, rights and preferences as they may from time to time determine. The rights and preferences of this preferred stock may be superior to the rights and preferences of our common stock; consequently, preferred stock, if issued, could have dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the common stock. Additionally, Preferred stock, if issued, could be utilized, under special circumstances, as a method of discouraging, delaying or preventing a change in control of our business or a takeover from a third party.

2007 Employee Stock Plan

The principal terms and provisions of the 2007 Plan are summarized below. As a summary, the description below is not a complete description of all the terms of the 2007 Plan and is qualified in its entirety by reference to the full text of the 2007 Plan.

Types of Awards

Both incentive stock options, or ISOs, and nonqualified stock options, or NSOs, and stock grants and stock purchase rights may be granted under the 2007 Plan. ISOs receive favorable tax treatment on exercise, and may receive favorable tax treatment on a qualifying disposition of the underlying shares. However, ISOs must comply with certain requirements regarding exercise price, maximum term and post termination exercise period, and must be issued under a shareholder-approved plan. NSOs are not subject to these requirements, nor may they receive this favorable tax treatment upon exercise.

Administration

The 2007 Plan will be administered by either the Board of Directors of the Company or a Stock Plan Committee (Committee) appointed by the Board of Directors.

Eligibility

Awards under the 2007 Plan may only be made as follows: ISOs may be granted to any employee of the Company. Officers and directors of the Company who are not employees may not be granted ISOs under the Plan. Non-Qualified Options, stock grants and authorizations to make stock purchases may be granted to any director whether or not an employee), officer, employee or consultant of the Company.

Number of Shares

The aggregate number of shares that may be issued pursuant to the 2007 Plan is 10,000,000, subject to adjustment as described below.

Adjustments

In the event of a subdivision of the outstanding common stock, a declaration of a dividend payable in shares of common stock, a combination or consolidation of the outstanding common stock into a lesser number of shares of common stock, a recapitalization, a reclassification or a similar occurrence, the Committee shall make appropriate adjustments, subject to the limitations set forth in the 2007 Plan.

Transferability

No ISO shall be assignable or transferable by the grantee except by will or by the laws of descent and distribution, and during the lifetime of the grantee each ISO shall be exercisable only by him. All other awards under the 2007 Plan shall be freely transferable subject to certain limitations imposed by the 2007 Plan, when applicable.

Termination of Service

Each option shall set forth the extent to which the optionee shall have the right to exercise their option following termination of the optionee's employment with the Company. Such provisions shall be determined in the sole discretion of the Board of Directors or Committee, and need not be uniform among all options issued pursuant to the Plan. Notwithstanding the foregoing, and to the extent required by applicable law, each option shall provide that the optionee shall have the right to exercise the vested portion of any option held at termination for at least ninety (90) days following termination of employment with the Company for any reason, and that the optionee shall have the right to exercise the option for at least twelve (12) months if the optionee's employment terminates due to death or disability.

Amendment and Termination

The 2007 Plan, as set forth herein, became effective on October 1, 2007, the date of its adoption by the Board of Directors, subject to the approval of the holders of a majority of the outstanding shares of common stock of the Company within 12 months therefrom. Unless sooner terminated pursuant to the terms of the 2007 Plan, the 2007 Plan will terminate on September 30, 2016. The Board of Directors may terminate or amend the 2007 Plan at any time except that, the holders of a majority of the outstanding shares of common stock must approve certain amendments. Except as provided for in the 2007 Plan, the Board of Directors or shareholders cannot alter or impair the rights of an optionee, without his consent, under any award previously granted to him under the 2007 Plan.

Warrants

As of April 29, 2015, there are outstanding warrants to purchase an aggregate of 5,220,100 shares of our common stock, of which 5,150,930 warrants have vested as of April 29, 2015, at a weighted average exercise price of $1.11 per share.

Nevada Anti-Takeover Law and Charter and Bylaws Provisions

Nevada Revised Statutes sections 78.378 to 78.3793 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more shareholders, at least 100 of whom are shareholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute does not apply to our Company.

Provisions of our Articles of Incorporation and our Bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our Articles of Incorporation and our Bylaws (i) provide that the Bylaws may be altered, amended or repealed and new Bylaws may be adopted only by the board of directors, (ii) provide that the authorized number of directors, which may not be less than three or more than nine, may be changed only by resolution of the board of directors, (iii) permit our board of directors to issue up to 1,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in our control and (iv) our Articles of Incorporation provide that the shareholders shall not have pre-emptive rights to acquire unissued shares of the stock of the Company.

Transfer Agent

Our transfer agent is Broadridge Corporate Issuer Solutions, Inc., located at 44 W Lancaster Ave., Ardmore, Pennsylvania 19003, telephone number (610) 649-7300 and facsimile number (610) 649-7302.

OTC Markets (OTCQB) Quotation

Our common stock is quoted on the OTC Markets (OTCQB) under the trading symbol “LWLG”.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by the selling stockholder, Lincoln Park. The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus could be effected in one or more of the following methods:

•

ordinary brokers’ transactions;

•

transactions involving cross or block trades;

•

through brokers, dealers, or underwriters who may act solely as agents

•

“at the market” into an existing market for the common stock;

•

in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•

in privately negotiated transactions; or

•

any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Lincoln Park has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of the common stock that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Lincoln Park has informed us that each such broker-dealer will receive commissions from Lincoln Park that will not exceed customary brokerage commissions. In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions. Neither we nor Lincoln Park can presently estimate the amount of compensation that any agent will receive.

We know of no existing arrangements between Lincoln Park or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from the selling stockholder, and any other required information.

We will pay the expenses incident to the registration, offering, and sale of the shares to Lincoln Park. We have agreed to indemnify Lincoln Park and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Lincoln Park has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Lincoln Park specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Lincoln Park has represented to us that at no time prior to the Purchase Agreement has Lincoln Park or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. Lincoln Park agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised Lincoln Park that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by Lincoln Park or may be sold by Lincoln Park without restriction under Rule 144(b)(1)(i) under the Securities Act.

Our common stock is quoted on the OTCBB under the symbol “LWLG”.

LEGAL MATTERS

The validity of the securities being offered by this prospectus has been passed upon for us by Burton Bartlett & Glogovac, Reno, Nevada.

EXPERTS

Morison Cogen LLP, our independent registered public accounting firm, has audited our balance sheets as of December 31, 2014 and 2013 and the related statements of operations, stockholders’ equity and cash flows for the years then ended and for the period from January 1, 2004 (inception of development stage) through December 31, 2014. We have included our financial statements in this prospectus and elsewhere in the registration statement of which it is a part in reliance on Morison Cogen LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the shares of common stock in this offering and a post-effective amendment to the registration statement. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Securities Exchange Act of 1934, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

We make available free of charge on or through our internet website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LIGHTWAVE LOGIC, INC.

FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Lightwave Logic, Inc.

Longmont, Colorado

We have audited the accompanying balance sheets of Lightwave Logic, Inc., as of December 31, 2014 and 2013 and the related statements of operations, stockholders' equity and cash flows for the years then ended. Lightwave Logic, Inc.'s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lightwave Logic, Inc., as of December 31, 2014 and 2013 and results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, successful completion of the Company's development program and, ultimately, the attainment of profitable operations are dependent upon future events, including obtaining adequate financing to fulfill its development activities. These factors raise substantial doubt about the ability of the Company to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ MORISON COGEN LLP

Bala Cynwyd, Pennsylvania

March 24, 2015

LIGHTWAVE LOGIC, INC.

BALANCE SHEETS

	December 31, 2014	December 31, 2013

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,165,940	$2,270,704
Prepaid expenses and other current assets	128,227	132,204
	3,294,167	2,402,908

PROPERTY AND EQUIPMENT - NET	375,227	298,360

OTHER ASSETS
Intangible assets - net	610,029	543,540

TOTAL ASSETS	$4,279,423	$3,244,808

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$178,165	$65,410
Accounts payable and accrued expenses- related parties	10,323	48,817
Accrued expenses	33,353	7,949

TOTAL LIABILITIES	221,841	122,176

STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par value, 1,000,000 authorized, no shares issued or outstanding	—	—
Common stock $0.001 par value, 100,000,000 authorized, 58,381,854 and 52,617,789 issued and outstanding at December 31, 2014 and December 31, 2013	58,382	52,618
Additional paid-in-capital	40,753,189	35,414,206
Accumulated deficit	(36,753,989)	(32,344,192)

TOTAL STOCKHOLDERS' EQUITY	4,057,582	3,122,632

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,279,423	$3,244,808

The accompanying notes are an integral part of these financial statements.

LIGHTWAVE LOGIC, INC.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDING DECEMBER 31, 2014 AND 2013

	For the	For the
	Year Ending	Year Ending
	December 31, 2014	December 31, 2013

NET SALES	$2,500	$—

COST AND EXPENSE
Research and development	2,849,620	2,068,050
General and administrative	1,546,064	1,632,387
	4,395,684	3,700,437

LOSS FROM OPERATIONS	(4,393,184)	(3,700,437)

OTHER INCOME (EXPENSE)
Interest income	249	267
Commitment fee and interest expense	(16,862)	(212,156)

NET LOSS	$(4,409,797)	$(3,912,326)

Basic and Diluted Loss per Share	$(0.08)	$(0.08)

Basic and Diluted Weighted Average Number of Shares	55,637,906	51,672,177

The accompanying notes are an integral part of these financial statements.

LIGHTWAVE LOGIC, INC.

STATEMENT OF STOCKHOLDERS' EQUITY

FOR THE YEARS ENDING DECEMBER 31, 2014 AND 2013

	Number of	Common	Paid-in	Accumulated
	Shares	Stock	Capital	Deficit	Total

BALANCE AT DECEMBER 31, 2012	50,160,758	$50,161	$32,042,751	$(28,431,866)	$3,661,046

Common stock issued to institutional investor	2,128,386	2,128	2,276,372	—	2,278,500
Common stock issued for additional commitment shares	234,795	235	211,921	—	212,156
Reversal of common stock issuance during 2013 at $0.50/share	(2,000)	(2)	2	—	—
Exercise of options	63,350	63	49,920	—	49,983
Exercise of warrants	32,500	33	22,492	—	22,525
Options issued for services	—	—	674,897	—	674,897
Warrants issued for services	—	—	135,851	—	135,851
Net loss for the year ending December 31, 2013	—	—	—	(3,912,326)	(3,912,326)

BALANCE AT DECEMBER 31, 2013	52,617,789	$52,618	$35,414,206	$(32,344,192)	$3,122,632

Common stock issued to institutional investor	1,063,648	1,065	1,035,083	—	1,036,148
Common stock issued for additional commitment shares	15,630	15	16,847	—	16,862
Common stock issued in private placement	4,207,600	4,207	3,135,793	—	3,140,000
Common stock issued for services	28,187	28	24,472	—	24,500
Exercise of options	35,000	35	10,965	—	11,000
Exercise of warrants	414,000	414	142,416	—	142,830
Options issued for services	—	—	824,726	—	824,726
Warrants issued for services	—	—	148,681	—	148,681
Net loss for the year ending December 31, 2014	—	—	—	(4,409,797)	(4,409,797)

BALANCE AT DECEMBER 31, 2014	58,381,854	$58,382	$40,753,189	$(36,753,989)	$4,057,582

The accompanying notes are an integral part of these financial statements.

LIGHTWAVE LOGIC, INC.

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDING DECEMBER 31, 2014 AND 2013

	For the	For the
	Year Ending	Year Ending
	December 31, 2014	December 31, 2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(4,409,797)	$(3,912,326)
Adjustment to reconcile net loss to net cash used in operating activities
Warrants issued for services	148,681	135,851
Stock options issued for services	824,726	674,897
Common stock issued for services and fees	41,362	212,156
Depreciation and amortization of patents	151,183	126,773
(Increase) decrease in assets
Prepaid expenses and other current assets	3,977	(42,229)
Increase (decrease) in liabilities
Accounts payable	112,755	(30,974)
Accounts payable and accrued expenses-related parties	(38,494)	(6,789)
Accrued expenses	25,404	4,611

Net cash used in operating activities	(3,140,203)	(2,838,030)

CASH FLOWS FROM INVESTING ACTIVITIES
Cost of intangibles	(81,350)	(69,875)
Purchase of equipment, furniture and leasehold improvements	(213,189)	(109,278)

Net cash used in investing activities	(294,539)	(179,153)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock, private placement	3,140,000	—
Issuance of common stock, exercise of options and warrants	153,830	72,508
Issuance of common stock, institutional investor	1,036,148	2,278,500

Net cash provided by financing activities	4,329,978	2,351,008

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	895,236	(666,175)

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR	2,270,704	2,936,879

CASH AND CASH EQUIVALENTS - END OF YEAR	$3,165,940	$2,270,704

The accompanying notes are an integral part of these financial statements.

LIGHTWAVE LOGIC, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

History and Nature of Business

Lightwave Logic, Inc. is a technology Company focused on the development of next generation photonic devices and non-linear optical polymer materials systems for applications in high speed fiber-optic data communications and optical computing markets. Currently the Company is in various stages of photonic device and materials development and evaluation with potential customers and strategic partners. The Company expects the next revenue stream to be in sales of non-linear optical polymers, prototype devices and product development agreements prior to moving into production.

The Company's current development activities are subject to significant risks and uncertainties, including failing to secure additional funding to operationalize the Company's technology now under development.

Lightwave Logic, Inc., formerly Third-Order Nanotechnologies, Inc., formerly PSI-Tec Holdings, Inc., formerly Eastern Idaho Internet Service, Inc. (the "Company") was organized under the laws of the State of Nevada in 1997. The Company was engaged in the business of marketing internet services until June 30, 1998, at which time the principal assets of the business were sold and operations were discontinued. The Company was inactive until the acquisition of PSI-TEC Corporation ("PSI-TEC") on July 14, 2004, at which time the name was changed to PSI-TEC Holdings, Inc.

Merger

On July 14, 2004, the Company acquired PSI-TEC. Under the terms of the merger agreement, the stockholders of PSI-TEC received 15,600,000 shares of common stock in exchange for its 2,206,280 shares. Following the merger, the Company changed its name to PSI-TEC Holdings, Inc. Under accounting principles generally accepted in the United States, the share exchange is considered to be a capital transaction in substance rather than a business combination. That is, the share exchange is equivalent to the issuance of stock by PSI-TEC Holdings, Inc. for the net monetary assets of PSI-TEC, accompanied by a recapitalization, and is accounted for as a change of capital structure. Accordingly, the accounting for the share exchange was identical to that resulting from a reverse acquisition, except no goodwill was recorded. Under reverse takeover accounting, the post-reverse acquisition comparative historical financial statements of the legal acquirer, PSI-TEC Holdings, Inc., are those of the legal acquiree, PSI-TEC, which is considered to be the accounting acquirer. On October 20, 2006, PSI-TEC Holdings, Inc. and PSI-TEC merged and changed its name to Third-Order Nanotechnologies, Inc. On March 10, 2008, Third-Order Nanotechnologies, Inc. changed its name to Lightwave Logic, Inc.

Basis of Presentation

The financial statements are presented in accordance with Financial Accounting Standards Board of Accounting Standards Codification ("FASB ASC") 915 for development stage companies. The accompanying financial statements are presented in accordance with accounting principles generally accepted in the United States of America.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Although these estimates are based on management's best knowledge of current events and actions the Company may undertake in the future, actual results could differ from the estimates.

LIGHTWAVE LOGIC, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cash Equivalents

For the purposes of the statement of cash flows, the Company considers all highly liquid instruments with maturities of three months or less at the time of purchase to be cash equivalents.

Concentration of Credit Risk

Certain financial instruments potentially subject the Company to concentrations of credit risk. These financial instruments consist primarily of cash. At December 31, 2014, the Company did have deposits with a financial institution that exceed the Federal Depository Insurance coverage.

Property and Equipment

Equipment is stated at cost. Depreciation is principally provided by use of straight-line methods for financial and tax reporting purposes over the estimated useful lives of the assets, generally 5 years. When property is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in operations.

Intangible Assets

Definite-lived intangible assets are stated at cost. Patents are amortized over their estimated useful lives, generally 20 years. When certain patent applications are abandoned by the Company for claims that are covered by patents already granted to the Company, the cost of patent applications and accumulated amortization are removed from the accounts and the resulting expense is reflected in the statement of operations.

Fair Value of Financial Instruments

The Company's financial instruments consist of cash, accounts payable and accrued expenses. The carrying values of cash, accounts payable and accrued expenses approximate fair value because of their short maturities.

Income Taxes

The Company follows FASB ASC 740, "Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Stock-based Payments

The Company accounts for stock-based compensation under the provisions of FASB ASC 718, "Compensation - Stock Compensation" which requires the measurement and recognition of compensation expense for all stock-based awards made to employees and directors based on estimated fair values on the grant date. The Company estimates the fair value of stock-based awards on the date of grant using the Black-Scholes model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods using the straightline method. The Company accounts for stock-based compensation awards to nonemployees in accordance with FASB ASC 505-50, "Equity-Based Payments to Non-Employees (“ASC 505-50”). Under ASC 505-50, the Company determines the fair value of the warrants or stock-based compensation awards granted as either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. All issuances of stock options or other equity instruments to non-employees as consideration for goods or services received by the Company are accounted for based on the fair value of the equity instruments issued. Any stock options issued to non-employees are recorded as an expense and additional paid in capital in stockholders’ equity over the applicable service periods.

LIGHTWAVE LOGIC, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Loss Per Share

The Company follows FASB ASC 260, "Earnings per Share", resulting in the presentation of basic and diluted earnings per share. Because the Company reported a net loss in 2014 and 2013, common stock equivalents, including stock options and warrants were anti-dilutive; therefore, the amounts reported for basic and dilutive loss per share were the same.

Recoverability of Long Lived Assets

The Company follows FASB ASC 360, "Property, Plant, and Equipment". Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the excess of the asset's carrying amount.

Comprehensive Income

The Company follows FASB ASC 220.10, "Reporting Comprehensive Income." Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income. Since the Company has no items of other comprehensive income, comprehensive income (loss) is equal to net loss.

Recently Adopted Accounting Pronouncements

In June 2014, the FASB issued ASU No. 2014-10, "Development Stage Entities (Topic 915), Elimination of Certain Financial Reporting Requirements", including an Amendment to Variable Interest Entities Guidance in Topic 810, "Consolidation". The amendments in this Update remove the definition of a development stage entity from the Master Glossary of the Accounting Standards Codification, thereby removing the financial reporting distinction between development stage entities and other reporting entities from U.S. GAAP. In addition, the amendments eliminate the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and shareholder equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage.

The amendments also clarify that the guidance in Topic 275, "Risks and Uncertainties", is applicable to entities that have not commenced planned principal operations.

The amendments related to the elimination of inception-to-date information and the other remaining disclosure requirements of Topic 915 should be applied retrospectively except for the clarification to Topic 275, which shall be applied prospectively. For public business entities, those amendments are effective for annual reporting periods beginning after December 15, 2014, and interim periods therein.

For public business entities, the amendment eliminating the exception to the sufficiency-of-equity-at-risk criterion for development stage entities in paragraph 810-10-15-16 should be applied retrospectively for annual reporting periods beginning after December 15, 2015, and interim periods therein.

Early application of each of the amendments is permitted for any annual reporting period or interim period for which the entity's financial statements have not yet been issued (public business entities) or made available for issuance (other entities). Upon adoption, entities will no longer present or disclose any information required by Topic 915.

The Company adopted the amendments retrospectively beginning in interim period ending June 30, 2014.

LIGHTWAVE LOGIC, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recently Issued Accounting Pronouncements Not Yet Adopted

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40), Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern. The amendments in this Update provide guidance about management's responsibility to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity's ability to continue as a going concern within one year after the date that the financial statements are issued and to provide related footnote disclosures. Substantial doubt about an entity's ability to continue as a going concern exists when relevant conditions and events, considered in the aggregate, indicate that it is probable that the entity will be unable to meet its obligations as they become due within one year after the date that the financial statements are issued. The amendments in this Update are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted.

NOTE 2 – MANAGEMENT'S PLANS

As a technology company focusing on the development of the next generation photonic devices and non-linear optical polymer materials systems, substantial net losses have been incurred since inception. The Company has satisfied capital requirements since inception primarily through the issuance and sale of its common stock. The Company currently has a cash position of approximately $2,450,000. Based upon the current cash position and expenditures of approximately $295,000 per month and no debt service, management believes the Company has sufficient funds currently to finance its operations through October 2015. In June 2013, the Company signed an agreement with an institutional investor to sell up to $20 million of common stock. Under the agreement subject to certain conditions and at the Company's sole discretion, the institutional investor has committed to invest up to $20 million in the Company's common stock over a 30-month period with the remaining available amount of $18,485,352. The Company filed a registration statement with the U.S. Securities and Exchange Commission covering the resale of the shares that may be issued to the institutional investor. Historically the Company has successfully raised sufficient cash to fund its operations.

NOTE 3 – PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	December 31, 2014	December 31, 2013

Office equipment	$51,322	$24,244
Lab equipment	544,858	474,049
Furniture	18,782	4,061
Leasehold improvements	136,900	37,519
	751,862	539,873
Less: Accumulated depreciation	376,635	241,513

	$375,227	$298,360

Depreciation expense for the years ending December 31, 2014 and 2013 was $136,322 and $111,912.

LIGHTWAVE LOGIC, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

NOTE 4 – INTANGIBLE ASSETS

This represents legal fees and patent fees associated with the prosecution of patent applications. The Company has recorded amortization expenses on the Spacer and Chromophore patents granted by the United States Patent and Trademark Office in February 2011, April 2011 and September 2012, which are amortized over their legal life of 20 years and Chromophore patent granted by the Australian Patent Office in November 2012 which is amortized over its legal life of 20 years. Certain patent applications are abandoned by the Company when the claims are covered by patents already granted to the Company. Patent applications abandoned have been written off at full capitalized cost. No amortization expense has been recorded on the remaining patent applications since patents have yet to be granted. Once the patents are granted, the cost of the patents will be amortized over their legal lives, which is generally 20 years.

Patents consists of the following:

	December 31, 2014	December 31, 2013

Patents	$660,586	$579,235
Less: Accumulated amortization	50,557	35,695

	$610,029	$543,540

Amortization expense for the years ending December 31, 2014 and 2013 was $14,861. Expense for abandoned patents for claims covered by patents already granted to the Company are recorded in research and development expenses and for the years ending December 31, 2014 and 2013 were $0.

NOTE 5 – COMMITMENTS

The Company is obligated under an operating lease for office and laboratory space expiring in approximately 4 years. The aggregate minimum future lease payments under the operating leases are as follows:

DECEMBER 31,	AMOUNT

2015	$68,451
2016	47,407
2017	48,817
2018	50,274
2019	6,307
TOTAL	$221,256

Rent expense approximating $98,501 and $12,777 is included in research and development and general and administrative expenses for the year ended December 31, 2014. The rent expense for the year ended December 31, 2013 is $77,994 and is included in research and development expenses.

LIGHTWAVE LOGIC, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

NOTE 6 – INCOME TAXES

As discussed in Note 1, the Company utilizes the asset and liability method of accounting for income taxes in accordance with FASB ASC 740.

The income tax benefit (provision) consists of the following:

	2014	2013

Current	$(1,582,000)	$(1,345,000)
Deferred	(211,000)	(370,000)
Change in valuation allowance	1,793,000	1,715,000

	$—	$—

The reconciliation of the statutory federal rate to the Company's effective income tax rate is as follows:

	2014		2013

	Amount	%	Amount	%

Income tax benefit at U.S. federal income tax rate	$(1,503,000)	(34)	$(1,330,000)	(34)
State tax, net of federal tax effect	(398,000)	(9)	(352,000)	(9)
Non-deductible share-based compensation	91,000	2	(33,000)	(1)
Other non-deductible	17,000	—	—	—
Change in valuation allowance	1,793,000	41	1,715,000	44

	$—	—	$—	—

The components of deferred tax assets as of December 31, 2014 and 2013 are as follows:

	2014	2013

Deferred tax asset for NOL carryforwards	$11,574,000	$9,992,000
Share-based compensation	3,564,000	3,335,000
Accrued expenses	—	17,000
Valuation allowance	(15,138,000)	(13,344,000)

	$—	$—

LIGHTWAVE LOGIC, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

NOTE 6 – INCOME TAXES (CONTINUED)

The valuation allowance for deferred tax assets as of December 31, 2014 and 2013 was $15,138,000 and $13,344,000, respectively. The change in the total valuation for the years ended December 31, 2014 and 2013 was an increase of $1,793,000 and $1,715,000, respectively. In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the net operating losses and temporary differences become deductible. Management considered projected future taxable income and tax planning strategies in making this assessment. The value of the deferred tax assets was offset by a valuation allowance, due to the current uncertainty of the future realization of the deferred tax assets.

As of December 31, 2014, the Company had net operating loss carry forwards of approximately $26,900,000, expiring through the year ending December 31, 2034. This amount can be used to offset future taxable income of the Company.

The timing and manner in which the Company can utilize operating loss carryforwards in any year may be limited by provisions of the Internal Revenue Code regarding changes in ownership of corporations. Such limitation may have an impact on the ultimate realization of its carryforwards and future tax deductions.

On January 1, 2007, the Company adopted FASB ASC 740.10, which provides guidance for the recognition and measurement of certain tax positions in an enterprise's financial statements. Recognition involves a determination of whether it is more likely than not that a tax position will be sustained upon examination with the presumption that the tax position will be examined by the appropriate taxing authority having full knowledge of all relevant information. The adoption of FASB ASC 740.10 did not require an adjustment to the Company's financial statements.

The Company's policy is to record interest and penalties associated with unrecognized tax benefits as additional income taxes in the statement of operations. As of January 1, 2014, the Company had no unrecognized tax benefits and no charge during 2014, and accordingly, the Company did not recognize any interest or penalties during 2014 related to unrecognized tax benefits. There is no accrual for uncertain tax positions as of December 31, 2014.

The Company files U.S. income tax returns and a state income tax return. With few exceptions, the U.S. and state income tax returns filed for the tax years ending on December 31, 2011 and thereafter are subject to examination by the relevant taxing authorities.

NOTE 7 – STOCKHOLDERS' EQUITY

Preferred Stock

Pursuant to the Company's Articles of Incorporation, the Company's board of directors is empowered, without stockholder approval, to issue series of preferred stock with any designations, rights and preferences as they may from time to time determine. The rights and preferences of this preferred stock may be superior to the rights and preferences of the Company's common stock; consequently, preferred stock, if issued could have dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the common stock. Additionally, preferred stock, if issued could be utilized, under special circumstances, as a method of discouraging, delaying or preventing a change in control of the Company's business or a takeover from a third party.

LIGHTWAVE LOGIC, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

NOTE 7 – STOCKHOLDERS' EQUITY (CONTINUED)

Common Stock and Warrants

During November 2007, under the 2007 Employee Stock Option Plan, the Company issued options to purchase 1,752,000 shares of common stock at a purchase price of $0.72 per share. The options expire in 5 years with 146,000 shares vesting each quarter from date of grant. During 2008, an option to purchase 750,000 shares of common stock, of which 125,000 shares were vested, forfeited. In November 2012, the remaining options were extended to November 2014. In October 2014, the remaining options were extended to November 2016. The incremental increase in fair value of the modified options was $245,082 using the Black-Scholes Option Pricing Formula which was expensed immediately.

In January 2008, under the 2007 Employee Stock Option Plan, the Company issued an option to purchase 100,000 shares of common stock at a purchase price of $0.72 per share, vesting 25,000 immediately and the remaining in annual equal installments of 25,000. In November 2012, the option was extended to January 2015. In October 2014, the option was extended to January 2017. The incremental increase in fair value of the modified options was $21,462 using the Black-Scholes Option Pricing Formula which was expensed immediately.

During April 2008, the Company issued a warrant to purchase 600,000 shares of common stock at a purchase price of $0.73 per share for consulting services rendered. The warrant was valued at $976,193, fair value, using the Black-Scholes Option Pricing Formula, vesting immediately. For the year ended December 31, 2008, the Company recognized $976,193 in consulting expense. During January 2013, the warrant agreement was amended from 600,000 warrants to 400,000 shares at an exercise price of $0.73 expiring October 2013 and 200,000 shares were rescinded. The modification did not result in the recognition of any additional expense. In October 2013, the warrant to purchase 400,000 shares of common stock expired.

In January 2009, an employee was granted with an option to purchase up to 25,000 shares of common stock at a purchase price of $.25 per share. Using the Black-Scholes Option Pricing Formula, the options were valued at $13,136, fair value. These options expire in 5 years and vest immediately. The expense recognized during 2009 is $13,136. In May 2010, the option was partially exercised to purchase 15,000 shares of common stock for proceeds of $3,750. In January 2014, the remaining 10,000 options were exercised to purchase 10,000 shares of common stock for proceeds of $2,500.

In February 2009, an employee was granted with an option to purchase up to 25,000 shares of common stock at a purchase price of $.45 per share. Using the Black-Scholes Option Pricing Formula, the options were valued at valued at $9,583, fair value. These options expire in 5 years and vest immediately. The expense recognized during the year ending December 31, 2009 was $9,583. During December 2013, the options were fully exercised for proceeds of $11,250.

LIGHTWAVE LOGIC, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

NOTE 7 – STOCKHOLDERS' EQUITY (CONTINUED)

Common Stock and Warrants (Continued)

In June 2009, an employee was granted with an option to purchase up to 25,000 shares of common stock at a purchase price of $.34 per share. Using the Black-Scholes Option Pricing Formula, the options were valued at valued at $21,085, fair value. These options expire in 5 years and vest immediately. The expense recognized during 2009 was $21,085. In May 2014, the option was fully exercised to purchase 25,000 shares of common stock for proceeds of $8,500.

During June 2009, the Company issued a warrant to purchase 464,000 shares of common stock at a purchase price of $0.34 per share for accounting services rendered. The warrant was valued at $391,342 using the Black-Scholes Option Pricing Formula, vesting 46,400 immediately and the remaining on equal monthly installments of 23,200 over the next eighteen months. The warrant expires in 5 years. The expense is being recognized based on service terms of the agreement over a twenty two month period. The expense recognized during 2010 and 2009 was $213,459 and $177,883. In April 2010, the warrant was partially exercised to purchase 10,000 shares of common stock for proceeds of $3,450. In February 2012, the warrant was partially exercised to purchase 20,000 shares of common stock for proceeds of $6,900. In June 2013, the warrant was partially exercised to purchase 20,000 shares of common stock for proceeds of $6,900. In March 2014, warrants were exercised to purchase 250,000 shares of common stock for proceeds of $86,250. In June 2014, the remaining outstanding 164,000 warrants were exercised to purchase 164,000 shares of common stock for proceeds of $56,580.

During 2010, the Company issued 1,500,000 shares of common stock and warrants to purchase 375,000 shares of common stock with 156,250 warrants expiring September 2011 and 218,750 warrants expiring December 2011 for proceeds of $1,500,000 in accordance to a private placement memorandum as amended on September 14, 2010. Pursuant to the terms of the offerings, up to 30 units were offered at the purchase price of $50,000 per unit, with each unit comprised of 50,000 shares and a warrant to purchase 12,500 shares of common stock at $1.25 per share. During September 2011, all warrants were extended one year expiring September 2012 and December 2012. In January 2012, some warrants were exercised to purchase 40,000 shares of common stock for proceeds of $50,000. During August 2012, all remaining warrants were extended six months expiring March 2013 and June 2013. During March 2013, 335,000 warrants were extended three months expiring June 2013 and September 2013. The extension did not result in the recognition of any additional expense. In March 2013, a warrant was exercised to purchase 12,500 shares of common stock for proceeds of $15,625. In June 2013, warrants to purchase 143,750 shares of common stock expired. The remaining warrants to purchase 178,750 shares of common stock expired as of September 30, 2013.

LIGHTWAVE LOGIC, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

NOTE 7 – STOCKHOLDERS' EQUITY (CONTINUED)

Common Stock and Warrants (Continued)

In January 2011, the Company issued a warrant to a related party to purchase 10,000 shares of common stock for legal services at an exercise price of $1.25 per share. Using the Black-Scholes Option Pricing Formula, the warrants were valued at $10,453, fair value. These warrants expire in 3 years and vest immediately. The expense recognized during 2011 is $10,453. In January 2014, the warrant to purchase 10,000 shares of common stock forfeited.

In May 2011, the Company has signed an agreement with an institutional investor to sell up to $20,000,000 of common stock. Under the agreement subject to certain conditions and at the Company's sole discretion, the institutional investor has committed to invest up to $20 million in the Company's common stock over a 30-month period. The Company filed a registration statement with the U.S. Securities and Exchange Commission covering the resale of the shares that may be issued to the institutional investor. The institutional investor is obligated to make purchases as the Company directs in accordance with the agreement, which may be terminated by the Company at any time, without cost or penalty. Sales of shares will be made in specified amounts and at prices that are based upon the market prices of the Company's common stock immediately preceding the sales to the institutional investor. The Company has issued 150,830 shares of common stock to the institutional investor as an initial commitment fee valued at $162,896, fair value and 301,659 shares of common stock are reserved for additional commitment fees to the institutional investor in accordance with the terms of the agreement. During June 2011 through December, 2014, the institutional investor purchased 5,352,671 shares of common stock for proceeds of $6,849,998. The Company issued 103,330 shares of common stock as additional commitment fee, valued at $168,556, fair value, leaving 198,329 in reserve for additional commitment fees. For the year ending December 31, 2013, the institutional investor purchased 1,628,386 shares of common stock for proceeds of $1,800,000 and the Company issued 27,153 shares of common stock as additional commitment fee, valued at $34,274, fair value. There were no purchases during the year ending December 31, 2014.

In August 2011, the board of directors approved a grant to a new employee of an option to purchase up to 150,000 shares of common stock at a purchase price of $1.01 per share. Using the Black-Scholes Option Pricing Formula, the option was valued at $123,241, fair value. The option expires in 5 years and vests in equal quarterly installments of 12,500 over the next 3 years beginning November 1, 2011. The expense recognized during the year ending December 31, 2013, 2012 and 2011 is $13,531, $41,156 and $17,204. In August 2013, options to purchase 62,500 shares of common stock forfeited. During October 2013, 38,350 options were exercised for proceeds of $38,734 and the remaining 49,150 options forfeited.

During 2011, the Company issued 1,000,000 shares of common stock and warrants to purchase 1,000,000 shares of common stock expiring September 2013 for proceeds of $1,000,000 in accordance to a private placement memorandum dated August 26, 2011. Pursuant to the terms of the offerings, up to 4 units were offered at the purchase price of $250,000 per unit, with each unit comprised of 250,000 shares and a warrant to purchase 125,000 shares of common stock at $1.00 per share and a warrant to purchase 125,000 shares of common stock at $1.25 per share. The warrants to purchase 500,000 shares of common stock at $1.00 and the warrants to purchase 500,000 shares of common stock at $1.25 per share expired in September 2013.

LIGHTWAVE LOGIC, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

NOTE 7 – STOCKHOLDERS' EQUITY (CONTINUED)

Common Stock and Warrants (Continued)

In August 2012, the board of directors approved a grant to a new employee of an option to purchase up to 100,000 shares of common stock at a purchase price of $0.925 per share. Using the Black-Scholes Option Pricing Formula, the option was valued at $74,486, fair value. The option expires in 5 years with 12,500 vesting every 3 months from date of grant. The option is expensed over the vesting terms. For the years ending December 31, 2014, 2013 and 2012, the Company recognized $3,012, $37,242 and $15,611 of net expense. In February 2014, the option to purchase 25,000 shares of common stock forfeited. In May 2014, the option to purchase 75,000 shares of common stock forfeited.

In August 2012, the board of directors approved a grant to a new employee of an option to purchase up to 50,000 shares of common stock at a purchase price of $0.93 per share. Using the Black-Scholes Option Pricing Formula, the option was valued at $37,486, fair value. The option expires in 5 years with 6,250 vesting every three months from date of grant. The option is expensed over the vesting terms. For the year ending December 31, 2012, the Company recognized $7,137 of expense. In July 2013, the option to purchase 31,250 shares of common stock forfeited. For the year ending December 31, 2013, the Company recognized net expense of $6,920. In October 2013, the option to purchase 18,750 shares of common stock forfeited.

In March 2013, the board of directors approved a grant to a new employee of an option to purchase up to 75,000 shares of common stock at a purchase price of $1.16 per share. Using the Black-Scholes Option Pricing Formula, the option was valued at $81,076, fair value. The option expires in 10 years with 9,375 vesting quarterly from date of grant. The option is expensed over the vesting terms. For the year ending December 31, 2014 and 2013, the Company recognized $40,539 and $33,986 of expense. As of December 31, 2014, options to purchase 75,000 shares of common stock are still outstanding.

In May 2013, the board of directors approved a grant to a new employee of an option to purchase up to 10,000 shares of common stock at a purchase price of $1.03 per share. Using the Black-Scholes Option Pricing Formula, the option was valued at $9,574, fair value. The option expires in 10 years with 1,250 vesting quarterly from date of grant. The option is expensed over the vesting terms. In December 2013, the option to purchase 7,500 shares of common stock forfeited. For the year ending December 31, 2014 and 2013, the Company recognized a net expense of $0 and $2,394. In March 2014, the options to purchase 2,500 shares of common stock forfeited.

In May 2013, the board of directors approved a grant to an employee of an option to purchase up to 100,000 shares of common stock at a purchase price of $1.00 per share. Using the Black-Scholes Option Pricing Formula, the option was valued at $80,824, fair value. The option expires in 10 years with 25,000 vesting August 1, 2013, October 1, 2013 and quarterly thereafter. The option is expensed over the vesting terms. For the year ending December 31, 2014 and 2013, the Company recognized $20,425 and $60,399 of expense. As of December 31, 2014, options to purchase 100,000 shares of common stock are still outstanding.

LIGHTWAVE LOGIC, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

NOTE 7 – STOCKHOLDERS' EQUITY (CONTINUED)

Common Stock and Warrants (Continued)

In June 2013, the Company signed a Purchase Agreement and Registration Rights Agreement with an institutional investor to sell up to $20,000,000 of common stock. Under the agreement subject to certain conditions and at the Company's sole discretion, the institutional investor has committed to invest up to $20,000,000 in the Company's common stock over a 30-month period. The Company filed the registration statement with the U.S. Securities and Exchange Commission in September 2013. The institutional investor is obligated to make purchases as the Company directs in accordance with the agreement, which may be terminated by the Company at any time, without cost or penalty. Sales of shares will be made in specified amounts and at prices that are based upon the market prices of the Company's common stock immediately preceding the sales to the institutional investor. The Company issued 200,000 shares of restricted common stock to the institutional investor as an initial commitment fee valued at $170,000, fair value and 400,000 shares of common stock are reserved for additional commitment fees to the institutional investor in accordance with the terms of the agreement. During June 2013 through December 2014, the institutional investor purchased 1,563,648 shares of common stock for proceeds of $1,514,647 and the Company issued 23,272 shares of common stock as additional commitment fee, valued at $24,745, fair value, leaving 376,728 in reserve for additional commitment fees. For the year ending December 31, 2014, the institutional investor purchased 1,063,648 shares of common stock for proceeds of $1,036,148 and the Company issued 15,630 shares of common stock as additional commitment fee, valued at $16,862, fair value. For the year ending December 31, 2013, the institutional investor purchased 500,000 shares of common stock for proceeds of $478,500 and the Company issued 7,642 shares of common stock as additional commitment fee, valued at $7,882, fair value.

During July 2013, the Company issued a warrant to purchase 100,000 shares of common stock at a purchase price of $0.90 per share for accounting services rendered commencing July 1, 2013. The warrant was valued at $48,915 using the Black-Scholes Option Pricing Formula, vesting over the next twelve months with 8,333 vesting each month for the first eleven months and 8,337 vesting the twelfth month from date of grant. The warrant expires in five years. The expense is being recognized based on service terms of the agreement over a twelve month period. For the year ending December 31, 2014 and 2013, the Company recognized $24,257 and $24,658 of expense. As of December 31, 2014, warrant to purchase 100,000 shares of common stock is still outstanding.

During August 2013, the Company issued an option to an employee to purchase 25,000 shares of common stock at a purchase price of $0.84 per share. The option was valued at $17,852 using the Black-Scholes Option Pricing Formula. The option expires in ten years and vests immediately. The option is expensed over the vesting terms. For the year ending December 31, 2013, the Company recognized $17,852 of expense. As of December 31, 2014, the option to purchase 25,000 shares of common stock is still outstanding.

During August 2013, the Company issued an option to a director to purchase 50,000 shares of common stock at a purchase price of $0.84 per share. The option was valued at $35,704 using the Black-Scholes Option Pricing Formula, vesting 20,000 options immediately and 10,000 options vesting in three equal quarterly installments commencing October 1, 2013. The option expires in ten years. The option is expensed over the vesting terms. For the year ending December 31, 2014 and 2013, the Company recognized $7,219 and $28,485 of expense. As of December 31, 2014, the option to purchase 50,000 shares of common stock is still outstanding.

LIGHTWAVE LOGIC, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

NOTE 7 – STOCKHOLDERS' EQUITY (CONTINUED)

Common Stock and Warrants (Continued)

In October 2013, the Company issued an option to a new director to purchase 200,000 shares of common stock at a purchase price of $0.93 per share for a directorship commencing November 1, 2013. The option was valued at $174,106 using the Black-Scholes option pricing model. The option expires in 10 years with 50,000 vesting in annual installments commencing November 1, 2013. The option is expensed over the vesting terms. For the year ending December 31, 2014 and 2013, the Company recognized $43,527 and $50,801 of expense. As of December 31, 2014, the option to purchase 200,000 shares of common stock is still outstanding.

In December 2013, the board of directors approved a grant to a senior advisor effective January 2014 of a warrant to purchase up to 100,000 shares of common stock at a purchase price of $0.715 per share. Using the Black-Scholes Option Pricing Formula, the warrant was valued at $53,313, fair value. The warrant expires in 5 years and vests 25,000 immediately and the remaining in equal monthly installments of 7,500 over the next 10 months. The warrant is expensed over the vesting terms. For the year ending December 31, 2014 and 2013, the Company recognized $53,313 and $0 of expense. As of December 31, 2014, the warrants to purchase 100,000 shares of common stock are still outstanding.

In January 2014, the Company issued options to the Company's 4 independent directors to each purchase 50,000 shares of common stock at a purchase price of $0.715 per share. The options were each valued at $29,440, fair value, using the Black-Scholes Option Pricing Formula. The options expire in 10 years with 20,000 vesting immediately and the remainder vesting in quarterly equal installments of 10,000 commencing April 1, 2014. The options are expensed over the vesting terms. For the year December 31, 2014, the Company recognized $117,760 of expense. As of December 31, 2014, the options to purchase 200,000 shares of common stock are still outstanding.

In March 2014, the Company issued options to a new employee to purchase 30,000 shares of common stock at a purchase price of $0.92 per share. The options were valued at $23,304, fair value, using the Black-Scholes Option Pricing Formula. The options expire in 10 years vesting in quarterly equal installments of 3,750 from date of employment. The options are expensed over the vesting terms. For the year ending December 31, 2014, the Company recognized $10,100 of expense. As of December 31, 2014, the options to purchase 30,000 shares of common stock are still outstanding.

In March 2014, the Company issued options to a new employee to purchase 75,000 shares of common stock at a purchase price of $0.92 per share. The options were valued at $58,384, fair value, using the Black-Scholes Option Pricing Formula. The options expire in 10 years vesting in quarterly equal installments of 9,375 from date of employment. The options are expensed over the vesting terms. For the year ending December 31, 2014, the Company recognized $24,829 of expense. As of December 31, 2014, the options to purchase 75,000 shares of common stock are still outstanding.

In March 2014, the Company issued options to a new employee to purchase 50,000 shares of common stock at a purchase price of $0.92 per share. The options were valued at $38,922, fair value, using the Black-Scholes Option Pricing Formula. The options expire in 10 years vesting in quarterly equal installments of 6,250 from date of employment. The options are expensed over the vesting terms. For the year ending December 31, 2014, the Company recognized $16,164 of expense. As of December 31, 2014, the options to purchase 50,000 shares of common stock are still outstanding.

LIGHTWAVE LOGIC, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

NOTE 7 – STOCKHOLDERS' EQUITY (CONTINUED)

Common Stock and Warrants (Continued)

In March 2014, the Company issued options to an employee to purchase 125,000 shares of common stock at a purchase price of $0.92 per share. The options were valued at $96,211, fair value, using the Black-Scholes Option Pricing Formula. The options expire in 10 years vesting in quarterly equal installments of 15,625 commencing April 1, 2014. The options are expensed over the vesting terms. For the year ending December 31, 2014, the Company recognized $47,975 of expense. As of December 31, 2014, the options to purchase 125,000 shares of common stock are still outstanding.

In March 2014, the Company issued options to an employee to purchase 30,000 shares of common stock at a purchase price of $0.92 per share. The options were valued at $22,222, fair value, using the Black-Scholes Option Pricing Formula. The options expire in 10 years vesting in quarterly equal installments of 7,500 commencing April 1, 2014. The options are expensed over the vesting terms. For the year ending December 31, 2014, the Company recognized $22,162 of expense. As of December 31, 2014, the options to purchase 30,000 shares of common stock are still outstanding.

In March 2014, the Company issued options to purchase 40,000 shares of common stock at a purchase price of $0.92 per share to its Chief Executive Officer as part of a new employment agreement. The options were valued at $29,630, fair value, using the Black-Scholes Option Pricing Formula. The options expire in 10 years vesting in quarterly equal installments of 10,000 commencing April 1, 2014. The options are expensed over the vesting terms. For the year ending December 31, 2014, the Company recognized $29,550 of expense. As of December 31, 2014, the options to purchase 40,000 shares of common stock are still outstanding.

In March 2014, the Company issued warrants to purchase 100,000 shares of common stock for consulting services at an exercise price of $0.92 per share. The warrants were valued at $66,936, fair value, using the Black-Scholes Option Pricing Formula. The warrants expire in 5 years vesting 25,000 immediately with the remaining 75,000 vesting in monthly equal installments of 7,500 commencing April 1, 2014. The warrants are expensed over the vesting terms. For the year ending December 31, 2014, the Company recognized $39,061 of expense. In October 2014, warrants to purchase 22,500 shares of common stock forfeited. As of December 31, 2014, the warrants to purchase 77,500 shares of common stock are still outstanding.

In May 2014, the Company issued options to a new director to purchase 200,000 shares of common stock at a purchase price of $0.763 per share. The options were valued at $122,515 using the Black-Scholes Option Pricing Formula. The options expire in 10 years with 50,000 vesting immediately and the remainder vesting in annual equal installments of 50,000 commencing on the one year anniversary of the date of grant. The options are expensed over the vesting terms. For the year ending December 31, 2014, the Company recognized $50,264 of expense. As of December 31, 2014, the option to purchase 200,000 shares of common stock are still outstanding.

LIGHTWAVE LOGIC, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

NOTE 7 – STOCKHOLDERS' EQUITY (CONTINUED)

Common Stock and Warrants (Continued)

During June 2014 through August 2014, the Company issued 4,207,600 shares of common stock and warrants to purchase 4,207,600 shares of common stock expiring five years from the date of purchase, for proceeds of $3,140,000 in accordance to a private placement memorandum as amended on May 27, 2014. Pursuant to the terms of the offerings, up to 60 units were offered at the purchase price of $50,000 per unit, with each unit comprised of 67,000 shares and a warrant to purchase 33,500 shares of common stock at $1.00 per share and a warrant to purchase 33,500 shares of common stock at $1.25 per share. The warrants to purchase 2,103,800 shares of common stock at $1.00 per share are still outstanding as of December 31, 2014. The warrants to purchase 2,103,800 shares of common stock at $1.25 per share are still outstanding as of December 31, 2014. Since the warrants are considered indexed to its own stock and qualify for equity classification, there is no requirement to separately account for the warrants. On September 9, 2014 the Company filed the Registration Statement on Form S-1 which became effective on September 17, 2014.

During June 2014, July 2014, August 2014, September 2014, October 2014, November 2014 and December 2014, the Company issued 2,371, 2,081, 1,897, 2,121, 2,408, 2,322 and 2,487 shares of common stock, respectively to a director serving as a member of the Company's Operations Committee valued each issuance at $2,000, fair value. For the year ending December 31, 2014, the Company recognized $14,000 of expense. During January and February 2015, the Company issued 2,524 and 2,576 shares of common stock to the director serving as a member of the Company's Operations Committee valued at $4,000, fair value.

During July 2014, the Company issued a warrant to purchase 100,000 shares of common stock at a purchase price of $0.95 per share for accounting services rendered commencing July 1, 2014. The warrant was valued at $63,576 using the Black-Scholes Option Pricing Formula, vesting over the next twelve months with 8,333 vesting immediately, 8,333 vesting per month on the first day of the next ten months and 8,337 vesting on the first day of the twelfth month of the corresponding service agreement. The warrant expires in five years. The expense is being recognized based on service terms of the agreement over a twelve month period. For the year ending December 31, 2014, the Company recognized $32,050 of expense. As of December 31, 2014, the warrants to purchase 100,000 shares of common stock are still outstanding.

Effective August 21, 2014, the number of shares of the Company's common stock available for issuance under the 2007 Employee Stock plan was increased from 8,000,000 to 10,000,000 shares.

In November 2014 and December, 2014, the Company issued 6,250 and 6,250 shares of common stock, respectively to a firm for investor relations services valued at $5,437 and $5,063, respectively, fair value. For the year ending December 31, 2014, the Company recognized $10,500 of investor relations expense. In January, February and March 2015, the Company issued 6,250, 6,250 and 6,250 shares of common stock, respectively valued at $5,056, $4,938 and $5,250 fair value.

LIGHTWAVE LOGIC, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

NOTE 8 – STOCK BASED COMPENSATION

The Company uses the Black-Scholes option pricing model to calculate the grant-date fair value of an award, with the following assumptions for 2014 and 2013: no dividend yield in both years, expected volatility, based on the Company's historical volatility, 70.25% to 109% in 2014 and between 107% to 113% in 2013, risk-free interest rate between 0.58% to 2.08% in 2014 and between 0.94% to 1.86% in 2013 and expected option life of 2.13 to 7.25 years in 2014 and 3 to 10 years in 2013.

As of December 31, 2014, there was $324,004 of unrecognized compensation expense related to non-vested market-based share awards that is expected to be recognized through May 2017.

The following tables summarize all stock option and warrant activity of the Company during the year ended December 31, 2014 and 2013:

	Non-Qualified Stock Options and Warrants Outstanding and Exercisable

	Number of	Exercise	Weighted Average
	Shares	Price	Exercise Price

Outstanding, December 31, 2012	8,773,500	$0.25 - $1.75	$1.13

Granted	560,000	$0.84 - $1.16	$0.96
Expired	(1,971,650)	$0.73 - $1.25	$1.02
Forfeited	(120,000)	$0.93 - $1.03	$0.99
Exercised	(95,850)	$0.345 - $1.25	$0.76

Outstanding, December 31, 2013	7,146,000	$0.25 - $1.75	$1.16

Granted	5,257,600	$0.72 - $1.25	$1.07
Expired	(10,000)	$1.25	$1.25
Forfeited	(125,000)	$0.92 - $1.03	$0.93
Exercised	(449,000)	$0.25 - $0.345	$0.34

Outstanding, December 31, 2014	11,819,600	$0.63 - $1.75	$1.15

Exercisable, December 31, 2014	11,267,723	$0.63 - $1.75	$1.16

The aggregate intrinsic value of options and warrants outstanding and exercisable as of December 31, 2014 was $92,950. The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying options and warrants and the closing stock price of $.77 for our common stock on December 31, 2014. The total intrinsic value of options and warrants exercised during the year ended December 31, 2014 and 2013 was $232,139 and $32,139.

LIGHTWAVE LOGIC, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND 2013

NOTE 8 – STOCK BASED COMPENSATION (CONTINUED)

Non-Qualified Stock Options and Warrants Outstanding
	Number Outstanding	Weighted Average	Weighted Average
Range of	Currently Exercisable	Remaining	Exercise Price of Options and
Exercise Prices	at December 31, 2014	Contractual Life	Warrants Currently Exercisable

$0.63 - $1.75	11,267,723	3.58 Years	$1.16

NOTE 9 – RELATED PARTY

At December 31, 2014 the Company had a legal accrual to related party of $8,258 and travel and office expense accruals of officers in the amount of $1,144. At December 31, 2013 the Company had accrued salaries to two beneficial owners of $42,088, a legal accrual to related party of $5,500 and travel and office expense accruals of officers in the amount of $1,229.

NOTE 10 – RETIREMENT PLAN

The Company established a 401(k) retirement plan covering all eligible employees beginning November 15, 2013. There were no contributions charged to expense in 2014 and 2013.

NOTE 11 – SUBSEQUENT EVENTS

In December 2014, the board of directors approved a grant to a senior advisor effective January 1, 2015 of a warrant to purchase up to 100,000 shares of common stock at a purchase price of $0.77 per share. Using the Black-Scholes Option Pricing Formula, the warrant was valued at $48,656, fair value. The warrant expires in 5 years and vests 25,000 immediately and the remaining in equal monthly installments of 7,500 over the next 10 months. The warrant is expensed over the vesting terms.

In December 2014, the board of directors approved a grant to an employee effective January 1, 2015 to purchase 15,000 shares of common stock at a purchase price of $0.77 per share. The options were valued at $7,362 using the Black-Scholes Option Pricing Formula. The options expire in 10 years vesting 7,500 immediately and 7,500 in 3 months from the effective date of the option agreement. The options are expensed over the vesting terms.

In January 2010, the Company issued a warrant to purchase 650,000 shares of common stock at a purchase price of $1.51 per share to a new member of its board of directors serving as the Company's full-time non-executive chair of the board of directors. Using the Black-Scholes Option Pricing Formula, the warrants were valued at $1,188,000, fair value, vesting 162,500 immediately and the remaining in annual equal installments of 162,500 over the next three years. The warrant expires in 5 years. During 2011, the warrant to purchase 650,000 shares of common stock, of which 487,500 shares were vested, forfeited. For the year ending December 31, 2011 and 2010, the Company recognized $306,765 and $580,167 of expense. The warrant to purchase 487,500 shares of common stock expired in January 2015.

In March 2015, the Delaware laboratory lease was extended to March 2017 at an annual lease of $71,662.

In March 2015, the Company issued options to the Company’s 5 independent directors to each purchase 50,000 shares of common stock at a purchase price of $0.80 per share. The options were each valued at $24,901 using the Black-Scholes Option Pricing Formula. The options expire in 10 years with 20,000 vesting immediately and the remainder vesting in quarterly equal installments of 10,000 commencing April 1, 2015. The options are expensed over the vesting terms.

In March 2015, the Company issued an option to an employee to purchase 2,500 shares of common stock at a purchase price of $0.80 per share. The option was valued at $1,231 using the Black-Scholes Option Pricing Formula. The option expires in 10 years vesting immediately. The option is expensed over the vesting terms.

LIGHTWAVE LOGIC, INC.

8,920,154 SHARES OF COMMON STOCK

PROSPECTUS

Until _____________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as underwriter and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus is ___________, 2015

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.

Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee.

	Amount to
	be Paid
SEC registration fee	$1,255	*
Printing and engraving expenses	$10,000	*
Legal fees and expenses	$30,000	*
Accounting fees and expenses	$20,000	*
Transfer agent and registrar fees and expenses	$5,000	*
Miscellaneous expenses	$3,745	*

Total	$70,000	*

*Previously paid.

Item 14.

Indemnification of Directors and Officers.

Under the Nevada Revised Statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company’s Articles of Incorporation.

The Company’s Articles of Incorporation state that no director or officer shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer. Notwithstanding the foregoing sentence, a director or officer shall be liable to the extent provided by applicable law (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law or (ii) for the payment of dividends in violation of Nevada Revised Statutes Section 78.300. The provisions above shall not apply to or have any effect on the liability or alleged liability of any officer or director of the Company for or with respect to any actions or omissions of such person occurring prior to such amendment, which is dated as of January 16, 2007.

The Company’s Bylaws state that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereafter a "proceeding"), by reason of the fact that he or she is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer shall be indemnified and held harmless by the Company to the fullest extent authorized by the Nevada Revised Statutes, as the same exists or may hereafter be amended, (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that, except as provided in Section 10.3 of the bylaws or with respect to proceedings to enforce rights to indemnification, the Company shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the Company.

The Bylaws further provide that the right to indemnification conferred above shall include the right to be paid by the Company the expenses incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Nevada Revised Statutes require, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this section or otherwise.

The rights to indemnification and to the advancement of expenses conferred in Sections 10.1 and 10.2 of the Company’s Bylaws shall be contract rights. If a claim under Sections 10.1 and 10.2 of the bylaws is not paid in full by the Company within sixty (60) days after a written claim has been received by the Company, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Company to recover an advancement of expenses pursuant to the terms of an undertaking the Company shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Nevada Revised Statutes. Neither the failure of the Company (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in Nevada Revised Statutes, nor an actual determination by the Company (including its board of directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this section or otherwise shall be on the Company.

The Bylaws further state that the rights to indemnification and to the advancement of expenses conferred in Article 10 of the Bylaws shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Company's articles of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Company’s Bylaws state that the Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Nevada Revised Statutes.

The Company’s Bylaws also state that the Company may, to the extent authorized from time to time by the board of directors, grant rights to indemnification, and to the advancement of expenses to any employee or agent of the Company to the fullest extent of the provisions of Article 10 of the Bylaws with respect to the indemnification and advancement of expenses of directors and officers of the Company.

The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal proceeding, that the person had reasonable cause to believe that the conduct was unlawful.

The rights conferred on any person by the indemnification provisions of the Company’s Bylaws shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

If any indemnification bylaw or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, the Company shall indemnify each director, officer or other agent to the fullest extent permitted by any applicable portion of this Bylaw that shall not have been invalidated, or by any other applicable law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Under the Purchase Agreement, we have agreed to indemnify Lincoln Park from and against claims and expenses in connection with the Purchase Agreement as a result of, or arising out of, or relating to our misrepresentation or breach of representations, warranties or covenants made by us, and claims brought or made against Lincoln Park and arising out of or resulting from the Purchase Agreement other than with respect to liabilities that directly and primarily result from the gross negligence or willful misconduct of Lincoln Park.

We have agreed to indemnify Lincoln Park and certain other persons against certain liabilities in connection with the offering of shares of common stock covered by this registration statement, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Lincoln Park has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Lincoln Park specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

We have an insurance policy covering our officers and directors with respect to certain liabilities including, without limitation, corporate securities claims.

Item 15.

Recent Sales of Unregistered Securities.

The Company made the following securities issuances without registering the securities under the Securities Act:

Securities Issued for Cash

Fiscal Year Ended December 31, 2012:

January 2012	Warrant Exercise – 250,000 shares of common stock at $.65 per share for aggregate proceeds of $162,500.
January 2012	Warrant Exercise – 40,000 shares of common stock at $1.25 per share for aggregate proceeds of $50,000.
February 2012	Warrant Exercise – 20,000 shares of common stock at $.34 per share for aggregate proceeds of $6,900.
April 2012	Warrant Exercise – 400,000 shares of common stock at $.25 per share for aggregate proceeds of $100,000.
April 2012	Warrant Exercise – 500,000 shares of common stock at $.25 per share for aggregate proceeds of $125,000.

Fiscal Year Ending December 31, 2013:

March 2013	Warrant Exercise - 12,500 shares of common stock purchased at $1.25 for proceeds of $15,625.
June 2013	Warrant Exercise – 20,000 shares of common stock purchased at $0.345 for proceeds of $6,900.

Fiscal Year Ending December 31, 2014:

January 2014	Common Stock – 10,000 shares of common stock at $0.25 per share pursuant to an option exercise for total proceeds of $2,500.
March 2014	Common Stock – 250,000 shares of common stock at $0.345 per share pursuant to a warrant exercise for total proceeds of $86,250.
May 2014	Common Stock – 25,000 shares of common stock at $0.34 per share pursuant to an option exercise for total proceeds of $8,500.
June 2014	Common Stock – 164,000 shares of common stock at $0.345 per share pursuant to a warrant exercise for total proceeds of $56,580.
June – August 2014	Units - 4,207,600 shares of common stock and warrants to purchase 4,207,600 shares of common stock contained in units for total proceeds of $3,140,000.

Securities Issued For Services

Fiscal Year Ended December 31, 2012:

February 2012	Common Stock - 1,406 shares of common stock at $1.14 per share for services.
March 2012	Warrant - 10,000 shares of common stock at $1.69 per share for services.
May 2012	Warrant - 100,000 shares of common stock at $1.20 per share for services.
December 2012	Warrant - 125,000 shares of common stock at $0.93 per share for services.

Fiscal Year Ended December 31, 2013:

March 2013	Option grant - 75,000 shares of common stock at $1.16 per share issued for services. The option was valued at $81,076 using the Black-Scholes Option Pricing Formula.
May 2013	Option grant – 10,000 shares of common stock at $1.03 per share issued for services. The option was valued at $9,574 using the Black-Scholes Option Pricing Formula.
May 2013	Option grant – 100,000 shares of common stock at $1.00 per share issued for services. The option was valued at $80,824 using the Black-Scholes Option Pricing Formula.
June 2013	Common Stock – 200,000 shares of common stock for services valued at $170,000.
July 2013	Warrant - 100,000 shares of common stock at $0.90 per share for services.

Fiscal Year Ended December 31, 2014:

January 2014	Warrant – right to buy 100,000 shares of common stock at $0.715 per share.

March 2014	Warrant – right to buy 100,000 shares of common stock at $0.92 per share.

June 2014	Common Stock – 2,371 shares of common stock at $0.84 per share.

July 2014	Common Stock – 2,081 shares of common stock at $0.96 per share.

July 2014	Warrant – 100,000 shares of common stock at $0.95 per share.

August 2014	Common Stock – 1,897 shares of common stock at $1.05 per share.

September 2014	Common Stock – 2,121 shares of common stock at $0.94 per share.

October 2014	Common Stock – 2,408 shares of common stock at $0.83 per share.

November 2014	Common Stock – 2,322 shares of common stock at $0.86 per share.

November 2014	Common Stock – 6,250 shares of common stock at $0.87 per share.

December 2014	Common Stock – 6,250 shares of common stock at $0.81 per share.

December 2014	Common Stock – 2,487 shares of common stock at $0.80 per share.

Securities Issued Pursuant to our 2007 Employee Stock Plan

Fiscal Year Ended December 31, 2012:

March 2012	Stock options - 100,000 shares of common stock at $1.69 per share.
March 2012	Stock options - 25,000 shares of common stock at $1.69 per share.
May 2012	Stock options - 500,000 shares of common stock at $1.30 per share.
June 2012	Stock options – 200,000 shares of common stock at $0.90 per share.
August 2012	Stock options - 100,000 shares of common stock at $0.925 per share.
August 2012	Stock options - 50,000 shares of common stock at $0.93 per share.

Fiscal Year Ending December 31, 2013:

March 2013	Stock options - 75,000 shares of common stock at $1.16 per share.
May 2013	Stock options - 10,000 shares of common stock at $1.03 per share.
May 2013	Stock options - 100,000 shares of common stock at $1.00 per share.
August 2013	Stock options – 50,000 shares of common stock to a Director at $0.84 per share.
October 2013	Stock options - 200,000 shares of common stock at $0.93 per share.

Fiscal Year Ended December 31, 2014:

January 2014	Stock Options –200,000 shares of common stock at $0.715 per share.

March 2014	Stock Options – 350,000 shares of common stock at $0.92 per share.

May 2014	Stock Options – 200,000 shares of common stock at $0.763 per share.

No underwriters were utilized and no commissions or fees were paid with respect to any of the above transactions. These persons were the only offerees in connection with these transactions. We relied on Section 4(a)(2) and Rule 506 of Regulation D of the Securities Act since the transaction does not involve any public offering.

Item 16.

Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit No.	Description	Location
3.1	Articles of Incorporation	Incorporated by reference to Company’s Form 10-SB as filed with the SEC on April 13, 2007
3.2	Certificate of Amendment to Articles of Incorporation	Incorporated by reference to Company’s Definitive Schedule 14C Information Statement as filed with the SEC on February 19, 2008
3.3	Bylaws of the Company	Incorporated by reference to Company’s Form 10-SB as filed with the SEC on April 13, 2007
3,4	Amendments to Bylaws of the Company	Incorporated by reference to the Company’s Form 8-K as filed with the SEC on July 31, 2013
5.1	Opinion of Burton Bartlett & Glogovac	Incorporated by reference to Exhibit 5.1 in the Company’s Form S-1 Registration Statement (Registration No. 333-191296) as filed with the SEC on September 20, 2013
10.1	2007 Employee Stock Plan	Incorporated by reference to Company’s Definitive Schedule 14C Information Statement as filed with the SEC on February 19, 2008
10.2	2007 Employee Stock Plan Amendment	Incorporated by reference to Company’s Definitive Schedule 14A Proxy Statement as filed with the SEC on June 16, 2010
10.3	Employment Agreement – James S. Marcelli	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on August 5, 2008
10.4	Employment Agreement Renewal – James S. Marcelli	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on filed June 22, 2010
10.5	Employment Agreement – Andrew J. Ashton	Incorporated by reference to Company’s Annual Report on Form 10-K as filed with the SEC on April 14, 2009
10.6	Employment Agreement – David F. Eaton	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on April 10, 2008
10.7	Employment Agreement Amendment – David F. Eaton	Incorporated by reference to the Company’s Annual Report on Form 10-K as filed with the SEC on March 31, 2011
10.8	Employment Agreement - Frederick J. Goetz, Jr.	Incorporated by reference to Company’s Annual Report on Form 10-K as filed with the SEC on April 14, 2009
10.9	Director Agreement – Philips W. Smith	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on January 13, 2010
10.10	Director Agreement – Ross Fasick	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on July 22, 2008
10.11	Director Agreement – William C. Pickett, III	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on March 26, 2008

10.12	Director Agreement – Thomas E. Zelibor	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on July 14, 2008
10.13	Director Agreement – Joseph A. Miller	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on May 16, 2011
10.14	Employment Agreement – Terry Turpin	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on April 10, 2008
10.15	Employment Agreement Amendment – Terry Turpin	Incorporated by reference to the Company’s Annual Report on Form 10-K as filed with the SEC on March 31, 2011
10.16	Employment Agreement – Louis Glasgow	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on November 7, 2011
10.17	Employment Agreement Renewal and Amendment – James S. Marcelli	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on May 3, 2012
10.18	Employment Agreement Amendment – James S. Marcelli	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on May 24, 2012
10.19	Employment Agreement – Thomas E. Zelibor	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on May 3, 2012
10.20	Employee Agreement Amendment – Louis Glasgow	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on December 31, 2012

10.21	Director Agreement – Ronald A. Bucchi	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on June 14, 2012
10.22	Employee Stock Plan Amendment	Incorporated by reference to the Company’s Definitive Schedule 13A Proxy Statement as filed with the SEC on August 8, 2012
10.23	Employment Agreement Amendment – James Marcelli	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on May 21, 2013
10.24	Purchase Agreement, dated as of June 6, 2013, by and between Lightwave Logic, Inc. and Lincoln Park Capital Fund, LLC	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on June 10, 2013
10.25	Registration Rights Agreement, dated as of June 6, 2013, by and between Lightwave Logic, Inc. and Lincoln Park Capital Funds, LLC	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on June 10, 2013
10.26	Employment Agreement Amendment, dated August 29, 2013, by and between the Company and Thomas E. Zelibor	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on August 30, 2013
10.27	Director Agreement – Siraj Nour El-Ahmadi	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on October 7, 2013
10.28	Lease Agreement (Longmont)	Incorporated by reference to the Company’s Form 8-K as filed with the SEC on December 12, 2013
10.29	Employee Agreement, by and between the Company and Thomas E. Zelibor	Incorporated by reference to the Company’s Form 8-K as filed with the SEC on March 5, 2014

10.30	Employment Agreement – Thomas E. Zelibor	Incorporated by reference to the Company's Form 8-K as filed on March 5, 2014

10.31	Letter Agreement Re: Employment Agreement - Thomas E. Zelibor	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on May 14, 2014

10.32	Director Agreement – George Lauro	Incorporated by reference to the Company’s Form 8-K as filed with the SEC on May 15, 2014
10.33	Form of Subscription Agreement (Regulation D)	Incorporated by reference to the Company's Form 8-K as filed with the SEC on July 14, 2014
10.34	Form of Subscription Agreement (Regulation S)	Incorporated by reference to the Company's Form 8-K as filed with the SEC on July 14, 2014
10.35	Form of Warrant (Regulation D)	Incorporated by reference to the Company's Form 8-K as filed with the SEC on July 14, 2014
10.36	Form of Warrant (Regulation S)	Incorporated by reference to the Company's Form 8-K as filed with the SEC on July 14, 2014
10.37	2007 Employee Stock Plan Amendment	Incorporated by reference to Company’s Definitive Schedule 14A Proxy Statement as filed with the SEC on July 22, 2014
14.1	Code of Ethics and Business Conduct	Incorporated by reference to the Company’s Annual Report on Form 10-K as filed with the SEC on April 1, 2013
23.1	Consent of Morison Cogen LLP, independent registered public accounting firm	Provided herewith
23.2	Consent of Burton Bartlett & Glogovac (contained in Exhibit 5.1)	Incorporated by reference to Exhibit 5.1 in the Company’s Form S-1 Registration Statement (Registration No. 333-191296) as filed with the SEC on September 20, 2013
99.1	Resignation Letter of Frederick Goetz, Jr. as Director	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on May 16, 2011
99.2	Operations Committee Charter	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on June 16, 2012
101. INS	XBRL Instance Document	Furnished not filed herewith

101. CAL	XBRL Taxonomy Extension Calculation Link base Document	Furnished not filed herewith
101. DEF	XBRL Taxonomy Extension Definition Link base Document	Furnished not filed herewith
101. LAB	XBRL Taxonomy Label Link base Document	Furnished not filed herewith
101. PRE	XBRL Extension Presentation Link base Document	Furnished not filed herewith
101. SCH	XBRL Taxonomy Extension Scheme Document	Furnished not filed herewith

(b) Financial Statement Schedules

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17.

Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser:

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Longmont, State of Colorado on the 30th day of April, 2015.

LIGHTWAVE LOGIC, INC.

By:	/s/ Thomas E. Zelibor
Thomas E. Zelibor
Chief Executive Officer, Principal Executive Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas E. Zelibor	Chief Executive Officer, Principal Executive Officer and Chairman of the Board of Directors
Thomas E. Zelibor		April 30, 2015

/s/ James S. Marcelli	President, Chief Operating Officer, Principal Financial Officer and Director
James S. Marcelli		April 30, 2015

/s/ Andrew J. Ashton
Andrew J. Ashton	Senior Vice President, Secretary and Director	April 30, 2015

William C. Pickett, III	Director

/s/ Joseph A. Miller
Joseph A. Miller	Director	April 30, 2015

/s/ Ronald A. Bucchi
Ronald A. Bucchi	Director	April 30, 2015

/s/ Siraj Nour El-Ahmadi
Siraj Nour El-Ahmadi	Director	April 30, 2015

George Lauro	Director